Exhibit 99.7

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GETCO HOLDING COMPANY, LLC

GA-GTCO, LLC

and

KNIGHT CAPITAL GROUP, INC.

DATED AS OF DECEMBER 19, 2012

-i-

-ii-

-iii-

-iv-

Page

Exhibit A	Form of Voting and Support Agreement of GETCO
Exhibit B	Form of Voting and Support Agreement of Knight
Exhibit C	Form of Warrant Agreement
Exhibit D	Form of Certificate of Incorporation of the Company
Exhibit E	Form of Bylaws of the Company
Exhibit F	Form of Registration Rights Agreement

-v-

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	7.8(a)
Affiliate	3.28
Agreement	Preamble
Alternative Financing	7.16(d)
Alternative Transaction	7.8(b)
Bankruptcy and Equity Exception	3.3(a)
Blocker	Preamble
Blocker Certificate	5.1
Blocker Certificate of Merger	1.5
Blocker Disclosure Schedule	Article V
Blocker Effective Time	1.5
Blocker Merger	Recitals
Blocker Merger Consideration	1.11(d)(i)
Blocker Operating Agreement	5.1
Blocker Ratio	1.11(d)(i)
Blocker Refunds	7.12(d)
Blocker Shareholder	7.9
Blocker Unit or Blocker Units	Recitals
Board Recommendation	7.3(a)
Broker-Dealer Subsidiary	0
Business Days	1.4
Capitalization Date	4.2(a)
Cash Election Shares	2.3(b)
Cash Election Shares Limit	2.3(e)
Certificates	2.2(a)
Claim	7.10(a)
Class B Common Stock	4.2(a)
Closing	1.4
Closing Date	1.4
Code	Recitals
Commitment Letters	3.27
Company	Recitals
Company Common Stock	Recitals
Company Equity Plan	7.7(d)
Company Preferred Stock	1.11(c)
Confidentiality Agreement	7.2
Contract	3.13(a)
Controlled Group Liability	3.10(j)
Covered Employees	7.7(a)
Debt Commitment Letter	3.27
Debt Financing	3.27
Debt Financing Letters	3.27
Definitive Financing Agreements	7.16(a)
Derivative Transactions	3.21

-vi-

Section

DGCL	1.2
DLLCA	1.1
Effective Time	1.5
Election Deadline	2.3(b)
Election Form	2.3(a)
Election Form Record Date	2.3(a)
Environmental Law	3.17(c)
Environmental Permits	3.17(c)
ERISA	3.10(a)
Equity Commitment Letter	3.27
Equity Financing	3.27
Equity Pool	7.7(d)
Exchange Act	3.4
Exchange Agent	2.1
Exchange Fund	2.1
Fee Letter	3.27
FHA	4.23(c)
Financing	3.27
Financing Letters	3.27
Financing Sources	7.16(e)
FINRA	3.4(d)
Foreign Broker-Dealer Subsidiary	0
Form BD	3.19(d)
FSA	3.4(d)
GAAP	3.1(c)
GETCO	Preamble
GETCO 401(k) Plan	7.7(e)
GETCO Audited Financial Statements	3.6(a)
GETCO Benefit Plans	3.10(a)
GETCO Certificate	3.1(b)
GETCO Certificate of Merger	1.5
GETCO Contract	3.13(a)
GETCO Debt	3.2(b)
GETCO Directors	1.9(a)
GETCO Disclosure Schedule	Article III
GETCO Effective Time	1.5
GETCO ERISA Affiliate	3.10(e)
GETCO Equity-Based Awards	1.12(a)
GETCO Financial Statements	3.6(a)
GETCO Foreign Plan	3.10(m)
GETCO Holder Approval	3.3(a)
GETCO Holders Meeting	7.3(a)
GETCO Insiders	7.18
GETCO Intellectual Property	3.16(b)
GETCO Interim Financial Statements	3.6(a)
GETCO IT Systems	3.18
GETCO Merger	Recitals

-vii-

Section

GETCO Merger Consideration	1.11(b)(ii)
GETCO Operating Agreement	3.1(b)
GETCO Owned Properties	3.15(a)
GETCO Ratios	1.11(b)(ii)
GETCO Real Property	3.15(a)
GETCO Significant Customer	3.14
GETCO Subsidiary Governing Documents	3.1(c)
GETCO Unit or GETCO Units	Recitals
Ginnie Mae	4.23(a)
Governmental Entity	3.4(g)
Hazardous Substance	3.17(c)
Holders	Recitals
HSR Act	3.4(e)
HUD	4.23(a)
Indebtedness	3.13(c)
Indemnified Party	7.10(a)
Initial Equity Pool	7.7(d)
Insurance Amounts	7.10(d)
Intellectual Property	3.16(f)
Independent Director	1.9(a)
IRS	3.10(b)
Jefferies Finance	3.27
Joint Proxy Statement	3.4(a)
KMS	4.23(a)
Knight	Preamble
Knight 401(k) Plan	7.7(e)
Knight Benefit Plans	4.10(a)
Knight Bylaws	4.1(b)
Knight Certificate	4.1(b)
Knight Certificate of Merger	1.5
Knight Common Stock	Recitals
Knight Companies	4.3(a)
Knight Contract	4.13(a)
Knight Debt	4.2(b)
Knight Directors	1.9(a)
Knight Disclosure Schedule	Article IV
Knight Effective Time	1.5
Knight ERISA Affiliate	4.10(e)
Knight Financial Statements	4.6(a)
Knight Foreign Plan	4.10(m)
Knight Insiders	7.18
Knight Intellectual Property	4.16(b)
Knight IT Systems	4.18
Knight Loan	4.23(d)
Knight Merger	Recitals
Knight Merger Consideration	1.11(a)(ii)
Knight Owned Properties	4.15(a)

-viii-

Section

Knight Preferred Stock	1.11(c)(ii)
Knight Ratio	1.11(a)(ii)
Knight Real Property	4.15(a)
Knight Restricted Share	1.13(b)
Knight RSU	1.13(c)
Knight SEC Reports	Article IV Preamble
Knight Series A-1 Preferred Stock	1.11(c)(i)
Knight Series A-2 Preferred Stock	1.11(c)(ii)
Knight Significant Customer	4.14
Knight Stock	1.11(c)(ii)
Knight Stock Option	1.13(a)
Knight Stock Plans	1.13(a)
Knight Stockholder Approval	4.3(a)
Knight Stockholders Meeting	7.3(a)
Knight Subsidiary Governing Documents	4.1(c)
Law	1.4
Lenders	3.27
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Loan Sale Agreement	4.23(d)
Mailing Date	2.3(a)
Marketing Period	7.16(f)
Material Adverse Effect	3.7(a)
Material Subsidiary	3.7(a)
Merger Consideration	1.11(d)(i)
Merger Sub A	Recitals
Merger Sub B	Recitals
Merger Sub C	Recitals
Mergers	Recitals
Merrill Lynch	3.25
Mortgaged Property	4.17(c)
Multiemployer Plan	3.10(f)
Multiple Employer Plan	3.10(f)
No Election Shares	2.3(b)
Non-Solicitation Covenant	7.13
NYSE	2.2(e)
Outside Date	9.1(c)
PBGC	3.10(l)
Per Share Cash Consideration	1.11(a)(ii)
Per Share Stock Consideration	1.11(a)(ii)
Permit	3.12(b)
Permitted Distributions	6.3
Permitted Encumbrances	3.15(b)
Person	3.7(a)
Preferred Stock Consideration	1.11(c)
Qualified Plans	3.10(d)
Refinancing	7.6

-ix-

Section

Registration Rights Agreement	7.5
Regulatory Approvals	7.1(b)
Release	3.17(c)
Reports	3.5
Representative	7.8(a)
Requisite Regulatory Approvals	8.1(e)
Required Information	7.16(g)
Restraints	8.1(f)
S-4	3.4(a)
SEC	3.4(a)
Securities Act	3.2(b)
SRO	3.4
Stock Designated Shares	2.3(f)(i)(B)
Stock Election Shares	2.3(b)
Subsidiary	3.1(c)
Superior Proposal	7.3(b)
Surviving Blocker LLC Interests	Recitals
Surviving GETCO LLC Interests	Recitals
Surviving Knight Common Stock	Recitals
Tax or Taxes	3.9(i)(i)
Tax Proceeding	3.9(i)(ii)
Tax Return	3.9(i)(iii)
Tax Sharing Agreement	3.9(e)
Taxing Authority	3.9(i)(iv)
Termination Fee	9.3(a)(vi)
TRA	7.18
Trading Loss	4.7(c)
Trading Event	4.7(c)
Voting Debt	3.2(b)
Warehouse Lines	4.23(b)
Warrants	1.11(b)(ii)
Warrant Agreement	1.11(b)(ii)

-x-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2012 (this “Agreement”), by and among GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”), GA-GTCO, LLC, a Delaware limited liability company (“Blocker”) and Knight Capital Group, Inc., a Delaware corporation (“Knight”).

W I T N E S S E T H:

WHEREAS, promptly following the execution of this Agreement, (i) Knight shall form a new wholly owned subsidiary as a Delaware corporation (the “Company”), (ii) the Company shall form a new wholly owned subsidiary as a Delaware corporation (“Merger Sub A”), (iv) the Company shall form a new wholly owned subsidiary as a Delaware limited liability company (“Merger Sub B”), and (v) the Company shall form a new wholly owned subsidiary as a Delaware limited liability company (“Merger Sub C”); and Knight shall cause each of the Company, Merger Sub A, Merger Sub B and Merger Sub C to sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of GETCO, Knight, Blocker have determined that it is in the best interests of their respective companies and their stockholders or unit holders to consummate the strategic business combination transactions provided for in this Agreement, pursuant to which Merger Sub A will merge with and into Knight, Merger Sub B will merge with and into GETCO, and Blocker will merge with and into Merger Sub C, whereby, subject to the terms of Article II, each share of Class A common stock, par value $0.01 per share, of Knight (the “Knight Common Stock”), each Class A Unit of GETCO, each Class B Unit of GETCO and each Class P Unit of GETCO (together with the Class E Units of GETCO, each a “GETCO Unit” and collectively, the “GETCO Units”) and each membership interest of Blocker (each a “Blocker Unit” and, collectively, the “Blocker Units”) issued and outstanding will be converted into the right to receive the Merger Consideration (such transactions are referred to herein individually as the “Knight Merger,” “GETCO Merger” and the “Blocker Merger”, respectively, and collectively as the “Mergers”), as a result of which the holders of Knight Common Stock, the GETCO Units and the Blocker Units will together own all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (and the Company will, in turn, own all of the outstanding shares of common stock, par value $0.01 per share, of the surviving corporation in the Knight Merger (the “Surviving Knight Common Stock”), all of the outstanding limited liability company interests of the surviving limited liability company in the Blocker Merger (the “Surviving Blocker LLC Interests”) and all of the outstanding limited liability company interests of the surviving limited liability company in the GETCO Merger (the “Surviving GETCO LLC Interests”));

WHEREAS, for federal income tax purposes, (i) it is intended that the Mergers, taken together, shall be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) it is intended that the Blocker Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, certain holders of GETCO Units (the “Holders”) and the holder of the Blocker Units have simultaneously herewith entered into Voting and Support Agreements substantially in the form attached hereto as Exhibit A in connection with the Mergers;

WHEREAS, certain stockholders of Knight have simultaneously herewith entered into Voting and Support Agreements substantially in the form attached hereto as Exhibit B in connection with the Mergers; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1. The Blocker Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Blocker Effective Time (as defined in Section 1.5), Blocker shall be merged with and into Merger Sub C in accordance with the Delaware Limited Liability Company Act (“DLLCA”). Merger Sub C shall be the surviving limited liability company in the Blocker Merger and shall continue its limited liability company existence under the laws of the State of Delaware, and shall succeed to and assume all of the rights and obligations of Blocker and Merger Sub C in accordance with the DLLCA. As of the Blocker Effective Time, the separate corporate existence of Blocker shall cease.

1.2. The Knight Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Blocker Merger, at the Knight Effective Time (as defined in Section 1.5), Merger Sub A shall be merged with and into Knight in accordance with the Delaware General Corporation Law (the “DGCL”). Knight shall be the surviving corporation in the Knight Merger and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of Knight and Merger Sub A in accordance with the DGCL. As a result of the Knight Merger, Knight shall become a wholly owned subsidiary of the Company. As of the Knight Effective Time, the separate corporate existence of Merger Sub A shall cease.

1.3. The GETCO Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Knight Merger, at the GETCO Effective Time (as defined in Section 1.5), Merger Sub B shall be merged with and into GETCO in accordance with the DLLCA. GETCO shall be the surviving limited liability company in the GETCO Merger and shall continue its limited liability company existence under the laws of the State of Delaware, and shall succeed to and assume all of the rights and obligations of GETCO and Merger Sub B in accordance with the DLLCA. As a result of the GETCO Merger, GETCO shall become a wholly owned subsidiary of the Company. As of the GETCO Effective Time, the separate limited liability company existence of Merger Sub B shall cease.

1.4. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m. on a date to be specified by the parties, which date shall be the later of (a) the date no later than three (3) days, other than a Saturday or Sunday or a day in which banking institutions in New York, New York are authorized or required to close (such days, “Business Days”), after the satisfaction or waiver (subject to any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity (each a “Law”)) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction thereof), (b) the earlier of (i) a date during the Marketing Period specified by GETCO on no fewer than three (3) Business Days’ notice to Knight and (ii) the Business Day following the last day of the Marketing Period (as defined below) and (c) such other time, date or place as GETCO and Knight may mutually agree in writing. The time and date of the Closing is referred to in this Agreement as the “Closing Date”.

1.5. Effective Time. Subject to the provisions of this Agreement, prior to the Closing, the parties thereto shall file certificates of merger for the Blocker MERGER, the Knight Merger and the GETCO Merger (the “Blocker Certificate of Merger”, the “Knight Certificate of Merger” and the “GETCO Certificate of Merger,” respectively) executed in accordance with, and containing such information as is required by, the relevant provisions of Section 251 of the DGCL (in the case of the Knight Merger) and Section 18-209 of the DLLCA (in the case of the GETCO Merger and the Blocker Merger), with the Secretary of State of the State of Delaware and on or after the Closing Date shall make all other filings or recordings required under the DGCL or the DLLCA, as applicable. The Blocker Merger, the Knight Merger and the GETCO Merger shall become effective at such time as the Blocker Certificate of Merger, the Knight Certificate of Merger and the GETCO Certificate of Merger, respectively, are duly filed with the Secretary of State of the State of Delaware or at such other time as may be stated therein (such times, the “Blocker Effective Time”, the “Knight Effective Time” and the “GETCO

Effective Time,” respectively). The Blocker Effective Time shall occur prior to the Knight Effective Time and the GETCO Effective Time, and shall be followed by the Knight Effective Time, which shall be followed by the GETCO Effective Time. The latest time to occur of the Blocker Effective Time, Knight Effective Time and the GETCO Effective Time (which, for the avoidance of doubt, shall be the GETCO Effective Time) shall hereinafter be referred to as the “Effective Time.”

1.6. Effects of the Mergers. At and after the Blocker Effective Time, the Knight Effective Time, and the GETCO Effective Times, as applicable, the Mergers shall have the effects set forth in the DGCL and the DLLCA, as applicable.

1.7. Organizational Documents of Knight, GETCO, Blocker and the Company.

(a) At the Knight Effective Time, (i) the certificate of incorporation of Merger Sub A, as in effect immediately prior to the Knight Effective Time, shall be the certificate of incorporation of Knight as the surviving corporation in the Knight Merger and (ii) the Bylaws of Merger Sub A, as in effect immediately prior to the Knight Effective Time, shall be the Bylaws of Knight as the surviving corporation in the Knight Merger until thereafter changed or amended as provided therein or by applicable Law.

(b) At the GETCO Effective Time, the Certificate of Formation of GETCO and the Limited Liability Company Agreement of GETCO as in effect immediately prior to the GETCO Effective Time shall be the Certificate of Formation and Limited Liability Company Agreement of GETCO as the surviving limited liability company in the GETCO Merger until thereafter changed or amended as provided therein or by applicable Law.

(c) At the Blocker Effective Time, the Certificate of Formation of Merger Sub C and the Limited Liability Company Agreement of Merger Sub C as in effect immediately prior to the Blocker Effective Time shall be the Certificate of Formation and Limited Liability Company Agreement of Merger Sub C as the surviving limited liability company in the Blocker Merger until thereafter changed or amended as provided therein or by applicable Law.

(d) The parties shall take all appropriate action so that, at the Blocker Effective Time, (i) the certificate of incorporation of the Company shall be in the form attached as Exhibit D hereto and (ii) the Bylaws of the Company shall be in the form attached as Exhibit E hereto. Knight shall take all actions necessary to cause the Company, Merger Sub A, Merger Sub B and Merger Sub C to take any actions necessary in order to consummate the Mergers and the other transactions contemplated hereby.

1.8. Directors and Officers of Knight, Blocker and GETCO.

(a) The directors of Merger Sub A at the Knight Effective Time (which shall include Daniel Coleman) shall, from and after the Knight Effective Time, be the directors of Knight as the surviving corporation in the Knight Merger until their successors have been duly elected or appointed and qualified.

(b) The officers of Knight at the Knight Effective Time shall, from and after the Knight Effective Time, continue to be the officers of Knight as the surviving corporation in the Knight Merger until their successors have been duly elected or appointed and qualified.

(c) The directors of GETCO at the GETCO Effective Time shall, from and after the GETCO Effective Time, be the directors of GETCO as the surviving limited liability company in the GETCO Merger until their successors have been duly elected or appointed and qualified.

(d) The officers of GETCO at the GETCO Effective Time shall, from and after the GETCO Effective Time, continue to be the officers of GETCO as the surviving limited liability company in the GETCO Merger until their successors have been duly elected or appointed and qualified.

(e) The directors and officers of Merger Sub C at the Blocker Effective Time shall, from and after the Blocker Effective Time, be the directors and officers, respectively, of Merger Sub C as the surviving corporation in the Blocker Merger until their successors have been duly elected or appointed and qualified.

1.9. Directors and Officers of the Company.

(a) In accordance with, and as provided in, the Bylaws of the Company, immediately prior to the Effective Time and immediately prior to the adoption of the resolutions provided for in Section 7.17, the total number of persons serving on the Board of Directors of the Company shall be nine, which shall include four Knight Directors, four GETCO Directors and the Chief Executive Officer of the Company. “Knight Directors” means the four persons selected by the Board of Directors of Knight prior to the Effective Time who are all currently members of the Board of Directors of Knight; provided, that such persons shall include Thomas M. Joyce; provided, further, that at least three of the Knight Directors shall satisfy the independence requirements of the NYSE and the Organizational Documents of the Company (each an “Independent Director”); and “GETCO Directors” means (i) the two persons selected by Blocker prior to the Effective Time, (ii) Stephen Schuler and (iii) Dan Tierney; provided, that at least two of the GETCO Directors shall be Independent Directors. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of the Company after the Effective Time is unable or unwilling to serve in such position, the Board of Directors that selected such person shall designate another Person to serve in such person’s stead in accordance with the provisions of the immediately preceding sentence. On or prior to the Effective Time, the Company, Knight, Blocker and GETCO shall take such actions as are necessary to effect the Board composition of the Company contemplated by this Section 1.9.

(b) At and after the Effective Time, Daniel Coleman shall serve as Chief Executive Officer of the Company and Thomas M. Joyce shall serve as Executive

Chairman of the Board of the Company, in each case until their successors have been duly elected or appointed and qualified. For the avoidance of doubt, occupancy of the offices set forth in the preceding provisions of this Section 1.9(b) shall not occur unless the occupant contemplated above is an employee of the Company, Knight, GETCO or one of their Subsidiaries. On or prior to the Effective Time, Knight, the Company, Blocker and GETCO shall take such actions as are necessary to cause the persons set forth in this Section 1.9(b) to be elected or appointed as officers of the Company in the capacities set forth herein, assuming that such persons are willing to serve in such capacities.

1.10. Company Name. Unless otherwise mutually agreed between GETCO and Knight, at the Effective Time, the Company’s name shall be changed to KCG (Knight Capital GETCO), and the Company’s logo shall be the existing logo of GETCO.

1.11. Conversion of Stock.

(a) At the Knight Effective Time, by virtue of the Knight Merger and without any action on the part of the holder of any shares of Knight Common Stock or any capital stock of Merger Sub A:

(i) Cancelation of Certain Knight Common Stock. Each share of Knight Common Stock that is owned by Knight, Blocker, GETCO or the Company, or any of their respective Subsidiaries (other than (i) shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, in respect of a debt previously contracted), shall automatically be canceled and retired and shall cease to exist, and no consideration whatsoever shall be delivered in exchange therefor.

(ii) Conversion of Knight Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Knight Common Stock (other than shares to be canceled in accordance with Section 1.11(a)(i)) shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 2.2(h) and 2.3, either (A) 1 (one) (the “Knight Ratio”) fully paid and nonassessable share of Company Common Stock (the “Per Share Stock Consideration”) or (B) an amount of cash equal to the product of (x) $3.75 and (y) the Knight Ratio (the “Per Share Cash Consideration”) ((A) and (B) together, in the aggregate for all such shares of Knight Common Stock, the “Knight Merger Consideration”). As of the Knight Effective Time, all such shares of Knight Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Knight Common Stock shall cease to have any rights with respect thereto, except the right to receive its applicable portion of the Knight Merger Consideration to be issued in consideration therefore upon the surrender of such certificate in accordance with Section 2.2 (without interest) and the right to receive dividends and other distributions in accordance with Section 2.2.

(iii) Conversion of Merger Sub A Common Stock. The aggregate of all shares of the capital stock of Merger Sub A issued and outstanding immediately prior to the Knight Effective Time shall be converted into 100 shares of Surviving Knight Common Stock.

(iv) Cancelation of Company Common Stock. Each share of Company Common Stock owned by Knight shall automatically be canceled and retired and shall cease to exist, and no consideration whatsoever shall be delivered in exchange therefor.

(b) At the GETCO Effective Time, by virtue of the GETCO Merger and without any action on the part of any holder of GETCO Units or any limited liability company interests of Merger Sub B:

(i) Cancelation of Certain GETCO Units. Each issued and outstanding Class E Unit of GETCO shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each GETCO Unit owned by GETCO, Merger Sub C, the Company and Knight shall automatically be canceled and retired and shall cease to exist, and no consideration whatsoever shall be delivered in exchange therefor.

(ii) Conversion of GETCO Units. Subject to Section 2.2(e) and Section 2.2(f), each issued and outstanding GETCO Unit (whether vested or unvested), other than GETCO Units to be canceled in accordance with Section 1.11(b)(i), shall be converted into the right to receive (1) a number of fully paid and nonassessable shares of Company Common Stock and (2) a number of warrants to purchase shares of Company Common Stock, in the form and on the terms specified in the form of warrant agreement attached hereto as Exhibit C (“Warrant Agreement”), which the Company hereby agrees to enter into prior to the Closing (“Warrants”), in each case, based on the ratios (such ratios, the “GETCO Ratios”) for each class of GETCO Units set forth on Schedule 1.11(b) of the GETCO Disclosure Schedule (such aggregate amount of Company Common Stock and Warrants, the “GETCO Merger Consideration”). As of the GETCO Effective Time, all such GETCO Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such GETCO Unit shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock and Warrants (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefore upon the surrender of such certificate in accordance with Section 2.2 (without interest) and the right to receive dividends and other distributions in accordance with Section 2.2.

(iii) Conversion of Merger Sub B LLC Interests. The aggregate of all limited liability company interests of Merger Sub B issued and outstanding immediately prior to the GETCO Effective Time shall be converted into the right to receive 100 Class A Units.

(c) Knight Preferred Stock. Each share of (i) Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of Knight (the “Knight Series A-1 Preferred Stock”) and (ii) Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of Knight (the “Knight Series A-2 Preferred Stock,” and, together with the Knight Series A-1 Preferred Stock, the “Knight Preferred Stock” and the Knight Preferred Stock together with the Knight Common Stock, the “Knight Stock”) issued and outstanding immediately prior to the Knight Effective Time (other than any shares of Knight Preferred Stock that is owned by Merger Sub C, GETCO, Knight or the Company or any of their respective Subsidiaries, (except (A) preferred shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (B) preferred shares held, directly or indirectly, in respect of a debt previously contracted) which shares shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article I, respectively, (1) one share of preferred stock of the Company to be designated, prior to the Closing Date, as Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company or (2) one share of preferred stock of the Company to be designated, prior to the Closing Date, as Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock Consideration”), in each case having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Knight Preferred Stock immediately prior to the Effective Time, taken as a whole (collectively, the “Company Preferred Stock”).

(d) At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any holder of Blocker Units or any limited liability company interests of Merger Sub C:

(i) Conversion of Blocker Units. Subject to Section 2.2(e) and Section 2.2(f), each issued and outstanding Blocker Unit shall be converted into the right to receive (1) a number of fully paid and nonassessable shares of Company Common Stock and (2) a number of Warrants, in each case based on the ratio for the underlying GETCO Units owned by Blocker as set forth on Schedule 1.11(b) (such ratio, the “Blocker Ratio”) (such aggregate amount of Company Common Stock and Warrants, the “Blocker Merger Consideration,” and, together with the Knight Merger Consideration, the Preferred Stock Consideration and the GETCO Merger Consideration, the “Merger Consideration”). As of the Blocker Effective Time, all such Blocker Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Blocker Unit shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock and Warrants (and cash in lieu of fractional shares of Company Common Stock) to be issued or paid in consideration therefore upon the surrender of such certificate in accordance with Section 2.2 (without interest) and the right to receive dividends and other distributions in accordance with Section 2.2.

(ii) Conversion of Merger Sub C LLC Interests. The aggregate of all limited liability company interests of Merger Sub C issued and outstanding immediately prior to the Blocker Effective Time shall remain outstanding as the Surviving Blocker LLC Interests.

1.12. GETCO Equity-Based Awards. (a) Subject to such conditions as GETCO may agree, each restricted stock unit, deferred stock unit or phantom unit in respect of a GETCO Unit (a “GETCO Equity-Based Award”) that is outstanding (including any GETCO Equity-Based Awards held in participant accounts under any employee benefit or compensation plan or arrangement of GETCO) as of immediately prior to the Effective Time shall, as of the Effective Time, be converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of a number of shares of Company Common Stock, in each case based on the GETCO Ratio for Class B Units.

(b) At or prior to the Effective Time, GETCO, the Board of Directors of GETCO and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any necessary consents and providing any necessary notices, to effectuate the provisions of Section 1.12(a) of this Agreement.

1.13. Knight Stock Options and Other Stock-Based Awards.

(a) Each option or other right to acquire Knight Common Stock granted under any Knight Stock Plan (as defined below) (a “Knight Stock Option”) or otherwise that is outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, cease to represent an option or right to acquire shares of Knight Common Stock and shall instead represent an option or right to purchase a number of shares of Company Common Stock equal to the number of shares of Knight Common Stock subject to such Knight Stock Option immediately prior to the Effective Time. The exercise price per share of Company Common Stock subject to any such Knight Stock Option at and after the Effective Time shall be equal to the exercise price per share of Knight Common Stock subject to such Knight Stock Option immediately prior to Effective Time. For the purposes of this Agreement, “Knight Stock Plans” mean the Knight 1998 Long Term Incentive Plan, the Knight Amended and Restated 2003 Equity Incentive Plan, the Knight 2006 Equity Incentive Plan, the Knight Amended and Restated 2009 Inducement Award Plan and the Knight 2010 Equity Incentive Plan.

(b) Each share of Knight Common Stock subject to vesting, repurchase or lapse restrictions (each a “Knight Restricted Share”)

that is outstanding under any Knight Stock Plan or otherwise as of immediately prior to the Effective Time shall, as of the Effective Time, be converted into the Knight Merger Consideration.

(c) Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Knight Common Stock (a “Knight RSU”) that is outstanding under any Knight Stock Plan or otherwise (including any Knight RSUs held in participant accounts under any employee benefit or compensation plan or arrangement of Knight) as of immediately prior to the Effective Time shall, as of the Effective Time, be converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of Company Common Stock, equal to the number of shares underlying the Knight RSUs held by the grantee immediately prior to the Effective Time.

(d) At or prior to the Effective Time, Knight, the Board of Directors of Knight and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including obtaining any necessary consents and providing any necessary notices, to (i) effectuate the provisions of Sections 1.13(a) through 1.13(c) of this Agreement.

(e) As soon as practicable following the Effective Time, the Company shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Company Common Stock subject to equity awards converted pursuant to Sections 1.11, 1.12 and 1.13.

1.14. Tax Consequences. For federal income tax purposes, (i) it is intended that the Mergers, taken together, shall be treated as a transaction described in Section 351 of the Code, (ii) it is intended that the Blocker Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) it is intended that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The parties to this Agreement agree to treat the GETCO Merger in accordance with Revenue Ruling 84-111, 1984-2 CB 88 (Situation 3).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1. Exchange Agent. Prior to the Effective Time, the Company shall enter into an agreement with such bank or trust company as may be mutually agreed by Knight and GETCO (the “Exchange Agent”), which agreement shall provide that the Company shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of Knight Common Stock, Knight Preferred Stock, GETCO Units and Blocker Units, as applicable, for exchange in accordance with this Article II, through the Exchange Agent, an aggregate number of Warrants, shares of Company Common Stock, cash (including cash in lieu of fractional shares of Common Stock) and shares of Company Preferred Stock (such Warrants, shares of Company Common Stock, cash and shares of Company

Preferred Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) representing the Merger Consideration.

2.2. Delivery of Merger Consideration.

(a) Promptly following the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of certificate(s) representing shares of Knight Preferred Stock, GETCO Units or Blocker Units or to each holder of record of certificate(s) representing shares of Knight Common Stock who theretofore has not submitted such holder’s Election Form (all such certificates, together with certificate(s) representing shares of Knight Common Stock previously submitted with an Election Form, “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.11 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent in a form to be mutually agreed upon by GETCO and Knight (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) for shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal or, to the extent received prior to the Election Deadline, a properly completed Election Form (in the case of holders of Knight Common Stock), a holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II in respect of the Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units represented by such holder’s Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(c) No dividends or other distributions with respect to Company Common Stock or Company Preferred Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock or Company Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Common Stock or Company Preferred Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Common Stock or Company Preferred Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Common Stock or Company Preferred Stock issuable with respect to such Certificate.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Knight, Blocker or GETCO of the Knight Common Stock, Knight Preferred Stock, Blocker Units or GETCO Units, respectively, that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares or units are presented for transfer to the Exchange Agent, such Certificates shall be canceled and exchanged for the Merger Consideration (and cash in lieu of fractional shares of Company Common Stock).

(e) Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the Company shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of GETCO Units or Blocker Units who otherwise would have been entitled to a fraction of a share of Company Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all Blocker Units or GETCO Units owned by such holder at the GETCO Effective Time or the Blocker Effective Time, respectively, to be converted into shares of Company Common Stock) by the average daily volume weighted average price of Knight Common Stock on the New York Stock Exchange, Inc. (“NYSE”) for the five trading days immediately preceding the Closing Date.

(f) Fractional Warrants. No certificates or scrip representing fractional Warrants shall be issued upon the surrender for exchange of Certificates. Notwithstanding any other provision of this Agreement, the number of whole Warrants to which each holder will receive (after taking into account all Blocker Units or GETCO Units owned by such holder at the GETCO Effective Time or the Blocker Effective Time) shall be rounded to the nearest Warrant, so as to prevent the issuance of any fractional Warrants.

(g) Any portion of the Exchange Fund that remains unclaimed by the former stockholders of Knight or former holders of GETCO Units or Blocker Units as of the six-month anniversary of the Effective Time may, at the Company’s option, be paid to the Company (together with any dividends in respect thereof). In such event, any former holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units who has not theretofore complied with this Article II shall thereafter look only to the Company with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Company Common Stock deliverable in respect of each such share of Knight Common Stock or Knight Preferred Stock or each GETCO Unit or Blocker Unit such former holder holds as determined pursuant to this Agreement, without any interest thereon. The Exchange Agent will notify the Company prior to the time that any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws and, at the Company’s option, such portion shall be paid to the Company. Notwithstanding the foregoing, none of the Company, Knight, GETCO, Blocker, the Exchange Agent or any other person shall be liable to any former holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company upon termination of the Exchange Fund pursuant to Section 2.2(g) and any losses resulting from such investments will be made up by the Company.

(j) The Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units, as the case may be, immediately prior to the Knight Effective Time, the GETCO Effective Time or the Blocker Effective Time, as the case may be, such amounts as the Company and the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.3. Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as Knight and GETCO shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Closing Date or on such other date as Knight and GETCO shall mutually agree (the “Mailing Date”) to each holder of record of Knight Common Stock as of the close of business on the fifth Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) Except as set forth on Schedule 2.3(b) of the GETCO Disclosure Schedule, each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Knight Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Knight Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Knight Common Stock (“No Election Shares”). Any Knight Common

Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as Knight and GETCO may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(c) Knight shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Knight Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Knight Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Knight Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Knight Common Stock represented by such Election Form shall become No Election Shares and Knight shall cause the applicable Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Knight regarding such matters shall be binding and conclusive. Neither Knight nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Knight Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.11(a)(ii) shall in no event exceed 66.7% of the total number of shares of Knight Common Stock that were converted into the right to receive the Knight Merger Consideration pursuant to Section 1.11 (such number of shares, the “Cash Election Shares Limit”).

(f) Within 3 Business Days after the Effective Time, the Company shall cause the Exchange Agent to effect the allocation among the former holders of Knight Common Stock of rights to receive the Knight Merger Consideration in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the total number of the Cash Election Shares is greater than the Cash Election Shares Limit, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate number of shares of Knight Common Stock that will be paid the Per Share Cash Consideration equals the Cash Election Shares Limit, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Not Oversubscribed. If the total number of the Cash Election Shares is less than or equal to the Cash Election Shares Limit, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(B) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by the Company. For the avoidance of doubt, for purposes of Section 2.3, Knight Restricted Shares shall be treated as Knight Common Stock.

2.4. Adjustments. Subject to the provisions of Section 6.2, in the event that Knight changes the number of shares of Knight Common Stock or securities convertible or exchangeable into or exercisable for shares of Knight Common Stock; GETCO changes the number of GETCO Units or securities convertible or exchangeable into or exercisable for GETCO Units, issued and outstanding prior to the Effective Time; or Blocker changes the number of Blocker Units or securities convertible or exchangeable into or exercisable for Blocker Units, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, merger, subdivision, exchange, or other similar transaction, the GETCO Ratios and/or Knight Ratio and/or Blocker Ratio shall be equitably adjusted as appropriate. In the event that any adjustment to the Knight Ratio pursuant to this Section 2.4 would, but for the provisions of this sentence, result in the issuance of fractional shares of Company Common Stock in exchange for Certificates formerly representing Knight Common Stock, no such fractional shares shall be issued and the provisions of Section 2.2(e) applicable to GETCO Units and Blocker Units shall apply to Knight Common Stock, mutatis mutandis.

2.5. Uncertificated Shares. In the case of outstanding GETCO Units or Blocker Units or shares of Knight Common Stock or Knight Preferred Stock that are not represented by Certificates, the parties shall make such adjustments to this Article II as are necessary or appropriate to implement the same purpose and effect that this Article II has with respect to GETCO Units, Blocker Units and Knight Common Stock that are represented by Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GETCO

Except as disclosed in the disclosure schedule (the “GETCO Disclosure Schedule”) delivered by GETCO to Knight prior to the execution of this Agreement (provided, however, that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement), GETCO hereby represents and warrants to Knight as follows:

3.1. Corporate Organization. (a) GETCO is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. GETCO has the requisite power and authority to own or lease (or sublease) all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased (or subleased) by it makes such licensing or qualification necessary, except where the failure to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect (as defined below in Section 3.7(a)) on GETCO.

(b) True, complete and correct copies of the Certificate of Formation of GETCO (the “GETCO Certificate”) and the Limited Liability Company Agreement of GETCO (the “GETCO Operating Agreement”) as in effect as of the date of this Agreement have previously been made available to Knight. There are no other organizational or governance documents or agreements of GETCO or otherwise relating to the rights, preferences, duties and obligations of the Holders as owners of GETCO, except as set forth on Section 3.1(b) of the GETCO Disclosure Schedule.

(c) Each Subsidiary of GETCO: (i) that is a Material Subsidiary is duly incorporated or duly formed, as applicable to each such Subsidiary, (ii) that is a Material Subsidiary is validly existing, (iii) in jurisdictions where applicable, is in good standing under the laws of its jurisdiction of organization, (iv) has the requisite corporate or similar power and authority to own or lease (or sublease) all of its properties and assets and to carry on its business as it is now being conducted and (v) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased (or subleased) by it makes such licensing or qualification necessary, except, in the case of clauses (iii), (iv) and (v), where the failure to be in such good standing, to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on GETCO. True, complete and correct copies of the certificates of incorporation, bylaws, certificates of formation, limited liability company agreements and/or similar governing documents of each Subsidiary of GETCO as in effect as of the date of this Agreement (the “GETCO Subsidiary Governing Documents”) have been previously made available to Knight. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”) and the term “Material Subsidiary,” when used with respect to any party, means any Subsidiary that represents greater than 10% of the total consolidated assets of such party.

3.2. Capitalization. (a) The authorized limited liability company interests of GETCO consist of Class A Units, Class B Units, Class E Units, Class H Units and Class P Units, of which, as of September 17, 2012, 3,688,219 Class A Units, 5,206,434 Class B Units, no Class H Units, 2,785,689 Class P Units and 865,478 Class E Units are issued and outstanding. GETCO has also issued 70,394 Class I Units, which are not membership interests in GETCO. Except as set forth in this Section 3.2(a) or as set forth on Section 3.2(a) of the GETCO Disclosure Schedule, or as provided in the GETCO Operating Agreement or the GETCO Benefits Plans that are disclosed in Section 3.10(a) of the GETCO Disclosure Schedule, GETCO does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any GETCO Units, Voting Debt or any other equity interests of GETCO or any securities representing the right to purchase or otherwise receive any GETCO Units, Voting Debt or other equity interests of GETCO. All of the issued and outstanding GETCO Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the GETCO Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the record holders of each of the GETCO Units and the number of GETCO Units held by each such holder. No GETCO Units are held by any Subsidiary of GETCO.

(b) There are no bonds, debentures, notes or other Indebtedness of GETCO or any of its Subsidiaries (the “GETCO Debt”) having the express right to vote on the election of directors of GETCO or otherwise vote with or as part of a class with any GETCO Units or other equity interests of GETCO (such voting debt, “Voting Debt”) issued or outstanding. There are no contractual obligations of GETCO or any of its Subsidiaries, (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GETCO or its Subsidiaries or any equity security of GETCO or its Subsidiaries or any securities representing the right to purchase or otherwise receive any GETCO Units or any other equity interests of GETCO or its Subsidiaries (except as provided in the GETCO Operating Agreement or the GETCO Benefits Plans that are disclosed in Section 3.10(a) of the GETCO Disclosure Schedule) or (ii) pursuant to which GETCO or any of its Subsidiaries is or could be required to register any GETCO Units or other equity interests of GETCO or any of its Subsidiaries or any other securities under the Securities Act of 1933, as amended (the “Securities Act”). Set forth in Section 3.2(b) of the GETCO Disclosure Schedule is a true, complete and correct list, as of the date hereof, of (x) all GETCO Debt and (y) each Subsidiary (direct or indirect) of GETCO and any joint ventures, formal partnerships or similar arrangements in which GETCO or any of its Subsidiaries has a limited liability company, partnership or other equity interest (and the amount and percentage of any such interest). No entity in which GETCO or any of its Subsidiaries owns, for its own account and not in connection with its business in the ordinary course (including, for the avoidance of doubt, market-making), directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of GETCO and its Subsidiaries taken as a whole.

(c) All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of GETCO are owned by GETCO or a wholly owned Subsidiary of GETCO, directly or indirectly, free and clear of any liens, pledges, charges, claims, security interests and similar encumbrances (“Liens”), other than Permitted Encumbrances or any Liens that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on GETCO and (ii) all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of GETCO has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3. Authority; No Violation. (a) GETCO has full power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and the Mergers by the Holders of GETCO, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of GETCO and by the managers of GETCO. The Board of Directors of GETCO has determined unanimously that this Agreement is advisable and in the best interests of GETCO and its Holders and has directed that this Agreement be submitted to GETCO’s Holders entitled to vote for approval and adoption and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the GETCO Merger by the affirmative vote of the Holders of 70% of the outstanding GETCO Units entitled to vote thereon, including the consent of the GETCO CLASS P HOLDER (the “GETCO Holder Approval”) no other proceedings on the part of GETCO are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GETCO and (assuming due authorization, execution and delivery by the Company, Knight, Blocker, Merger Sub A, Merger Sub B and Merger Sub C) constitutes a valid and binding obligation of GETCO, enforceable against GETCO in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by GETCO nor the consummation by GETCO of the transactions contemplated hereby, nor compliance by GETCO with any of the terms or provisions of this Agreement, will (i) violate any provision of GETCO Certificate, GETCO Operating Agreement or GETCO Subsidiary Governing Documents or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to GETCO, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GETCO or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Permit, Contract, bylaw or other instrument or obligation to which GETCO or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, other than, in the case of clause (ii), any such violation, conflict, breach or loss, default, termination, right, acceleration or Lien that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on GETCO.

3.4. Governmental Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meeting of GETCO’s Holders and Knight’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Joint Proxy Statement” and of the registration statement on Form S-4 (the “S-4”) prepared in connection with the issuance of Company Common Stock in the Mergers and in which the Joint Proxy Statement will be included as a prospectus), (b) [reserved], (c) the filing of the Knight Certificate of Merger and the GETCO Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, respectively, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), the U.K. Financial Services Authority (the “FSA”), the NYSE and any SRO or other Governmental Entity set forth on Section 3.4 of the GETCO Disclosure Schedule, (e) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or early termination of the HSR Act waiting period applicable to the GETCO Merger, (f) such filings and approvals of the NYSE to permit the shares of Company Common Stock to be listed on the NYSE and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Company Common Stock pursuant to this Agreement, no material consents or approvals of or filings or registrations with any foreign, federal or state government or regulatory or enforcement authority of any such government or any court, governmental or administrative agency or commission or any other authority or instrumentality of such government or any SRO (each a “Governmental Entity”) are necessary in connection with the consummation by GETCO of the GETCO Merger and the other transactions contemplated by this Agreement, and no consents or approvals of or filings or registrations with any

Governmental Entity are necessary in connection with the execution and delivery by GETCO of this Agreement. As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date of this Agreement, GETCO knows of no reason why the Regulatory Approvals required to be obtained by GETCO or its Subsidiaries should not be obtained on a timely basis.

3.5. Reports; Regulatory Matters. GETCO and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010 with (a) FINRA, (b) the SEC and (c) any other Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to applicable Law, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on GETCO. Any such Report regarding GETCO or any of its Subsidiaries filed with or otherwise submitted to any Governmental Entity, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by FINRA or any other Governmental Entity in the ordinary course of the business of GETCO and its Subsidiaries, there is no pending proceeding before, or, to the knowledge of GETCO, pending or threatened action (including proposed legislation, rulemaking or other changes in Law), examination or investigation by, any Governmental Entity into the business or operations of GETCO or any of its Subsidiaries or any of the industries in which GETCO or any of its Subsidiaries operates.

3.6. Financial Statements. (a) GETCO has made available to Knight (i) the audited consolidated statements of financial condition of GETCO as of December 31, 2009, 2010 and 2011, and the audited consolidated statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and cash flows of GETCO and its Subsidiaries for the years ended December 31, 2009, 2010 and 2011 (collectively, the “GETCO Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial condition of GETCO and its Subsidiaries as of September 30, 2012 and the unaudited consolidated statements of statements of income for the nine-month period ended September 30, 2012 (collectively, the “GETCO Interim Financial Statements” and, together with the GETCO Audited Financial Statements, the “GETCO Financial Statements”). The GETCO Financial Statements (A) have been prepared from, and in accordance with, the books and records of GETCO and its Subsidiaries, (B) fairly present in all material respects the consolidated results of statements of income, changes in liabilities subordinated to claims of general creditors, changes in members’ equity and the consolidated financial condition of GETCO and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments) and (C) have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentation items), except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2009, the books and records of GETCO and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of GETCO’s financial statements in all material respects in accordance with GAAP and in accordance, in all materials respects, with any other applicable legal requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of GETCO as a result of or in connection with any disagreements with GETCO on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for: (i) those liabilities and obligations that are fully reflected or reserved against on the September 30, 2012 consolidated statement of financial condition of GETCO included in GETCO Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2012 consistent with past practice, neither GETCO nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GETCO. None of GETCO nor any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) GETCO (x) maintains controls and procedures sufficient to provide reasonable assurance that material information relating to GETCO, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of GETCO by others within those entities, and (y) since December 31, 2008, has disclosed to GETCO’s outside auditors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting relating to GETCO or its Subsidiaries which are reasonably likely to adversely affect GETCO’s ability to record, process, summarize and report financial information and (ii) to the knowledge of GETCO, any fraud, whether or not material, that involves management or other employees who have a significant role in GETCO’s internal controls over financial reporting.

(d) Since December 31, 2011, (i) neither GETCO nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of GETCO or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GETCO or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GETCO or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GETCO or any of its Subsidiaries, whether or not employed by GETCO or any of its Subsidiaries, have reported to the Board of Directors of GETCO, any committee thereof or to any officer of GETCO evidence of a material violation of securities laws, a breach of fiduciary duty or a similar violation by GETCO or any of its officers, directors or employees.

3.7. Absence of Certain Changes or Events. (a) Since December 31, 2011, no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GETCO. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Knight or GETCO, as the case may be, (i) any change, effect, event, occurrence, circumstance, state of fact or development that has a material adverse effect on the financial condition, business or results of operations of such party and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Person to timely consummate the transactions contemplated hereby (provided, however, that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any change, effect, event, occurrence, circumstance, state of fact or development to the extent resulting from or arising out of, (A) any change after the date hereof in applicable Law or GAAP or regulatory accounting standards; (B) any change arising after the date hereof in general U.S. or global economic conditions, or changes therein, including interest rates or currency exchange rates; (C) general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after the date hereof and not specifically related to such Person or its Subsidiaries (including the commencement, continuation or escalation of armed hostilities or other material national or international calamity); (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of the common stock of such Person, in and of itself, but not including any underlying causes thereof; (E) the public announcement of the transactions contemplated by this Agreement; or (F) any action or omission taken pursuant to the express written consent of Knight, in the case of GETCO, or GETCO, in the case of Knight; except in each case of (A), (B) and (C), unless the effects of such changes are materially disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other Persons in the industry in which such party and its Subsidiaries operate). As used in this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Government Entity.

(b) Since September 30, 2012, through and including the date of this Agreement, GETCO and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

3.8. Legal Proceedings.

(a) There are no material pending actions, suits or proceedings (or, to GETCO’s knowledge, threatened) against GETCO or any of its Subsidiaries, or any of their respective properties, at law or in equity or before any Governmental Entity or arbitration panel.

(b) Neither GETCO nor any of its Subsidiaries nor any of their respective assets are subject to any material outstanding order, writ, judgment, settlement agreement, injunction or decree, in each case, entered, issued or made by or with any Governmental Entity.

3.9. Taxes and Tax Returns. (a) All material Tax Returns required to be filed by or with respect to GETCO or any of its Subsidiaries have been timely filed (taking into account any permitted exceptions) and prepared in accordance with applicable Law, and each such Tax Return is true, correct and complete in all material respects. GETCO and each of its Subsidiaries has paid all material Taxes (whether or not shown on such Tax Returns) due and payable by it prior to Closing.

(b) All material Taxes or other amounts relating to the payment of Taxes that GETCO or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and have been paid over to the proper Governmental Entity or other Person. GETCO and each of its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment, collection, withholding and reporting of any amounts related to Taxes, including with respect to payments made to any employee, independent contractor, creditor, stockholder, partner or other third party.

(c) There are no Liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any assets of GETCO or any of its Subsidiaries.

(d) There is no Tax Proceeding pending or threatened in writing with respect to any material Taxes of GETCO or any of its Subsidiaries. Neither GETCO nor any of its Subsidiaries is presently under any examination or audit by any Taxing Authority. No material claim has been made in writing by a Taxing Authority in a jurisdiction where GETCO or any of its Subsidiaries does not file Tax Returns to the effect that it is required to file Tax Returns in or may be subject to Tax by that jurisdiction. No extension or waiver of the period for assessment or collection of any Tax is currently in effect with respect to GETCO or any of its Subsidiaries. Neither GETCO nor any of its Subsidiaries has extended the time within which to file any material Tax Return, which Tax Return will not be filed prior to the Closing Date.

(e) Neither GETCO nor any of its Subsidiaries is a party to, bound by or obligated under, any Tax allocation, indemnity, sharing or similar contract or arrangement (“Tax Sharing Agreement”). Neither GETCO nor any of its Subsidiaries has any material liability for Taxes of any other Person under any applicable Law, as a transferee or successor, by contract or otherwise.

(f) Neither GETCO nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity. Neither GETCO nor any of its Subsidiaries has granted to any Person any power of attorney that will be in force after the Closing with respect to any Tax matter.

(g) There have been no entity classification elections filed pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law), with respect to GETCO or any of its Subsidiaries. GETCO is classified, and has since the date of its formation been classified, as a partnership for U.S. federal, state and local income Tax purposes, and none of the Holders or GETCO has taken a position inconsistent with such treatment with respect to any U.S. federal, state or local Tax. Except as set forth on Section 3.9(g) of the GETCO Disclosure Schedule, each Subsidiary of GETCO is a “disregarded” entity within the meaning of Treasury Regulations Section 301.7701-3 (and any analogous provision of state or local income Tax Law) and none of them has taken a position inconsistent with such treatment with respect to any U.S. federal, state or local Tax.

(h) Neither GETCO nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code or the Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) As used in this Agreement, the following terms shall have the following meanings:

(i) “Tax” or “Taxes” shall mean all federal, state, local or foreign taxes (including, without limitation, income, gross receipts, capital gains, net proceeds, ad valorem, turnover, real estate, personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, withholding, occupational, alternative, environmental, license, interest equalization, windfall profits, estimated, severance, payroll, unemployment and social security taxes), charges, fees, duties (including customs duties), imposts, levies, assessments or other amounts imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such taxes, charges, fees, duties, imposts, levies, assessments or other amounts, in each case, including any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof.

(ii) “Tax Proceeding” means any audit, action, claim, suit, arbitration, inquiry, litigation, investigation or other administrative or judicial proceeding by or against any Taxing Authority.

(iii) “Tax Return” shall mean any report, return, declaration, information return, notice, form, claim for refund or other information or document filed or required to be filed with a Taxing Authority in connection with any Taxes, including any schedule or attachment thereto, and any amendment thereof.

(iv) “Taxing Authority” shall mean any Governmental Entity imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such Governmental Entity.

3.10. Employee Benefit Plans. (a) Section 3.10(a) of the GETCO Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, incentive, equity-based, profit sharing, deferred compensation, retiree medical or life insurance, supplemental retirement, retirement, severance, termination, change in control, employment, consulting, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which GETCO or any Subsidiary of GETCO is a party, with respect to which GETCO or any Subsidiary of GETCO has any current or future obligation or that are maintained, contributed to or sponsored by GETCO or any Subsidiary of GETCO, in each case, to or for the benefit of any current or former employee, officer, director or independent contractor of GETCO or any Subsidiary of GETCO (all such plans, programs, arrangements, contracts or agreements, collectively, the “GETCO Benefit Plans”).

(b) As of the date of this Agreement, GETCO has delivered or made available to Knight true, correct and complete copies of the following (as applicable): (i) the written document evidencing each GETCO Benefit Plan (or, with respect to any such plan that does not have a written plan document, a summary of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a GETCO Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a GETCO Benefit Plan, (v) the most recent summary plan description, if any, for such GETCO Benefit Plan, (vi) all material amendments, modifications or supplements to any GETCO Benefit Plan, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a GETCO Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Knight, there are no material amendments to any GETCO Benefit Plans that have been adopted or approved nor has GETCO or any of its Subsidiaries agreed to make any such amendments or to adopt or approve any new GETCO Benefit Plans.

(c) Each GETCO Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Law, including ERISA and the Code. Each GETCO Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(d) Section 3.10(d) of GETCO Disclosure Schedule identifies each GETCO Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan and the related trust that has not been revoked and, to the knowledge of GETCO, there are no existing circumstances and no events have occurred that would reasonably be expected to result in a loss of the qualified status of any Qualified Plan or the related trust. No trust funding any GETCO Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) No GETCO Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has GETCO or any of its Subsidiaries or GETCO ERISA Affiliates maintained an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof. “GETCO ERISA Affiliate” means a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included GETCO, any predecessor to GETCO or any of GETCO’s past or present Subsidiaries.

(f) Except as set forth in Section 3.10(f) of the GETCO Disclosure Schedule: (i) no GETCO Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of GETCO and its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of GETCO and its Subsidiaries has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) Except as set forth in Section 3.10(g) of the GETCO Disclosure Schedule, neither GETCO nor any Subsidiary of GETCO sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment health or medical, disability, life insurance or other welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar law.

(h) All contributions required to be made to any GETCO Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any GETCO Benefit Plan, for any period through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of GETCO, in all material respects, to the extent required by GAAP.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with a subsequent termination of employment) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of GETCO or any Subsidiary of GETCO, or result in any limitation on the right of GETCO or any Subsidiary of GETCO to amend, merge, terminate or receive a reversion of assets from any GETCO Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by GETCO or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No GETCO Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code. GETCO has made available to Knight true, correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(j) Except as would not reasonably be expected to give rise to a material liability to GETCO or any Subsidiary of GETCO, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Section 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code or (v) under corresponding or similar provisions of foreign laws or regulations (the liabilities described in clauses (i) through (v) collectively referred to as “Controlled Group Liability”). Without limiting the generality of the foregoing, neither GETCO nor any of the GETCO ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of GETCO and its Subsidiaries nor to GETCO’s knowledge any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of GETCO Benefit Plans or their related trusts, GETCO, any of its Subsidiaries or any person that GETCO or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to the knowledge of GETCO, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against GETCO Benefit Plans, any fiduciaries thereof with respect to their duties to GETCO Benefits Plans or the assets of any of the trusts under any GETCO Benefit Plans which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GETCO or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a GETCO Benefit Plan, or any other party.

(m) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GETCO, all GETCO Benefit Plans subject to the laws of any jurisdiction outside of the United States for the benefit of employees of GETCO or any of its Subsidiaries residing outside of the United States (each, a “GETCO Foreign Plan”): (i) have been maintained in material compliance with the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such GETCO Foreign Plan, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.11. Labor Matters. (a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of GETCO or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving GETCO or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to GETCO or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither GETCO nor any of its Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of GETCO and its Subsidiaries is in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, employee privacy, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not reasonably be expected to result in any material liability to GETCO or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the knowledge of GETCO, threatened against GETCO or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

3.12. Compliance with Applicable Law.

(a) Since January 1, 2010, GETCO and each of its Subsidiaries has complied with applicable Law (including the net capital requirements under the Exchange Act) in all material respects.

(b) (i) GETCO and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as currently conducted (each a “Permit”), (ii) all such Permits are valid and in full force and effect and (iii) since January 1, 2010, neither GETCO nor any of its Subsidiaries has received written notice that the Governmental Entity or other Person issuing or authorizing any such Permit intends to terminate or refuse to renew or reissue any such Permit.

(c) Neither GETCO nor any of its Subsidiaries nor, to GETCO’s knowledge, any of their respective directors, officers, employees, or agents for or on behalf of GETCO or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other applicable Laws or any conventions to which GETCO and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

3.13. Certain Contracts. (a) Section 3.13(a) of the GETCO Disclosure Schedule contains a complete and correct list of each of the following contracts, agreements, leases (including leases or subleases for real property) licenses or other legally binding obligations, whether written or oral, excluding any GETCO Benefit Plan (each a “Contract”) to which GETCO or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, in each case, as of the date hereof:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, assuming for this purpose that such provision was applicable to GETCO);

(ii) any Contract with a customer of GETCO or any of its Subsidiaries that is reasonably expected to provide for payments to GETCO and its Subsidiaries from customers of GETCO or its Subsidiaries in excess of $1,200,000 in 2012;

(iii) any Contract with a supplier of GETCO or any of its Subsidiaries that is reasonably expected to provide for payments from GETCO and its Subsidiaries to such supplier in excess of $1,200,000 in 2012;

(iv) (a) any lease, sublease or similar arrangement under which GETCO or any of its Subsidiaries is the lessee or sublessee of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $1,200,000 or (b) any lease or similar arrangement under which GETCO or any of its Subsidiaries is the lessee or sublessee of real property owned or leased by any third party for an annual rent in excess of $1,200,000;

(v) any Contract expressly prohibiting or restricting the ability of GETCO or its Subsidiaries (or, following the Effective Time, the Company and its Affiliates) to conduct its business, to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;

(vi) any Contract that obligates GETCO or any of its Subsidiaries (or following the Effective Time, the Company and its Affiliates) to conduct business on an exclusive basis with any third party, that contains “most favored nation” or similar covenants, or that contains non-competition or similar covenants;

(vii) any Contract that is material to GETCO or its Subsidiaries for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits, expenses or payments;

(viii) any Contract that provides for the formation, creation, operation, management or control of any equity interest in any entity or enterprise other than GETCO’s Subsidiaries, that is material to GETCO and its Subsidiaries;

(ix) any Contract relating to any Indebtedness of GETCO or its Subsidiaries in excess of $5,000,000;

(x) any Contract under which any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of GETCO or its Subsidiaries in excess of $5,000,000;

(xi) any Contract pursuant to which GETCO or any of its Subsidiaries (A) licenses GETCO Intellectual Property to any third Person or (B) licenses Intellectual Property from any third Person, in each case of (A) and (B), that is material to the business of GETCO or any of its Subsidiaries (other than Contracts for commercially available, off-the-shelf software);

(xii) any Contract under which GETCO or any of its Subsidiaries is obligated to pay any earn-outs or other similar contingent purchase price obligations;

(xiii) any Contract relating to the acquisition or disposition of any assets or business for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are material to GETCO or any of its Subsidiaries or contain any outstanding right of first refusal, right of first offer or similar right;

(xiv) any Contract pursuant to which GETCO or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of GETCO or any of its Subsidiaries (other than the organizational documents of GETCO or its Subsidiaries); and

(xv) any material Contracts between GETCO or any of its Subsidiaries, on the one hand, and any of GETCO’s Holders or their affiliates (other than GETCO and its Subsidiaries), on the other hand, other than Contracts between or among GETCO or any of its Subsidiaries, on the one hand, and any current or former employee of or consultant to GETCO or any of its Subsidiaries, on the other hand, relating to the employment or consulting relationship between GETCO or a Subsidiary of GETCO and such current or former employee or consultant.

Each Contract of the type described in this Section 3.13(a), whether or not set forth in the GETCO Disclosure Schedule, is referred to as a “GETCO Contract”.

(b) Each GETCO Contract is a valid and binding obligation of GETCO or the Subsidiary that is party thereto and, to GETCO’s knowledge, the other parties thereto, enforceable against GETCO and its Subsidiaries and, to GETCO’s knowledge, the other parties thereto in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception). Neither GETCO nor any of its Subsidiaries is, nor, to GETCO’s knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through GETCO’s or any of its Subsidiaries’ action or inaction or, to GETCO’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any GETCO Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GETCO. There are no disputes pending or, to GETCO’s knowledge, threatened with respect to any GETCO Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GETCO.

(c) For purposes of this Agreement, “Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities of such Person, whether secured (to the extent of recourse to such Person) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments; (iii) all liabilities under capital leases to the extent required to be capitalized under GAAP; (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii); (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn (including standby and commercial); and (vi) all liabilities for accrued but unpaid interest and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (v) above. For the avoidance of doubt, “Indebtedness” shall not include trade debt or similar obligations incurred in the ordinary course of business.

3.14. Customers. Section 3.14 of the GETCO Disclosure Schedule sets forth a complete and accurate list of the names of GETCO Significant Customers as of the date hereof. For the purposes of this Agreement, “GETCO Significant Customer” shall mean each of the customers of GETCO that accounts for 10% or more of GETCO’s revenues for each of the two most recent fiscal years for GETCO.

3.15. Property.

(a) GETCO or one of its Subsidiaries (i) has good and marketable title to all real property and assets reflected in the latest audited balance sheet included in GETCO Financial Statements as being owned by GETCO or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “GETCO Owned Properties”), free and clear of all Liens, except Permitted Encumbrances and (ii) is the lessee or sublessee of all leasehold or subleasehold estates, respectively, reflected in the latest audited financial statements included in such GETCO Financial Statements or acquired after the date thereof (except for leases or subleases that have expired by their terms since the date thereof) (collectively with the GETCO Owned Properties that are real property, and including all appurtenances thereto and improvements and fixtures thereon, the “GETCO Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased or subleased thereunder, and each such lease or sublease is valid without default thereunder by the lessee or sublessee, or to GETCO’s knowledge, the lessor or sublesssor, as applicable. Section 3.15 of the GETCO Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all GETCO Real Property. The GETCO Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on GETCO Real Property, taken as a whole, are in reasonable operating condition. There are no pending or, to GETCO’s knowledge, threatened condemnation proceedings against GETCO Real Property.

(b) GETCO and its Subsidiaries own or lease/sublease and have good and valid title to, or have valid rights to use, all material properties and assets (real, personal or mixed, tangible or intangible) used in their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. The material tangible property and tangible assets owned or leased by GETCO or its Subsidiaries, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted.

(c) For purposes of this Agreement, “Permitted Encumbrances” means, with respect to GETCO or any of its Subsidiaries or Knight or any of its Subsidiaries, as the case may be, (i) statutory Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) easements, rights of way and other similar encumbrances that (A) do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (B) are matters of record, or (C) would be disclosed by a current, accurate survey or physical inspection of GETCO Owned Properties that are real property, in the case of GETCO, or Knight Owned Properties that are real property, in the case of Knight, (iii) Liens constituting a lease agreement that gives any third party any right to occupy any GETCO Owned Property that is real property, in the case of GETCO, or any Knight Owned Property that is real property, in the case of Knight, (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (v) Liens securing payment, or any other obligations, of GETCO or any of its Subsidiaries, in the case of GETCO, or Knight or any of its Subsidiaries, in the case of Knight, with respect to Indebtedness, (vi) mechanics, materialmen’s and similar Liens imposed by law with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, and (vii) other Liens arising in the ordinary course of business that (A) do not materially interfere with the present uses of any GETCO Owned Properties, in the case of GETCO, or Knight Owned Properties, in the case of Knight, and (B) are not incurred in connection with the borrowing of money.

3.16. Intellectual Property.

(a) To the knowledge of GETCO, GETCO and its Subsidiaries own or have the right pursuant to written Contracts to use all Intellectual Property that is material to the conduct of the business of GETCO and its Subsidiaries.

(b) Section 3.16(b) of the GETCO Disclosure Schedule sets forth a true and complete list of all currently registered and currently pending applications for registration of Intellectual Property filed by or in the name of GETCO or any of its Subsidiaries in any jurisdiction, indicating for each item the jurisdiction, number and filing date. All of the rights of GETCO and its applicable Subsidiaries in the Intellectual Property identified on Section 3.16(b) of the GETCO Disclosure Schedule are, to the knowledge of GETCO, valid and enforceable. GETCO and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Intellectual Property owned by GETCO or its Subsidiaries (the “GETCO Intellectual Property”) and to protect the secrecy, confidentiality, and value of the trade secrets owned by GETCO or its Subsidiaries, in each case that are material to the conduct of the business of GETCO and its Subsidiaries. GETCO exclusively owns all right, title and interest in and to the GETCO Intellectual Property, free and clear of all Liens, other than Permitted Encumbrances.

(c) To the knowledge of GETCO, the operation of the business of GETCO and its Subsidiaries does not infringe upon or otherwise violate any Intellectual Property rights of others in any material respect.

(d) To the knowledge of GETCO, no Person is infringing upon or otherwise violating any GETCO Intellectual Property in any material respect.

(e) There are no unresolved claims pending or, to the knowledge of GETCO, threatened (i) alleging that GETCO or any of its Subsidiaries infringes, misappropriates or otherwise violates Intellectual Property rights of any third Person in any material respect or (ii) opposing or attempting to cancel any rights of GETCO or any of its Subsidiaries in or to any material Intellectual Property. The consummation of the Mergers would not reasonably be expected to result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, GETCO’s or any of its Subsidiaries’ right to own, use, hold for use, or otherwise exploit any Intellectual Property material to the conduct of the business of GETCO and its Subsidiaries, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on GETCO.

(f) GETCO and each of its Subsidiaries has secured from each of its employees and contractors, as applicable, valid and binding assignments of all Intellectual Property rights developed by such employee or contractor that comprise any of the Intellectual Property owned or purported to be owned by GETCO or its Subsidiaries.

(g) “Intellectual Property” means all rights worldwide in or to (i) registered and unregistered trademarks, service marks, trade names, logos, and trade dress, including all goodwill associated with each of the foregoing; (ii) Internet domain names; (iii) copyrights, whether registered or unregistered, including all copyrights in software and databases, (iv) patent and patent applications; (v) inventions, processes, designs, formulas, trade secrets, know-how, proprietary models, customer data computer software and other proprietary and confidential information, and (vi) all other industrial, proprietary and intellectual property rights in any jurisdiction worldwide, including, in each case of (i)-(vi), all registrations, applications to register, restorations, reissues, extensions, renewals, continuations, continuations-in-part, and divisionals, as applicable, together with rights to sue for past, present and future infringement of each and any of the foregoing.

3.17. Environmental Laws and Regulations.

(a) The operations of GETCO and its Subsidiaries comply in all material respects with all applicable Environmental Laws. GETCO and its Subsidiaries have obtained all material Environmental Permits necessary for the operation of their respective businesses as presently conducted, and all such Environmental Permits are in good standing. Neither GETCO nor any of its Subsidiaries is subject to any proceeding, written order or written claim or, to GETCO’s knowledge, any ongoing investigation, by any Person against GETCO regarding any alleged violation of or liability arising under any Environmental Law. Neither GETCO nor any of its Subsidiaries is subject to any material ongoing obligations pursuant to an outstanding order, judgment, decree or settlement with respect to any alleged violation of or liability under any Environmental Law.

(b) (i) There have been no Releases by GETCO or any of its Subsidiaries of any Hazardous Substances into, on or under or from any GETCO Real Property, and (ii) GETCO has not been notified in writing of potential liability for any Releases by or arranged for by GETCO or any of its Subsidiaries of any Hazardous Substances into, on, under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which GETCO or any of its Subsidiaries has performed services, except, in the case of either (i) or (ii), for any such Releases that would reasonably be expected to result in any material liability to GETCO. Neither GETCO nor any of its Subsidiaries has received notice of, or, to GETCO’s knowledge, is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Substance for re-use, recycling, reclamation, treatment, storage or disposal, except for such notices or proceedings that would not result in a material obligation or liability of GETCO. GETCO has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment at any GETCO Real Property, except for the filing of notices relating to matters that would not reasonably be expected to be material to GETCO.

(c) For purposes of this Agreement:

“Environmental Law” means any law, statute, ordinance, regulation, license, permit, authorization, approval, consent, order, judgment, decree, requirement or agreement of or with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety as it relates to Hazardous Substance exposure or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

“Hazardous Substance” means any substance presently or as of the Closing Date listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, mold, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the environment.

3.18. Information Technology; Security & Privacy. All material information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, used in or necessary to the conduct of the business of GETCO or any of its Subsidiaries (collectively, “GETCO IT Systems”) are in all material respects in good working condition to effectively perform the information technology operations necessary to conduct the business of GETCO or any of its Subsidiaries. Since January 1, 2010, neither GETCO nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the GETCO IT Systems. GETCO and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of GETCO and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of GETCO or any of its Subsidiaries.

3.19. Broker-Dealer Matters. (a) Each GETCO Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers, in each case, except for any non-U.S. broker-dealer Subsidiaries (a “Foreign Broker-Dealer Subsidiary”). To the extent required, each Broker-Dealer Subsidiary is a member organization in good standing of any SRO and is in compliance in all material respects with all applicable rules and regulations of any such SRO of which it is a member or which otherwise has authority over it. Each Broker Dealer Subsidiary is duly registered, licensed or qualified as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on GETCO. There is no action or proceeding pending or, to GETCO’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Material Adverse Effect on GETCO.

(b) None of GETCO or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of GETCO or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the knowledge of GETCO, threatened against GETCO or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(c) Each Broker-Dealer Subsidiary is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Broker-Dealer Subsidiary that will result in it not being in compliance with applicable regulatory net capital requirements. Each Broker-Dealer Subsidiary is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(d) For each Broker-Dealer Subsidiary other than a Foreign Broker-Dealer Subsidiary, GETCO has made available to Knight a true, correct and complete copy of each such Broker-Dealer Subsidiary’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed by each Broker-Dealer Subsidiary with any Governmental Entity or SRO since January 1, 2010 and will deliver or make available to Knight such forms, registrations, reports and correspondence as are filed from and after the date hereof and prior to the Closing. Each Form BD and each Broker-Dealer Subsidiary’s other registrations, forms, and other reports filed with any Governmental Entity or SRO since January 1, 2010 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e) None of GETCO nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws or regulations.

(f) GETCO has provided Knight with true, correct and complete copies as in effect as of the date hereof of (i) policies of GETCO and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies of GETCO and its Subsidiaries, and (iii) codes of conduct and ethics of GETCO and its Subsidiaries.

(g) The conduct of the business of GETCO and its Subsidiaries, as presently conducted and as conducted at all times prior to the date hereof, does not require GETCO or any of its Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Entity.

3.20. Material Interests of Certain Persons. No current or former officer or director of any of GETCO or its Subsidiaries, or Holder of GETCO or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director or Holder, has any material interest in any material property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of GETCO or any of its Subsidiaries.

3.21. Derivative Instruments and Transactions. GETCO and its Subsidiaries have not entered into any Derivative Transactions for their own account. All Derivative Transactions, entered into for the account of any customer: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of GETCO or its Subsidiaries, as applicable, and, to GETCO’s knowledge, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exception). GETCO and its Subsidiaries and, to GETCO’s knowledge, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To GETCO’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of GETCO and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied. For purposes of this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22. Insurance. Subject to any settlements and commutations, as of the date of this Agreement, all material insurance policies held by, or for the benefit of GETCO and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Since January 1, 2012, neither GETCO nor any of its Subsidiaries has received written notice of cancelation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim or claims have been reported to an insurance provider and are pending as of the date of this Agreement under any such insurance policy.

3.23. State Takeover Laws. The Board of Directors of GETCO has taken any actions required to be taken by it to render inapplicable to this Agreement and the transactions contemplated hereby any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law under any foreign, state or local law.

3.24. GETCO Information. The information relating to GETCO and its Subsidiaries that is provided in writing by GETCO or its representatives specifically for inclusion (i) in the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading and (ii) in any statement, filing, notice or application to any Governmental Entity in connection with the transactions contemplated by this Agreement will be true and complete in all material respects as of the date so furnished.

3.25. Broker’s and Other Fees. Except for Jefferies & Company, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), neither GETCO nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.26. Fairness Opinion. Prior to the execution of this Agreement, GETCO has received a fairness opinion from Merrill Lynch, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be received collectively by the holders of Blocker Units and GETCO Units is fair, from a financial point of view, to such holders. GETCO has provided Knight a true and correct copy of such fairness opinion.

3.27. Financing. Assuming the accuracy of the representations and warranties set forth in Article IV, and assuming no material breach by Knight of its obligations under Sections 6.1 and 6.2 or by Blocker of its obligations under Section 6.5, the amount of funds contemplated to be provided pursuant to the Commitment Letters (as defined below), if funded, together with cash and cash equivalents of GETCO, Knight and the Company available for application to the cash portion of the Merger Consideration and the Refinancing, are sufficient, to (i) consummate the Mergers and the Refinancing and any other repayment or refinancing of indebtedness contemplated by this Agreement or the Commitment Letter and (ii) satisfy all of the other payment obligations of GETCO contemplated hereunder and under the Commitment Letter and the Fee Letter. GETCO has delivered to Knight prior to the date hereof copies of a fully executed (i) debt commitment letter dated December 19, 2012 between Jefferies Finance LLC (“Jefferies Finance”) and GETCO (the “Debt Commitment Letter”), (ii) debt fee letter dated December 19, 2012 between Jefferies Finance and GETCO (the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Financing Letters”) and (iii) the equity commitment letter dated December 19, 2012 between GETCO and General Atlantic Partners 83, L.P. (the “Equity Commitment Letter”; together with the Debt Commitment Letter, the “Commitment Letters” and, together with the Debt Financing Letters, the “Financing Letters”), pursuant to the terms, but subject to the conditions, of which financial institutions party thereto, including Jefferies Finance (the “Lenders”), in the case of the Debt Commitment Letter, and General Atlantic Partners 83, L.P., in the case of the Equity Commitment Letter, have committed to provide the Company with financing in the amounts set forth therein for purposes of financing the transactions contemplated by this Agreement, paying related fees and expenses and completing the Refinancing (such debt financing, pursuant to the Debt Commitment Letter, as it may be modified, to the extent permitted by this Agreement, the “Debt Financing” and such equity financing pursuant to the Equity Commitment Letter, as it may be modified, to the extent permitted by this Agreement, the “Equity Financing” and, together with the Debt Financing, the

“Financing”); provided, however, that, in the case of the Fee Letter, accurate and complete copies have been delivered to Knight with only the fee amounts, certain terms of “market flex” and the “Securities Demand” provisions redacted. The Financing Letters, in the form provided to Knight by GETCO, are in full force and effect and are legal, valid, binding and enforceable obligations of GETCO and, to the knowledge of GETCO, the other parties thereto in accordance with their respective terms and subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Financing Letters have not been withdrawn, terminated, repudiated, rescinded, amended or modified, in any respect, and no withdrawal, termination, repudiation, rescission, amendment or modification of the Financing Letters is contemplated. There are no conditions precedent or other contingencies relating to the obligation of any party to any of the Financing Letters to fund the full amount (or any portion) of the Financing other than as expressly set forth in the Financing Letters as in effect on the date hereof. GETCO has paid all fees and expenses required to be paid under the Financing Letters as of the date hereof. As of the date of this Agreement, GETCO has no knowledge of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause the Commitment Letters to be terminated or ineffective or, assuming satisfaction of the conditions precedent set forth in Section 8.1 and 8.3, that would reasonably be expected to cause any of the conditions precedent set forth therein not to be met. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by GETCO or any of its respective Affiliates or any other financing be a condition to any of GETCO’s obligations hereunder.

3.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of GETCO, any of its Subsidiaries or GETCO’s Affiliates makes any express or implied representation or warranty on behalf of GETCO, its Subsidiaries or its Affiliates, and each of GETCO, its Subsidiaries and GETCO’s Affiliates hereby disclaims any such representation or warranty whether by GETCO, its Subsidiaries or its Affiliates. As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means; provided, that with respect to Knight, the term “Affiliate” shall not include GETCO or any Subsidiary of GETCO or Blocker, and with respect to GETCO, the term “Affiliate” shall not include Knight or any Subsidiary of Knight.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF KNIGHT

Except (i) as disclosed in any of the SEC reports or documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Knight with the SEC on or after December 31, 2011 (the “Knight SEC Reports”) but prior to the date of this Agreement (excluding (a) any disclosures set forth in any risk factor section or market risk section, and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Knight SEC Reports to the extent they are cautionary, predictive or forward-looking in nature and (b) any exhibits or schedules appended thereto); or (ii) as disclosed in the disclosure schedule (the “Knight Disclosure Schedule”) delivered by Knight to GETCO and Blocker prior to the execution of this Agreement (provided, however, that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement), Knight hereby represents and warrants to GETCO and Blocker as follows:

4.1. Corporate Organization. (a) Knight is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Knight has the requisite power and authority to own or lease (or sublease) all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased (or subleased) by it makes such licensing or qualification necessary, except where the failure to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Knight.

(b) True, complete and correct copies (i) of the Articles of Incorporation of Knight (the “Knight Certificate”) and the Bylaws of Knight (the “Knight Bylaws”), (ii) the Articles of Incorporation of the Company and the Bylaws of the Company, (iii) the Articles of Incorporation of Merger Sub A and the Bylaws of Merger Sub A, (iv) the Certificate of Formation and the limited liability company agreement of Merger Sub B and (v) the Certificate of Formation and the limited liability company agreement of Merger Sub C, each as in effect as of the date of this Agreement have previously been made available to GETCO.

(c) Each Subsidiary of Knight (i) that is a Material Subsidiary is duly incorporated or duly formed, as applicable to each such Subsidiary, (ii) that is a Material Subsidiary is validly existing, (iii) in jurisdictions where applicable, is in good standing under the laws of its jurisdiction of organization, (iv) has the requisite corporate or similar power and authority to own or lease or sublease all of its properties and assets and to carry on its business as it is now being conducted and (v) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased (or subleased) by it makes such licensing or qualification necessary, except in the case of clauses (iii), (iv) and (v), where the failure to be in such good standing, to have such power or authority, or to be so licensed or qualified, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Knight. True, complete and correct copies of the certificates of incorporation, bylaws, certificates of formation, limited liability Knight agreements and/or similar governing documents of each Subsidiary of Knight as in effect as of the date of this Agreement (the “Knight Subsidiary Governing Documents”) have been previously made available to GETCO. Each of the Company, Merger Sub A, Merger Sub B and Merger Sub C is a newly formed corporation and has engaged in no activities except as contemplated by this Agreement.

4.2. Capitalization. (a) The authorized capital stock of Knight consists of 500,000,000 shares of Knight Common Stock, 20,000,000 shares of Class B common stock (the “Class B Common Stock”) and 20,000,000 shares of preferred stock, of which as of November 30, 2012 the “Capitalization Date”), 182,923,461 shares of Knight Common Stock were issued and outstanding; no shares of Class B Common Stock were issued and outstanding, 272,741 shares of Knight Series A-1 Preferred Stock were issued and outstanding; and no shares of Knight Series A-2 Preferred Stock were issued and outstanding. As of the Capitalization Date, 72,696,636 shares of Knight Common Stock were held in Knight’s treasury. As of the Capitalization Date, there were outstanding (A) 2,503,588 Knight Stock Options, which if exercised in full would result in the issuance of 2,503,588 shares of Knight Common Stock, (B) 8,640,183 Knight RSUs outstanding under Knight Stock Plans, which if settled in full would result in the issuance of 8,640,183 shares of Knight Common Stock, (C) 6,799,728 additional shares of Knight Common Stock authorized for issuance under Knight Stock Plans, and (D) 181,827,424 shares of Knight Common Stock reserved for issuance upon conversion of the Knight Series A-1 Preferred Stock. Except as set forth in this Section 4.2(a), Knight does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Knight Common Stock, Knight Series A-1 Preferred Stock, Knight Series A-2 Preferred Stock, Voting Debt or any other equity securities of Knight or any securities representing the right to purchase or otherwise receive any shares of Knight Stock, Voting Debt or other equity securities of Knight. All of the issued and outstanding shares of Knight Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No shares of Knight Stock are held by any Subsidiary of Knight.

(b) There are no bonds, debentures, notes or other Indebtedness of Knight or any of its Subsidiaries (the “Knight Debt”) issued or outstanding that are Voting Debt. There are no contractual obligations of Knight or any of its Subsidiaries, (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Knight or its Subsidiaries or any equity security of Knight or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Knight or its Subsidiaries or (ii) pursuant to which Knight or any of its Subsidiaries is or could be required to register shares of the capital stock of Knight or any of its Subsidiaries or any other securities under the Securities Act. Set forth in Section 4.2(b) of the Knight Disclosure Schedule is a true, complete and correct list, as of the date hereof, of (x) all Knight Debt and (y) each Subsidiary (direct or indirect) of Knight and any joint ventures, formal partnerships or similar arrangements in which Knight or any of its Subsidiaries has a limited liability Knight, partnership or other equity interest (and the amount and percentage of any such interest). No entity in which Knight or any of its Subsidiaries owns, for its own account and not in connection with its business in the ordinary course (including, for the avoidance of doubt, market-making), directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of Knight and its Subsidiaries taken as a whole.

(c) (i) All of the issued and outstanding shares of capital stock or other equity ownership interests, including limited liability company interests, of each Subsidiary of

Knight (including the Company, Merger Sub A, Merger Sub B and Merger Sub C) are owned by Knight or a wholly owned Subsidiary of Knight, directly or indirectly, free and clear of any Liens, other than Permitted Encumbrances or any Liens that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Knight and (ii) all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Knight has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Each share of Company Common Stock to be issued in the Mergers shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

4.3. Authority; No Violation. (a) Each of Knight, the Company, Merger Sub A, Merger Sub B and Merger Sub C (collectively, the “Knight Companies”) has full power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and the Knight Merger by the stockholders of Knight (solely in the case of Knight), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of the Knight Companies. The Board of Directors of each of the Knight Companies has determined that this Agreement is advisable and in the best interests of its respective stockholders and has directed that this Agreement be submitted to its respective stockholders for approval and adoption and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement and the Knight Merger by the affirmative vote of the holders of a majority of the outstanding Knight Common Stock and Knight Series A-1 Preferred Stock (voting together with the Knight Common Stock on an as-converted basis) entitled to vote thereon and (ii) to the extent required by the terms of the Series A-1 Preferred Stock at the time of such vote, the approval and adoption of this Agreement and the Knight Merger by the affirmative vote of the holders of a majority of the outstanding Knight Series A-1 Preferred Stock voting separately as a class (the “Knight Stockholder Approval”) no other proceedings on the part of the Knight Companies are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Knight Companies, and (assuming due authorization, execution and delivery by GETCO and Blocker) constitutes a valid and binding obligation of the Knight Companies, enforceable against each such party in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by any of the Knight Companies nor the consummation by any of the Knight Companies of the transactions contemplated hereby, nor compliance by any of the Knight Companies with any of the terms or provisions of this Agreement, will (i) violate any provision of the Knight Certificate, Knight Bylaws or the Knight Subsidiary Governing Documents, or any provision of the organizational documents of the Company, Merger Sub A, Merger Sub B or Merger Sub C, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Knight, any of its

Subsidiaries or any of their respective properties or assets, or any of the other Knight Companies, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Knight or any of its Subsidiaries (including the other Knight Companies), under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Permit, Contract, bylaw or other instrument or obligation to which Knight or any of its Subsidiaries (including the other Knight Companies) is a party or by which any of them or any of their respective properties or assets is bound, other than, in the case of clause (ii), any such violation, conflict, breach or loss, default, termination, right, acceleration or Lien that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on Knight. No separate vote or approval of the Knight Series A-1 Preferred Stock or the Knight Series A-2 Preferred Stock is required in order to consummate the transactions contemplated by this Agreement.

4.4. Governmental Consents and Approvals. Except for (a) the filing with the SEC of the Joint Proxy Statement and the S-4, (b) [reserved], (c) the filing of the Knight Certificate of Merger and the GETCO Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of FINRA, the NYSE and any SRO or other Governmental Entity set forth on Section 4.4 of the Knight Disclosure Schedule, (e) any notices or filings under the HSR Act and the expiration or early termination of the HSR Act waiting period applicable to the Knight Merger, (f) such filings and approvals of the NYSE to permit the shares of Company Common Stock to be listed on the NYSE, or (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Company Common Stock pursuant to this Agreement, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Knight of the Knight Merger and the other transactions contemplated by this Agreement, and no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Knight of this Agreement. As of the date of this Agreement, Knight knows of no reason why the Regulatory Approvals required to be obtained by Knight or its Subsidiaries should not be obtained on a timely basis.

4.5. Reports; Regulatory Matters. Knight and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2010 with (a) FINRA, (b) the SEC and (c) any other Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to applicable Law, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Knight. Any such Report regarding Knight or any of its Subsidiaries filed with or otherwise submitted to any Governmental Entity, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by FINRA or any other Governmental Entity in the ordinary course of the business of Knight and its Subsidiaries, there is no pending proceeding before, or, to the knowledge of Knight, pending or threatened action (including proposed legislation, rulemaking or other changes in Law), examination or investigation by, any Governmental Entity into the business or operations of Knight or any of its Subsidiaries or any of the industries in which Knight or any of its Subsidiaries operates. As of the date of this Agreement, to the knowledge of Knight, there is no pending or threatened investigation by any Governmental Entity arising out of or relating to the Trading Event.

4.6. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Knight and its Subsidiaries included (or incorporated by reference) in Knight’s reports filed publicly with the SEC since January 1, 2009 (the “Knight Financial Statements”) (i) have been prepared from, and in accordance with, the books and records of Knight and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Knight and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited statements for the absence of footnotes and other presentations items), except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2009, the books and records of Knight and its Subsidiaries have been, and are being, maintained in a manner necessary to permit preparation of Knight’s financial statements in all material respects in accordance with GAAP and in accordance, in all materials respects, with any other applicable legal requirements. As of the date of this Agreement, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Knight as a result of or in connection with any disagreements with Knight on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the June 30, 2012 consolidated balance sheet of Knight included in Knight Financial Statements; or (ii) liabilities and obligations incurred in the ordinary course of business since June 30, 2012 consistent with past practice, neither Knight nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Knight. Neither Knight nor any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) Knight (x) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) sufficient to provide reasonable assurance that material information relating to Knight, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Knight by others within those entities, and (y) since December 31, 2008, has disclosed to Knight’s outside auditors and the audit committee of Knight’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Knight’s ability to record, process, summarize and report financial information and (ii) to the knowledge of Knight, any fraud, whether or not material, that involves management or other employees who have a significant role in Knight’s internal controls over financial reporting.

(d) Since December 31, 2011, (i) neither Knight nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Knight or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Knight or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Knight or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Knight or any of its Subsidiaries, whether or not employed by Knight or any of its Subsidiaries, has reported to the Board of Directors of Knight, any committee thereof or to any officer of Knight evidence of a material violation of securities laws, a breach of fiduciary duty or a similar violation by Knight or any of its officers, directors or employees.

4.7. Absence of Certain Changes or Events. (a) Since December 31, 2011, no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Knight.

(b) Since June 30, 2012, through and including the date of this Agreement, Knight and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) The pre-tax trading loss (the “Trading Loss”) sustained by Knight and its Subsidiaries on August 1, 2012, as disclosed by Knight in its Form 8-K dated August 2, 2012, was the result of a technology issue related to Knight’s installation of trading software and resulted in Knight sending for execution numerous erroneous orders in NYSE-listed and NYSE ARCA securities (the “Trading Event”). The Trading Loss was approximately $461.1 million and the Power Peg software code that caused the Trading Event has been removed from Knight’s (and any of its applicable Subsidiaries’) systems. There have been no similar malfunctions since August 1, 2012.

4.8. Legal Proceedings.

(a) There are no material pending actions, suits or proceedings (or, to Knight’s knowledge, threatened) against Knight or any of its Subsidiaries, or any of their respective properties, at law or in equity or before any Governmental Entity or arbitration panel. A list of all pending actions, suits or proceedings (or, to Knight’s knowledge, threatened) against Knight or any of its Subsidiaries relating to the Trading Event as of the date hereof is set forth on Section 4.8 of the Knight Disclosure Schedule.

(b) Neither Knight nor any of its Subsidiaries nor any of their respective assets is subject to any material outstanding order, writ, judgment, settlement agreement, injunction or decree, in each case, entered, issued or made by or with any Governmental Entity.

4.9. Taxes and Tax Returns. (a) All material Tax Returns required to be filed by or with respect to Knight or any of its Subsidiaries have been timely filed (taking into account any permitted exceptions) and prepared in accordance with applicable Law, and each such Tax Return is true, correct and complete in all material respects. Knight and each of its Subsidiaries has paid all material Taxes (whether or not shown on such Tax Returns) due and payable by it prior to Closing.

(b) All material Taxes or other amounts relating to the payment of Taxes that Knight or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and have been paid over to the proper Governmental Entity or other Person. Knight and each of its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment, collection, withholding and reporting of any amounts related to Taxes, including with respect to payments made to any employee, independent contractor, creditor, stockholder, partner or other third party.

(c) There are no Liens for material amounts of Taxes (other than Liens for Taxes not yet due and payable) upon any assets of Knight or any of its Subsidiaries.

(d) There is no Tax Proceeding pending or threatened in writing with respect to any material Taxes of Knight or any of its Subsidiaries. Neither Knight nor any of its Subsidiaries is presently under any examination or audit by any Taxing Authority. No material claim has been made in writing by a Taxing Authority in a jurisdiction where Knight or any of its Subsidiaries does not file Tax Returns to the effect that it is required to file Tax Returns in or may be subject to Tax by that jurisdiction. No extension or waiver of the period for assessment or collection of any Tax is currently in effect with respect to Knight or any of its Subsidiaries. Neither Knight nor any of its Subsidiaries has extended the time within which to file any material Tax Return, which Tax Return will not be filed prior to the Closing Date.

(e) Neither Knight nor any of its Subsidiaries is a party to, bound by or obligated under, any Tax Sharing Agreement. Neither Knight nor any of its Subsidiaries has any material liability for Taxes of any other Person under any applicable Law, as a transferee or successor, by contract or otherwise.

(f) Neither Knight nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity. Neither Knight nor any of its Subsidiaries has granted to any Person any power of attorney that will be in force after the Closing with respect to any Tax matter.

(g) Neither Knight nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code or the Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Knight Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, incentive, stock-based, profit sharing, deferred compensation, retiree medical or life insurance, supplemental retirement, retirement, severance, termination, change in control, employment, consulting or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Knight or any Subsidiary of Knight is a party, with respect to which Knight or any Subsidiary of Knight has any current or future obligation or that are maintained, contributed to or sponsored by Knight or any Subsidiary of Knight, in each case, to or for the benefit of any current or former employee, officer, director or independent contractor of Knight or any Subsidiary of Knight (all such plans, programs, arrangements, contracts or agreements, collectively, the “Knight Benefit Plans”).

(b) As of the date of this Agreement, Knight has delivered or made available to GETCO true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Knight Benefit Plan (or, with respect to any such plan that does not have a written plan document, a summary of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Knight Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Knight Benefit Plan, (v) the most recent summary plan description, if any, for such Knight Benefit Plan set forth on Section 4.10(b) of the Knight Disclosure Schedule and all material modifications thereto, (vi) all material amendments, modifications or supplements to any Knight Benefit Plan, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Knight Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to GETCO, there are no material amendments to any Knight Benefit Plans that have been adopted or approved nor has Knight or any of its Subsidiaries agreed to make any such amendments or to adopt or approve any new Knight Benefit Plans.

(c) Each Knight Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Knight Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(d) Section 4.10(d) of the Knight Disclosure Schedule identifies each Knight Benefit Plan that is intended to be a Qualified Plan. The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan and the related trust has not been revoked and, to the knowledge of Knight, there are no existing circumstances and no events have occurred that would reasonably be expected to result in a loss of the qualified status of any Qualified Plan or the related trust. No trust funding any Knight Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) No Knight Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Knight or any of its Subsidiaries or Knight ERISA Affiliates maintained an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof. “Knight ERISA Affiliate” means a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Knight, any predecessor to Knight or any of Knight’s past or present Subsidiaries.

(f) Except as set forth in Section 4.10(f) of the Knight Disclosure Schedule: (i) no Knight Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of Knight and its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Knight and its Subsidiaries has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) Except as set forth in Section 4.10(g) of the Knight Disclosure Schedule, neither Knight nor any Subsidiary of Knight sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment health or medical, disability, life insurance or other welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar law.

(h) All contributions required to be made to any Knight Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Knight Benefit Plan, for any period through the date hereof, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Knight, in all material respects, to the extent required by GAAP.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Mergers and the transactions contemplated hereby will (either alone or in conjunction with a subsequent termination of employment) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Knight or any Subsidiary of Knight, or result in any limitation on the right of Knight or any Subsidiary of Knight to amend, merge, terminate or receive a reversion of assets from any Knight Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Knight or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Knight Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code. Knight has made available to GETCO true, correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(j) Except as would not reasonably be expected to give rise to a material liability to Knight or any Subsidiary of Knight, there does not now exist, nor do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability. Without limiting the generality of the foregoing, neither Knight nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Knight and its Subsidiaries nor to Knight’s knowledge any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Knight Benefit Plans or their related trusts, Knight, any of its Subsidiaries or any person that Knight or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to the knowledge of Knight, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against Knight Benefit Plans, any fiduciaries thereof with respect to their duties to Knight Benefit Plans or the assets of any of the trusts under any of Knight Benefit Plans which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Knight or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Knight Benefit Plan, or any other party.

(m) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Knight, all Knight Benefit Plans subject to the laws of any jurisdiction outside of the United States for the benefit of employees of Knight or any of its Subsidiaries residing outside of the United States (each, a “Knight Foreign Plan”): (i) have been maintained in material compliance with the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Knight Foreign Plan, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.11. Labor Matters. (a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Knight or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Knight or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Knight or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither Knight nor any of its Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Knight and its Subsidiaries is in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, employee privacy, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not reasonably be expected to result in any material liability to Knight or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the knowledge of Knight, threatened against Knight or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

4.12. Compliance with Applicable Law.

(a) Since January 1, 2010, Knight and each of its Subsidiaries has complied with applicable Law (including the net capital requirements under the Exchange Act) in all material respects.

(b) (i) Knight and each of its Subsidiaries hold all material Permits for the lawful conduct of their respective businesses as currently conducted, (ii) all such Permits are valid and in full force and effect and (iii) since January 1, 2010, neither Knight nor any of its Subsidiaries has received written notice that the Governmental Entity or other Person issuing or authorizing any such Permit intends to terminate or refuse to renew or reissue any such Permit.

(c) Neither Knight nor any of its Subsidiaries nor, to Knight’s knowledge, any of their respective directors, officers, employees, or agents for or on behalf of Knight or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the Foreign Corrupt Practices Act or any other applicable Laws or any conventions to which Knight and its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, to public officials and private persons.

4.13. Certain Contracts. (a) Section 4.13(a) of the Knight Disclosure Schedule contains a complete and correct list of each of the following Contracts to which Knight or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, in each case, as of the date hereof:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract with a customer of Knight or any of its Subsidiaries that is reasonably expected to provide for payments to Knight and its Subsidiaries from customers of Knight or its Subsidiaries in excess of $1,200,000 in 2012;

(iii) any Contract with a supplier of Knight or any of its Subsidiaries that is reasonably expected to provide for payments from Knight and its Subsidiaries to such supplier in excess of $1,200,000 in 2012;

(iv) (A) any lease, sublease or similar arrangement under which Knight or any of its Subsidiaries is the lessee or sublesse of, or holds or uses, any machinery, equipment or other tangible personal property owned by any third party for an annual rent in excess of $1,200,000 and (B) any lease, sublease or similar arrangement under which GETCO or any of its Subsidiaries is the lessee or sublessee of real property owned or leased by any third party for an annual rent in excess of $1,200,000;

(v) any Contract expressly prohibiting or restricting the ability of Knight or its Subsidiaries (or, following the Effective Time, the surviving entity and its affiliates) to conduct its business, to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person;

(vi) any Contract that obligates Knight or any of its Subsidiaries (or following the Effective Time, the surviving entity and its affiliates) to conduct business on an exclusive basis with any third party, that contains “most favored nation” or similar covenants, or that contains non-competition or similar covenants;

(vii) any Contract that is material to Knight or any of its Subsidiaries for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits, expenses or payments;

(viii) any Contract that provides for the formation, creation, operation, management or control of any equity interest in any entity or enterprise other than Knight’s Subsidiaries, that is material to Knight and its Subsidiaries;

(ix) any Contract relating to any Indebtedness of Knight or its Subsidiaries in excess of $5,000,000;

(x) any Contract under which any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of Knight or its Subsidiaries in excess of $5,000,000;

(xi) any Contract pursuant to which Knight or any of its Subsidiaries (A) licenses Knight Intellectual Property to any third Person or (B) licenses Intellectual Property from any third Person, in each case of (A) and (B), that is material to the business of Knight or any of its Subsidiaries (other than Contracts for commercially available, off-the-shelf software);

(xii) any Contract under which Knight or any of its Subsidiaries is obligated to pay any earn outs or other similar contingent purchase price obligations;

(xiii) any Contract relating to the acquisition or disposition of any assets or business for a purchase price in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are material to Knight or any of its Subsidiaries or contain any outstanding right of first refusal, right of first offer or similar right;

(xiv) any Contract pursuant to which Knight or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Knight or any of its Subsidiaries (other than the organizational documents of Knight or its Subsidiaries); and

(xv) any material Contracts between Knight or any of its Subsidiaries, on the one hand, and any of Knight’s stockholders or their affiliates (other than Knight and its Subsidiaries), on the other hand, other than Contracts between or among Knight or any of its Subsidiaries, on the one hand, and any current or former employee of or consultant to Knight or any of its Subsidiaries, on the other hand, relating to the employment or consulting relationship between Knight or a Subsidiary of Knight and such current or former employee or consultant.

Each Contract of the type described in this Section 4.13(a), whether or not set forth in the Knight Disclosure Schedule, is referred to as a “Knight Contract.”

(b) Each Knight Contract is a valid and binding obligation of Knight or the Subsidiary that is party thereto and, to Knight’s knowledge, the other parties thereto, enforceable against Knight and its Subsidiaries and, to Knight’s knowledge, the other parties thereto in accordance with its terms (in each case, subject to the Bankruptcy and Equity Exception). Neither Knight nor any of its Subsidiaries is, nor, to Knight’s knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Knight’s or any of its Subsidiaries’ action or inaction or, to Knight’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Knight Contract, except for breaches, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Knight. There are no disputes pending or, to Knight’s knowledge, threatened with respect to any Knight Contract except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Knight.

4.14. Customers. Section 4.14 of the Knight Disclosure Schedule sets forth a complete and accurate list of the names of Knight Significant Customers as of the date hereof. For the purposes of this Agreement, “Knight Significant Customer” shall mean each of the customers of Knight that accounts for 10% or more of Knight’s revenues for each of the two most recent fiscal years.

4.15. Property.

(a) Knight or one of its Subsidiaries (i) has good and marketable title to all real property and assets reflected in the latest audited balance sheet included in Knight Financial Statements as being owned by Knight or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Knight Owned Properties”), free and clear of all Liens, except Permitted Encumbrances and (ii) is the lessee or sublessee of all leasehold or subleasehold estates (respectively) reflected in the latest audited financial statements included in such Knight Financial Statements or acquired after the date thereof (except for leases or subleases that have expired by their terms since the date thereof) (collectively with the Knight Owned Properties that are real property, and including all appurtenances and improvements thereto and fixtures thereon, the “Knight Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased or subleased thereunder, and each such lease or sublease is valid without default thereunder by the lessee or sublessee, or to Knight’s knowledge, the lessor or sublessor. Section 4.15 of the Knight Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Knight Real Property. Knight Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on Knight Real Property, taken as a whole, are in reasonable operating condition. There are no pending or, to Knight’s knowledge, threatened condemnation proceedings against Knight Real Property.

(b) Knight and its Subsidiaries own or lease/sublease and have good and valid title to, or have valid rights to use, all material properties and assets (real, personal or mixed, tangible or intangible) used in their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. The material tangible property and tangible assets owned or leased by Knight or its Subsidiaries, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted.

4.16. Intellectual Property.

(a) To the knowledge of Knight, Knight and its Subsidiaries own or have the right pursuant to written Contracts to use all Intellectual Property that is material to the conduct of the business of GETCO and its Subsidiaries.

(b) Section 4.16(b) of the Knight Disclosure Schedule sets forth a true and complete list of all (i) currently registered and currently pending applications for registration of Intellectual Property filed by or in the name of Knight or any of its Subsidiaries in any jurisdiction, including for each item the jurisdiction, number and filing date. All of the rights of Knight and its applicable Subsidiaries in the Intellectual Property identified on Section 4.16(b) of the Knight Disclosure Schedule are, to the knowledge of Knight, valid and enforceable. Knight and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Intellectual Property owned or purported to be owned by Knight or its Subsidiaries (the “Knight Intellectual Property”) and to protect the secrecy, confidentiality, and value of the trade secrets owned by Knight or its Subsidiaries, in each case that are material to the conduct of the business of Knight and its Subsidiaries. Knight exclusively owns all right, title and interest in and to the Knight Intellectual Property, free and clear of all Liens, other than Permitted Encumbrances.

(c) To the knowledge of Knight, the operation of the business of Knight and its Subsidiaries does not infringe upon or otherwise violate any Intellectual Property rights of others in any material respect.

(d) To the knowledge of Knight, no Person is infringing upon or otherwise violating any Knight Intellectual Property in any material respect.

(e) There are no unresolved claims pending or, to the knowledge of Knight, threatened (i) alleging that Knight or any of its Subsidiaries infringes, misappropriates or otherwise violates Intellectual Property rights of any third Person in any material respect or (ii) opposing or attempting to cancel any rights of Knight or any of its Subsidiaries in or to any material Intellectual Property. The consummation of the Mergers would not reasonably be expected to result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Knight’s or any of its Subsidiaries’ right to own, use, hold for use, or otherwise exploit any Intellectual Property material to the conduct of the business of Knight and its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Knight.

(f) Knight and each of its Subsidiaries has secured from each of its employees and contractors, as applicable, valid and binding assignments of all Intellectual Property rights developed by such employee or contractor that comprise any of the Intellectual Property owned or purported to be owned by Knight or its Subsidiaries.

4.17. Environmental Laws and Regulations.

(a) The operations of Knight and its Subsidiaries comply in all material respects with all applicable Environmental Laws. Knight and its Subsidiaries have obtained all material Environmental Permits necessary for the operation of their respective businesses as presently conducted, and all such Environmental Permits are in good standing. Neither Knight nor any of its Subsidiaries is subject to any proceeding, written order or written claim or, to Knight’s knowledge, any ongoing investigation, by any Person against Knight regarding any alleged violation of or liability arising under any Environmental Law. Neither Knight nor any of its Subsidiaries is subject to any material ongoing obligations pursuant to an outstanding order, judgment, decree or settlement with respect to any alleged violation of or liability under any Environmental Law.

(b) (i) There have been no Releases by Knight or any of its Subsidiaries of any Hazardous Substances into, on or under or from any Knight Real Property,

and (ii) Knight has not been notified in writing of potential liability for any Releases by or arranged for by Knight or any of its Subsidiaries of any Hazardous Substances into, on, under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which Knight or any of its Subsidiaries has performed services, except, in the case of either (i) or (ii), for any such Releases that would not reasonably be expected to result in any material liability to Knight. Neither Knight nor any of its Subsidiaries has received notice of, or, to Knight’s knowledge, is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Substance for re-use, recycling, reclamation, treatment, storage or disposal, except for such notices or proceedings that would not result in a material obligation or liability of Knight. Knight has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment at any Knight Real Property, except for the filing of notices relating to matters that would not reasonably be expected to be material to Knight.

(c) Neither Knight nor any of its Subsidiaries has received any written notification from any Governmental Entity of any alleged Release from any real property securing any Knight Loan (“Mortgaged Property”), in violation of, or as would result in a material liability under, applicable Environmental Law, other than a release (i) with respect to which (A) such Governmental Entity has provided written notice to Knight or any of its Subsidiaries that it has been remediated to the satisfaction of such Governmental Entity or (B) the required remedial action is being undertaken by the related Obligor or (ii) that would not reasonably be expected to be material to Knight.

4.18. Information Technology; Security & Privacy. All material information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, used in or necessary to the conduct of the business of Knight or any of its Subsidiaries (collectively, “Knight IT Systems”) are in all material respects in good working condition to effectively perform the information technology operations necessary to conduct the business of Knight or any of its Subsidiaries. Since January 1, 2010, neither Knight nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, its conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Knight IT Systems. Knight and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of Knight and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of Knight or any of its Subsidiaries.

4.19. Broker-Dealer Matters.

(a) Each Knight Subsidiary that is a Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers.

Each Broker-Dealer Subsidiary is a member organization in good standing of FINRA and any other required SRO and is in compliance in all material respects with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it. Each Broker-Dealer Subsidiary is duly registered, licensed or qualified as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect on Knight. There is no action or proceeding pending or, to Knight’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Material Adverse Effect on Knight.

(b) None of Knight or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of Knight or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the knowledge of Knight, threatened against Knight or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(c) Each Broker-Dealer Subsidiary is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Broker-Dealer Subsidiary that will result in it not being in compliance with applicable regulatory net capital requirements. Each Broker-Dealer Subsidiary is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets.

(d) Knight has made available to GETCO a true, correct and complete copy of each Broker-Dealer Subsidiary’s Form BD filed since January 1, 2008, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement and a true, correct and complete copy of each other registration, report and material correspondence filed by each Broker-Dealer Subsidiary with any Governmental Entity or SRO since January 1, 2008 and will deliver or make available to GETCO such forms, registrations, reports and correspondence as are filed from and after the date hereof and prior to the Closing. Each Form BD and each Broker-Dealer Subsidiary’s other registrations, forms, and other reports filed with any Governmental Entity or SRO since January 1, 2008 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e) None of Knight nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws or regulations.

(f) Knight has provided GETCO with true, correct and complete copies as in effect as of the date hereof of (i) policies of Knight and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies of Knight and its Subsidiaries, and (iii) codes of conduct and ethics of Knight and its Subsidiaries.

(g) The conduct of the business of Knight and its Subsidiaries, as presently conducted and as conducted at all times prior to the date hereof, does not require Knight or any of its Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Entity or with any SRO.

4.20. Material Interests of Certain Persons. No current or former officer or director of any of Knight or its Subsidiaries, or stockholder of Knight or “associate” or member of the “immediate family” (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act) of any such officer or director or stockholder, has any material interest in any material property (whether real or personal, tangible or intangible) or contract used in or pertaining to the business of Knight or any of its Subsidiaries.

4.21. Derivative Instruments and Transactions. Knight and its Subsidiaries have not entered into any Derivative Transactions for their own account. All Derivative Transactions, entered into for the account of any customer: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Knight or its Subsidiaries, as applicable, and, to Knight’s knowledge, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exception). Knight and its Subsidiaries and, to Knight’s knowledge, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To Knight’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Knight and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

4.22. Insurance. Subject to any settlements and commutations, as of the date of this Agreement, all material insurance policies held by, or for the benefit of Knight and its Subsidiaries are in full force and effect, are valid and enforceable and all premiums due thereunder have been paid. Since January 1, 2012, neither Knight nor any of its Subsidiaries has received written notice of cancelation or termination, other than in connection with normal renewals, of any such insurance policies, and no claim or claims have been reported to an insurance provider and are pending as of the date of this Agreement under any such insurance policy.

4.23. Mortgage Business.

(a) As of the date hereof, Knight MORTGAGE SUB (“KMS”) is an approved seller/servicer in good standing with the Government National Mortgage Association (“Ginnie Mae”) and the United States Department of Housing and Urban Development (“HUD”), is duly qualified, licensed, registered and otherwise authorized under all Applicable Law, and, if applicable, meets the minimum capital requirements set forth by the Office of the Comptroller of the Currency. As of the date hereof, KMS has not received any notice or other written communication from Ginnie Mae or HUD of any pending or threatened adverse change to its good standing with Ginnie Mae or HUD.

(b) Section 4.23 of the Knight Disclosure Schedule lists all warehouse lines of credit (the “Warehouse Lines”) to which KMS is a party with non-affiliates as of the date hereof. As of the date hereof, (i) KMS has not received any notice from any creditor thereunder that a default or event of default exists; (ii) no waiver, amendments or modifications to the Warehouse Lines since November 30, 2012 have been validly executed and are now existing other than waivers, amendments or modifications entered into in the ordinary course consistent with past practice; and (iii) KMS is able to borrow funds pursuant to the terms set forth in the Warehouse Lines.

(c) As of the date hereof, all home equity conversion loans originated by KMS are insured by the Federal Housing Administration (“FHA”) other than certain loans with an aggregate outstanding principal balance of not more than $10,000,000. Each home equity conversion loan originated by KMS is originated in accordance with the guidelines set forth by the FHA, as described in the FHA Handbook 4235.1 Rev-1, Home Equity Conversion Mortgages, as amended or modified by mortgagee letters issued from time to time by the FHA except as would not, individually or in the aggregate, have a Material Adverse Effect on Knight.

(d) As of the date hereof, there is no pending or, to the Knowledge of Knight, threatened, cancelation or reduction of any mortgage sale agreement relating to a mortgage with an outstanding principal balance of $1,000,000 or more (“Loan Sale Agreement”), to which Knight or any Subsidiary of Knight is a party and the obligations of Knight or such Subsidiary under each such Loan Sale Agreement are being performed by Knight or such Subsidiary and, to the Knowledge of Knight as of the date hereof, the counterparties to each Loan Sale Agreement in accordance with its terms, in each case in all material respects. There is no material breach by Knight or any Subsidiary of Knight under any Loan Sale Agreement and as of the date hereof no third party has exercised or, to the Knowledge of Knight, is threatening in writing to exercise its contractual right to require Knight or any Subsidiary of Knight to repurchase any loan that was originated, closed and/or funded by Knight or any Subsidiary of Knight (a “Knight Loan”) from such third party due to a breach of a representation, warranty or covenant by Knight or any Subsidiary of Knight under a Loan Sale Agreement other than any repurchases that occurred prior to September 30, 2012.

(e) As of the date hereof, no Knight Loan has been held for sale or investment by KMS for a period of time after the date of funding that is outside the requirements of any applicable Warehouse Line, except as would not, individually or in the aggregate, have a Material Adverse Effect on Knight.

(f) No Knight Loan held for investment by KMS and not included in a Ginnie Mae pool with an outstanding principal balance of $1,000,000 or more is (x) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, (y) in foreclosure or (z) subject to bankruptcy proceedings commenced by or in respect of the borrower.

(g) Each Knight Loan was underwritten and originated, and the loan documents and loan files maintained by Knight or a Subsidiary of Knight with respect thereto are being maintained by Knight or such Subsidiary in compliance with all applicable Laws except as would not, individually or in the aggregate, have a Material Adverse Effect on Knight. The Knight Loans serviced by Knight or a Subsidiary of Knight are so serviced in accordance with Applicable Laws and with the requirements of any Loan Sale Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect on Knight.

4.24. State Takeover Laws. The Board of Directors of Knight has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law under any foreign, state or local law. A true and correct copy of all resolutions (redacted as necessary) passed by the Board of Directors of Knight relating to GETCO pursuant to Section 203 of the DGCL have been provided to GETCO.

4.25. Knight Information. The information relating to Knight and its Subsidiaries that is provided in writing by Knight or its representatives (i) specifically for inclusion in the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading and (ii) for inclusion in any statement, filing, notice or application to any Governmental Entity in connection with the transactions contemplated by this Agreement will be true and complete in all material respects as of the date so furnished.

4.26. Broker’s and Other Fees. Except for Sandler O’Neill + Partners, L.P., neither Knight nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.27. Fairness Opinion. Prior to the execution of this Agreement, Knight has received a fairness opinion from Sandler O’Neill + Partners, L.P., providing that the consideration to be provided to the shareholders of Knight Common Stock (other than Jefferies

& Company, Inc. and its Affiliates and GETCO and its Affiliates) is fair, from a financial point of view, to such shareholders. Knight has provided GETCO a true and correct copy of such fairness opinion.

4.28. Formation of the Company and Merger Subs. As promptly as reasonably practicable after the date hereof and in any event within five (5) Business Days, (i) Knight shall form the Company, (ii) the Company shall form Merger Sub A, (iii) the Company shall form Merger Sub B, and (iii) the Company shall form Merger Sub C. Promptly thereafter Knight shall cause each of the Company, Merger Sub A, Merger Sub B and Merger Sub C to sign a joinder agreement to this Agreement and be bound hereunder. Notwithstanding any provision herein to the contrary, (i) the obligations of the Company, Merger Sub A, Merger Sub B and Merger Sub C to perform their respective covenants under this Agreement shall commence only at the time of their execution of the joinder and (ii) each representation and warranty with respect to the Company, Merger Sub A, Merger Sub B and Merger Sub C shall not be deemed made until such entity’s execution of the joinder and any references to the date of this Agreement with respect thereto shall refer to the date of such entity’s execution of the joinder. Knight shall take such actions as are reasonably necessary to cause the board of directors of the Company, Merger Sub A, Merger Sub B and Merger Sub C to approve this Agreement.

4.29. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Knight, any of its Subsidiaries or Knight’s Affiliates makes any express or implied representation or warranty on behalf of Knight, its Subsidiaries or its Affiliates, and each of Knight, its Subsidiaries and Knight’s Affiliates hereby disclaims any such representation or warranty whether by Knight, its Subsidiaries or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLOCKER

Except as disclosed in the disclosure schedule (the “Blocker Disclosure Schedule”) delivered by Blocker to GETCO and Knight prior to the execution of this Agreement (provided, however, that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement), Blocker hereby represents and warrants to GETCO and to Knight as follows:

5.1. Corporate Organization. Blocker is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. True, complete and correct copies of the Certificate of Formation of Blocker (the “Blocker Certificate”) and the Limited Liability Company Agreement of Blocker (the “Blocker Operating Agreement”) as in effect as of the date of this Agreement and as of the Closing have previously been made available to Knight and to GETCO. There are no other organizational or governance documents or agreements of Blocker or otherwise relating to the rights, preferences, duties and obligations of the holder of equity interests of Blocker, except as set forth on Section 5.5 of the Blocker Disclosure Schedule.

5.2. Authority and Enforceability. Blocker has full power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement and the Mergers by the holders of equity interests of Blocker, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Blocker. No other proceedings on the part of Blocker are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Blocker and (assuming due authorization, execution and delivery by the Company, Knight, GETCO, Merger Sub A, Merger Sub B and Merger Sub C) constitutes a valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

5.3. No Conflict. Neither the execution and delivery of this Agreement by Blocker nor the consummation by Blocker of the transactions contemplated hereby, nor compliance by Blocker with any of the terms or provisions of this Agreement, will (i) violate any provision of the Blocker Certificate or the Blocker Operating Agreement or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Blocker or any of its respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Blocker under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Permit, Contract, bylaw or other instrument or obligation to which Blocker is a party or by which any of them or any of its respective properties or assets is bound, other than, in the case of clause (ii), any such violation, conflict, breach or loss, default, termination, right, acceleration or Lien that would not, individually or in the aggregate, prevent or materially impair, or reasonably be expected to prevent or materially impair Blocker’s ability to timely consummate the transactions contemplated by this Agreement.

5.4. Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by Blocker in connection with the execution, delivery and performance of any Transaction Agreement to which Blocker is a party, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 5.4 of the Blocker Disclosure Schedule and (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure to obtain or make would not prevent or materially impair, or reasonably be expected to prevent or materially impair Blocker’s ability to timely consummate the transactions contemplated by this Agreement.

5.5. Entities.

(a) Schedule 5.5(a) of the Blocker Disclosure Schedule sets forth a true and complete list of the authorized, issued and outstanding equity interests of Blocker. All of the issued and outstanding equity interests are duly authorized and validly issued and are not subject to preemptive rights created by statute, the organizational documents of Blocker, or any agreement to which Blocker is a party or by which it is bound. All of the issued and outstanding Units of Blocker are held by the Persons with the domicile addresses and in the percentage amounts set forth on Schedule 5.5(a) of the Blocker Disclosure Schedule. Blocker does not have any outstanding equity interests that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. Except as set forth in Section 5.5(a) of the Blocker Disclosure Schedule, Blocker has no other capital stock or equity interests authorized, issued or outstanding. There are no declared or accrued but unpaid dividends or distributions with respect to any of Blocker’s equity interests.

(b) All outstanding equity interests of Blocker have been issued in compliance with all applicable securities laws and were issued or transferred in accordance with any right of first refusal or similar right or limitation applicable thereto, including those in Blocker’s organizational documents.

(c) Blocker has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(d) There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Blocker is a party or by which Blocker is bound obligating Blocker to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity or voting interests of Blocker.

(e) Blocker does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in or control of, and has no obligation to make any debt or equity investment in or contribution to, directly or indirectly, any other Person (other than the GETCO Units set forth opposite Blocker’s name on Schedule 5.5(h) of the Blocker Disclosure Schedule).

(f) Blocker was formed solely for the purpose of holding its equity interest in GETCO and has not conducted any operations other than in connection with obtaining and holding its equity interest in GETCO or in connection with the transactions contemplated by this Agreement.

(g) Except as set forth on Section 5.5(g) of the Blocker Disclosure Schedule, Blocker has no Liabilities, and as of the Closing shall have no Liabilities. The sole asset of Blocker is its GETCO Units set forth opposite Blocker’s name on Schedule 5.5(h) of the Blocker Disclosure Schedule.

(h) Schedule 5.5(h) of the Blocker Disclosure Schedule sets forth the record and beneficial ownership of Blocker’s equity interest in GETCO. As of immediately prior to the Closing, Blocker will have good and valid title to all such equity interests, free and clear of all Liens.

(i) There is no action, suit, claim, litigation, arbitration, investigation, audit or proceeding of any nature pending, or to the Knowledge of Blocker, threatened, against Blocker or any of Blocker’s officers or directors (in their capacities as officers and directors of Blocker) by or before any Governmental Entity.

5.6. Tax Matters.

(a) Blocker has been treated as an association taxable as a corporation for U.S. federal income tax purposes at all times since its formation.

(b) For all taxable periods (or portions thereof) beginning on or after the date of its formation, Blocker (i) has timely filed all material Tax Returns required to be filed in a manner consistent with the Schedule K-ls it has received from GETCO and paid all Taxes due in respect of income and gains of GETCO allocated to Blocker as shown on such Schedule K-1s, and (ii) has not realized for Tax purposes any income or gains other than any income or gain allocated by GETCO or otherwise through GETCO.

(c) Blocker has no liability for the Taxes of any other Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law or otherwise. Blocker is not a party to, bound by or obligated under, any Tax Sharing Agreement.

(d) No audit or other examination of any Tax Return of Blocker is presently in progress, nor has Blocker been notified in writing of any request for such an audit or other examination. Blocker has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) Blocker has not taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent or impede the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code or the Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.7. Brokers’ and Finders’ Fees. Except as set forth on Section 5.7 of the Blocker Disclosure Schedule, Blocker has not incurred any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, nor will any other party hereto incur any such liability based on arrangements made by Blocker.

5.8. State Takeover Laws. The Board of Directors of Blocker has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law under any foreign, state or local law.

5.9. Blocker Information. The information relating to Blocker that is provided in writing by Blocker or its representatives (i) specifically for inclusion in the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements therein, in light of the circumstances in which they are made, not materially misleading and (ii) for inclusion in any statement, filing, notice or application to any Governmental Entity in connection with the transactions contemplated by this Agreement will be true and complete in all material respects as of the date so furnished.

5.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of Blocker or Blocker’s Affiliates makes any express or implied representation or warranty on behalf of Blocker or its Affiliates, and each of Blocker and its Affiliates hereby disclaims any such representation or warranty whether by Blocker or its Affiliates.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement, with the prior written consent of the other party, as set forth in Section 6.2 of the GETCO Disclosure Schedule or the Knight Disclosure Schedule (as applicable) or as otherwise required by applicable Law, during the period from the date of this Agreement to the Effective Time, each of Knight and GETCO shall, and shall cause each of its respective Subsidiaries to, subject to the limitations set forth in Section 6.2, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to (i) maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees, (ii) maintain and keep material property and assets consistent with past practices, (iii) maintain in effect all material Permits consistent with past practices and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, GETCO, Knight, Merger Sub A, Merger Sub B, Merger Sub C or any of their respective Subsidiaries, as applicable, to timely obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. During the period from the date of this Agreement to the Effective Time, Knight and GETCO each agree to use reasonable best efforts to manage capital consistent with current practice (including at the parent company level).

6.2. Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.2 of the GETCO Disclosure Schedule or the Knight Disclosure Schedule, as applicable, as expressly contemplated or permitted by this Agreement, or as otherwise required by applicable Law, each of GETCO and Knight shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the other party (which consent shall not be unreasonably withheld, denied, conditioned or delayed):

(a) sell, lease, license, mortgage, encumber, transfer, convey, assign, or otherwise dispose of any of its material rights, properties or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice to third parties who are not Affiliates;

(b) (i) incur, assume or guarantee any Indebtedness, (ii) cancel or waive any claims under any material Indebtedness or amend or modify adversely to it in any material respect the terms relating to any such Indebtedness, (iii) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any Person, or (iv) other than in the ordinary course of business consistent with past practice make any material loans or advances;

(c) (i) adjust, split, combine or reclassify any capital stock, unit or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (x) dividends paid in the ordinary course of business by any direct or indirect wholly owned Subsidiary to it or any other direct or indirect wholly owned Subsidiary and (y) the Permitted Distributions set forth in Section 6.3) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any options, stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock or equity interests, other than in the ordinary course of business as specifically described in the GETCO Disclosure Schedule or the Knight Disclosure Schedule, as applicable, (iv) issue or commit to issue any additional shares of capital stock or other equity interest other than pursuant to the exercise or settlement of Knight Stock Options or conversion of shares of the Knight Series A-1 Preferred Stock or Knight Series A-2 Preferred Stock or upon the vesting of Class E Units of GETCO, in each case that are outstanding as of the date hereof or that are issued following the date hereof in compliance with this Agreement or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(d) except as required under applicable Law or the terms of any GETCO Benefit Plan or Knight Benefit Plan, as applicable, existing as of the date hereof (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (or alter a prior interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary or wage increases in the ordinary course of business consistent with past practice of not more than 5% in the aggregate per annum), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business as specifically described in the GETCO Disclosure Schedule or the Knight Disclosure Schedule, as applicable, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee, independent contractor or consultant other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $700,000;

(e) other than immaterial acquisitions of assets for cash in the ordinary course of business consistent with past practice, (i) acquire (by merger, consolidation, purchase of assets or equity interests or otherwise) any businesses, assets, properties or interests in any other Person or (ii) merge or consolidate with any Person;

(f) make any capital expenditure requiring payments in excess of $10 million individually or $25 million in the aggregate;

(g) make any material investment either by purchase of stock or securities or contributions to capital in excess of $25 million (other than in a wholly owned Subsidiary);

(h) (i) enter into any new line of business or (ii) except as required by applicable Law or the regulations or policies imposed on it by a Governmental Entity, change any material policy established by its Board of Directors or executive officers that generally applies to its operations;

(i) amend its charter, bylaws, certificate of formation, limited liability company agreement or other comparable organizational documents, or otherwise take any action to exempt any person from any provision of such documents;

(j) (i) terminate or amend or otherwise modify in any material respect other than in the ordinary course of business or knowingly violate in any material respect the terms of, any GETCO Contract or Knight Contract, as applicable, or (ii) enter into any new agreements or contracts or other binding obligations other than in the ordinary course of business or that if in existence as of the date hereof would be a GETCO Contract pursuant to Sections 3.13(a)(v) or 3.13(a)(vi) or Knight Contract pursuant to Sections 4.13(a)(v) or 4.13(a)(vi);

(k) settle or compromise any litigation, action or proceeding with a Governmental Entity, shareholder or unit holders;

(l) commence, settle or compromise any litigation, action or proceeding with any Person other than a Governmental Entity, shareholder or unit holders except for (i) settlements involving only monetary remedies with a value not in excess of $5,000,000 with respect to any individual litigation, action or proceeding or $15,000,000 in the aggregate and (ii) the commencement of any litigation, action or proceeding in the ordinary course of business consistent with past practice;

(m) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(n) amend in a manner that adversely impacts the ability to conduct its business, terminate or allow to lapse any material Permit;

(o) (i) cancel, abandon or allow to lapse any material Intellectual Property other than in the ordinary course of business consistent with past practice, or (ii) disclose to any third party any trade secret other than in the ordinary course of business consistent with past practice;

(p) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(r) intentionally take any action that is intended to result in any of the conditions to the Mergers set forth in Article VIII not being satisfied;

(s) (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting or any annual Tax accounting period, (iii) enter into any closing agreement, (iv) settle or compromise any material liability for Taxes, (v) file any material amended Tax Return, or (vi) surrender any right or claim to a material refund of Taxes, in each case except (A) in the ordinary course of business and consistent with past practice, or (B) as would not have an adverse effect on it or its Subsidiaries (or, following the closing, on the Company) that is material; or

(t) agree to take, or make any commitment to take, any of the actions prohibited by this Section 6.2.

6.3. Permitted Distributions. As used in this Agreement, “Permitted Distributions” means, in the case of Knight, regular quarterly cash dividends to holders of the Knight Series A-1 Preferred Stock and the Knight Series A-2 Preferred Stock, and, in the case of GETCO, any tax distributions required to be paid pursuant to the Limited Liability Company Agreement of GETCO.

6.4. Control of Operations. Nothing contained in this Agreement shall give Knight or GETCO (or Blocker), directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

6.5. Certain Covenants of Blocker.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as otherwise required by applicable Law, Blocker (a) shall conduct its business in the ordinary course in all material respects and (b) shall not, without the prior written consent of each of GETCO and Knight, take any action that (i) is intended to or would reasonably be expected to adversely affect or materially delay the ability of Blocker, the Company, GETCO, Knight, Merger Sub A, Merger Sub B, Merger Sub C or any of their respective Subsidiaries, as applicable, to timely obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (ii) would or would reasonably be expected to cause any of the representations and warranties of Blocker set forth in Article V to be untrue or incorrect as of the Closing (except with respect to any such representations and warranties that speak as of a specific date, in which case, as of such date). Notwithstanding the foregoing, Blocker shall be permitted to (i) accrue interest on, and pay the principal and accrued interest on, any debt owed to the Blocker Shareholder, (ii) respond to any notice from any Taxing Authority (including granting powers of attorney to tax advisors in connection with any communication or discussion with any Taxing Authority) and conduct any Tax Proceeding with any Taxing Authority, (iii) pay Taxes and incur liabilities for Taxes in the ordinary course of business consistent with past practice, (iv) receive any Tax refunds, (v) pay professional services invoices incurred in the ordinary course of business, (vi) distribute cash available for such purpose to direct or indirect equity owners of the Blocker, and (vii) file claims for Blocker Refunds (including IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Taxes), IRS Form 1139 (Corporation Application for Tentative Refund), and any analogous state and local forms (if applicable).

(b) Blocker and its shareholders shall, prior to the Closing, capitalize or otherwise extinguish any outstanding debt of Blocker (as listed on Schedule 5.5(f) of the Blocker Disclosure Schedule).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Reasonable Best Efforts; Further Assurances.

(a) Knight and GETCO shall promptly prepare and Knight shall file with the SEC the Joint Proxy Statement and Knight and the Company shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Knight, the Company and GETCO shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Knight and GETCO shall thereafter mail or deliver the Joint Proxy Statement to their respective holders. Knight and the Company shall also use their reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GETCO and Blocker shall furnish all information concerning GETCO, Blocker and the Holders as may be reasonably requested in connection with any such action.

(b) Each of Knight, the Company, GETCO and, solely to the extent of any third-party consent or waiver or regulatory approval required to be obtained by Blocker, Blocker shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated hereby and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory

Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Knight, the Company and GETCO shall use their reasonable best efforts to resolve, as promptly as practicable, any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. The parties further covenant and agree that (1) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (2) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging any of the parties’ rights to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable best efforts to take such actions as are necessary and appropriate to contest such action, suit, proceeding or investigation. In furtherance of the foregoing, Knight and GETCO shall give the other party the opportunity to consult with them on a regular basis with respect to, provide the other party with a reasonable opportunity to participate in the preparation of, and to review prior to the filing or submission of, material documents relating to, and provide the other party the reasonable opportunity to participate in, in each case to the extent practicable and subject to Applicable Laws relating to the exchange of information and in a manner that does not result in any waiver or loss of attorney-client privilege, any proceedings, meetings or substantive telephone conversations relating to the defense or settlement of any shareholder or unitholder litigation against Knight or GETCO, as applicable, relating to the transactions contemplated by this Agreement.

(c) Subject to applicable Laws relating to the exchange of information, Knight, Blocker and GETCO shall, upon request, furnish each other with all information concerning Knight, Blocker, GETCO and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Knight, Blocker, GETCO or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Knight and GETCO shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d) Subject to applicable Law (including applicable Laws relating to the exchange of information), GETCO, Blocker and Knight shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, each of Knight and GETCO shall promptly furnish the other with copies of the nonconfidential portions of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law. The parties further covenant and agree not to extend any waiting period associated with any approval of a Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto.

7.2. Access to Information. Upon reasonable notice and subject to applicable Law, each of Knight and GETCO shall, and shall cause each of its Subsidiaries to, afford to the other party’s employees, accountants, counsel, advisors, agents and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with Section 9.1, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable law), (b) a copy of all correspondence between such party or any of its Subsidiaries and any party to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Mergers or the other transactions contemplated by this Agreement and (c) all other information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, (i) neither party shall be required to provide access to or make available to any Person any document or information that is the subject of any confidentiality agreement with any third party (provided that the withholding party uses reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client or work-product privilege (provided that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege). No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive the representations and warranties or covenants of the other party set forth in this Agreement. All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Knight and GETCO as of August 17, 2012 (the “Confidentiality Agreement”).

7.3. Stockholder and Holder Approval.

(a) Each of Knight and GETCO shall take all action necessary in accordance with applicable Law and their respective charter, bylaws, limited liability company agreement or similar organizational documents to duly call, give notice of, convene and, as soon as reasonably practicable, hold a meeting of its stockholders or Holders, as applicable, or take such other actions necessary to obtain the relevant approvals in each case, as promptly as practicable for the purpose of obtaining the Knight Stockholder Approval, in the case of Knight, and the GETCO Holder Approval, in the case of GETCO (each such meeting or any adjournment or postponement thereof, the “Knight Stockholders Meeting”

and the “GETCO Holders Meeting”, respectively). Except in the case of a withdrawal or modification of such party’s Board Recommendation expressly permitted by this Section 7.3(a), Knight shall solicit, and use its reasonable best efforts to obtain, the Knight Stockholder Approval at the Knight Stockholders Meeting and GETCO shall solicit, and use its reasonable best efforts to obtain, the GETCO Holder Approval at the GETCO Holders Meeting. Except as expressly provided in the immediately following sentence, the Board of Directors of GETCO and Knight shall (i) recommend to its respective stockholders or Holders the approval of this Agreement and the transactions contemplated herein (the “Board Recommendation”), (ii) include the Board Recommendation in the Joint Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The Board of Directors of each of Knight and GETCO shall be permitted (x) not to recommend to their respective stockholders or Holders that they give the Knight Stockholder Approval or the GETCO Holder Approval, as the case may be, or (y) to otherwise withdraw or modify in a manner adverse to the other party the Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the Board of Directors would be in violation of its fiduciary duties under applicable Law if it failed to withdraw or modify the Board Recommendation, (B) after the third Business Day following delivery by such party to the other party of written notice advising it that such party’s Board of Directors intends to resolve to so withdraw or modify the Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof, and, include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by the other party to this Agreement during such three (3) Business Day period (during which period the party delivering the notice of its intention to withdraw or modify the Board Recommendation has negotiated with the other party to this Agreement in good faith (to the extent such other party to this Agreement desires to negotiate) with respect to such adjustments), such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if such party delivering the notice of its intention to withdraw or modify the Board Recommendation has complied with its obligations set forth in this Section 7.3(a) and Section 7.8; provided, however, that following each and every material revision to such Superior Proposal, such party shall be required to deliver a new written notice to the other party to this Agreement in accordance with this Section 7.3(a) and to again comply with the requirements of this Section 7.3(a); provided, further, that (1) nothing in this Agreement shall be interpreted to excuse such party and its Board of Directors from complying with its unqualified obligation to submit this Agreement to its Holders at the GETCO Holders Meeting or stockholders at the Knight Stockholders Meeting, as the case may be, and (2) such party shall not submit to the vote of its stockholders or Holders any Acquisition Proposal or Alternative Transaction other than the GETCO Merger or the Knight Merger, as applicable. Without limiting the foregoing, if the Board of Directors of GETCO or Knight has withdrawn or modified the Board Recommendation as expressly permitted by this Section 7.3(a), then the Board of Directors of such party may submit this Agreement to its stockholders or Holders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of such party may communicate the basis for its lack of a recommendation to its stockholders or Holders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.

(b) For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for 100% of the outstanding shares of such party’s capital stock or such party’s outstanding equity interests, on terms that the Board of Directors of such party determines in its good faith judgment (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by the other party to this Agreement to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders or Holders, as applicable, than the Knight Merger or the GETCO Merger, as applicable, and (y) is reasonably likely to receive all necessary regulatory approvals and be consummated.

7.4. NYSE Listing. The Company shall cause the shares of Company Common Stock to be issued in the Mergers (as well as the shares of Company Common Stock issuable upon exercise of the Warrants) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

7.5. Registration Rights. On or prior to the Closing Date, the Company shall enter into a registration rights agreement (the “Registration Rights Agreement”) with each of Stephen Schuler, Daniel Tierney and GA-GTCO Interholdco, LLC, which shall become effective at the Effective Time, and which shall be substantially in the form set forth in Exhibit F hereto.

7.6. Termination of Certain Indebtedness and Refinancing and Certain Affiliate Arrangements. GETCO, Knight and the COMPANY agree to take the actions set forth in Schedule 7.6 (“Refinancing”) with respect to the Indebtedness of GETCO and Knight listed on such schedule. GETCO and Blocker agree to take such actions as are necessary to terminate the Investment Agreement between GETCO, Stephen Schuler, Daniel Tierney and Blocker, dated as of March 22, 2007 (as amended) effective as of Closing.

7.7. Employee Matters.

(a) Following the Effective Time, the employees of GETCO and its Subsidiaries who are employed by the Company or its Subsidiaries (including GETCO and its Subsidiaries) as of the Effective Time and the employees of Knight and its Subsidiaries

(including Knight and its Subsidiaries) who are employed by the Company or its Subsidiaries at the Effective time (such employees, collectively, the “Covered Employees”) will be offered participation and coverage under Company employee benefit plans that are no less favorable, on an aggregate basis, to the Knight Benefit Plans generally in effect for similarly situated employees of Knight and its Subsidiaries in accordance with the terms thereof; it being understood that the Covered Employees may commence participation in the Knight Benefit Plans on different dates following the Effective Time with respect to different Knight Benefit Plans. Following the Effective Time, the Company shall provide Covered Employees who were employees of Knight immediately prior to the Effective Time with base salary that is substantially similar to the base salary provided to such Covered Employees immediately prior to the Effective Time and incentive compensation opportunities that are no less favorable than the incentive compensation opportunities provided to similarly situated Covered Employees who were employees of GETCO immediately prior to the Effective Time. For a period of one year following the Effective Time, the Company shall provide Covered Employees who were employees of Knight immediately prior to the Effective Time with severance benefits at levels and pursuant to the terms of the Knight Severance Plan disclosed on Section 4.10(a) of the Knight Disclosure Schedule.

(b) From and after the time that Covered Employees commence coverage under the Knight Benefit Plans pursuant to Section 7.7(a), the Company shall, or shall cause its Subsidiaries to, (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefit accruals under any Knight Benefit Plan in which Covered Employees are eligible to participate, for all periods of employment with GETCO or any of its Subsidiaries, or if applicable, Knight or any of its Subsidiaries, prior to the Effective Time for which service was recognized by GETCO immediately prior to the Effective Time as if such service had been performed with Knight or its applicable affiliate (other than with respect to any newly adopted plan of the Company or any of its Subsidiaries for which past service credit is not granted to its employees generally); provided, that such service shall not be recognized (A) for purposes of any defined benefit retirement plan or Knight Benefit Plan that provides retiree welfare benefits, (B) to the extent such recognition would result in the duplication of benefits for the same period of service, or (C) any Knight Benefit Plan that is a frozen plan or provides grandfathered benefits, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any healthcare benefit plans of the Company or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under any similar plans of GETCO or, if applicable, Knight, immediately prior to the Effective Time, and (iii) recognize any healthcare expenses incurred by the Covered Employees and their eligible dependents for the plan year in which the Effective Time (or commencement of participation in a Knight Benefit Plan) occurs for applicable deductibles, annual out-of-pocket limits and any lifetime maximums under any such Knight Benefit Plan for expenses incurred prior to the Effective Time (or the date of commencement of participation in a Knight Benefit Plan) to the extent such expenses were credited under any similar plans of GETCO, or, if applicable, Knight, immediately prior to the Effective Time. To the extent that Covered Employees who were employed by Knight immediately prior to the Effective Time commence participation in benefit plans maintained by the Company, other than Knight Benefit Plans, such Covered Employees shall benefit from clauses (i), (ii) and (iii) in the same manner as Covered Employees who were employed by GETCO immediately prior to the Effective Time.

(c) The provisions of Sections 7.7(a) and 7.7(b) shall apply only with respect to Covered Employees who are covered under GETCO Benefit Plans or Knight Benefit Plans, that are maintained solely for the benefit of employees of GETCO or Knight, as applicable, employed in the United States. With respect to employees of GETCO or Knight who are regularly employed outside of the United States, from and after the Effective Time, the Company shall, or shall cause its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.

(d) Knight shall cause the Company to adopt an equity incentive plan (the “Company Equity Plan”) in a form that is proposed by GETCO, which shall be reasonably acceptable to Knight, which will include a 5% equity pool (the “Equity Pool”) and additional availability that is intended to permit equity-based awards to be made in ordinary course over the two year period following the Effective Date covering Company Common Stock (the “Initial Equity Pool”). The Equity Pool shall be reserved for equity-based awards for Covered Employees (other than each of GETCO’s and Knight’s Chief Executive Officers as of the date hereof, who will be eligible to receive equity-based awards outside of the Equity Pool). The Joint Proxy Statement will include a proposal for Company shareholders to approve the Company Equity Plan, unless approval by Knight would be sufficient to permit the Company Equity Plan to issue awards following the Effective Time under the NYSE listing standards. All grants made from the Equity Pool shall be allocated as directed by GETCO’s Chief Executive Officer in consultation with Knight’s Chief Executive Officer, subject to approval by the Board of Directors of the Company as appropriate (or the Board of Directors of GETCO in the case of awards communicated before the Effective Time). If, prior to the Effective Time, the Company Common Stock in the Initial Equity Pool has not yet been registered on Form S-8 or another appropriate form, as soon as practicable following the Effective Time, the Company shall file with the SEC a registration statement on Form S-8 or another appropriate form (in any case if available for use by the Company), registering the number of shares of Company Common Stock equal to the number of shares of Company Common Stock issuable from the Initial Equity Pool that are eligible to be registered on Form S-8 or such other appropriate form and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

(e) Each of Knight and GETCO agrees that, for purposes of each Knight Stock Plan, the transactions contemplated by this Agreement constitute a “change in control,” “change of control” or term of similar meaning.

(f) From and following the date hereof, GETCO and Knight shall reasonably cooperate in implementing all appropriate communications with directors, officers, employees or consultants, regarding compensation or benefits that will be paid or provided in connection with the transaction contemplated by this Agreement.

(g) If requested by Knight in writing delivered to GETCO no less than ten (10) business days before the Closing Date, the Board of Directors of GETCO (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the GETCO 401(k) plan (the “GETCO 401(k) Plan”). As soon as practicable following the Effective Time, the assets thereof shall be distributed to the participants in the GETCO 401(k) Plan, and Knight shall take the action necessary (including the amendment of Knight’s 401(k) Plan (the “Knight 401(k) Plan”)) to permit the Covered Employees who are then actively employed to roll over any eligible distributions and loan balances into the Knight 401(k) Plan.

(h) Without limiting the generality of Section 10.11, the provisions of this Section 7.7 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any GETCO Benefit Plan, Knight Benefit Plan or other employee benefit plan or agreement for any purpose or limit the right of Knight, GETCO or any of their Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any GETCO Benefit Plan, Knight Benefit Plan or other employee benefit plan or agreement.

7.8. Non-Solicitation of Alternative Transactions.

(a) Neither GETCO nor Knight shall, and each of GETCO and Knight shall cause each of its Subsidiaries and Affiliates and shall use its reasonable best efforts to cause each of its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or equity interests (including by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) either GETCO or Knight shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement and (y) prior to receipt of the GETCO Holder Approval, in the case of GETCO, or the Knight Stockholder Approval, in the case of Knight, the Board of Directors of such party determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if such party fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the Board of Directors of such party would be in violation of its fiduciary duties under applicable Law, such party may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is simultaneously provided to the other party to this Agreement, and (B) participate in discussions regarding such Superior Proposal.

(b) As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons), other than the other party to this Agreement or its Affiliates, directly or indirectly, acquires or would acquire more than twenty-five (25) percent of the outstanding shares or voting power of capital stock or equity interests of such party or twenty-five (25) percent of any series or class of capital stock or equity interests of such party that would be entitled to a class or series vote with respect to the Knight Merger or the GETCO Merger, as applicable, whether from such party, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving such party (other than the Mergers), (iii) any transaction pursuant to which any person (or group of persons) other than the other party to this Agreement or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiaries and securities of the entity surviving any merger or business combination involving any such Subsidiary) of such party or any of its Subsidiaries representing more than twenty-five (25) percent of the fair market value of all the assets, net revenues or net income of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of common stock (or GETCO Units, in the case of GETCO) immediately prior to such transaction do not, in the aggregate, own at least seventy-five (75) percent of the outstanding shares of common stock (or GETCO Units, in the case of GETCO) and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of common stock (or GETCO Units, in the case of GETCO) immediately prior to the consummation thereof.

(c) Each of GETCO and Knight shall notify the other party to this Agreement promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries or for access to the properties, books or records of such party or any of its Subsidiaries by any Person that has made, or to such party’s knowledge may be considering making, an Acquisition Proposal. Such notice to the other party to this Agreement shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. GETCO and Knight shall keep the other party to this Agreement fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d) Each of GETCO and Knight and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other party to this Agreement) conducted heretofore with respect to any of the foregoing. Each of GETCO and Knight agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which it or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prohibit the Board of Directors of Knight from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Board Recommendation in a manner adverse to the other party to this Agreement unless the Board of Directors of Knight making the disclosure or communication expressly and concurrently reaffirms the Board Recommendation.

7.9. FIRPTA Certificate. On the Closing Date, (i) GETCO shall provide to the Company a duly executed and acknowledged affidavit of GETCO, dated as of the Closing Date, signed under penalty of perjury, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that less than fifty percent of the value of the gross assets of GETCO consists of “United States real property interests” within the meaning of Section 897 of the Code and that less than ninety percent of the value of the gross assets of GETCO consists of such United States real property interests plus cash or cash equivalents, and (ii) Blocker shall cause to be provided to the Company a duly executed certification of non-foreign status of Blocker’s sole shareholder (the “Blocker Shareholder”), dated as of the Closing Date, signed under penalty of perjury, in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

7.10. Indemnification and Insurance.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Knight or any of its Subsidiaries or GETCO or any of its Subsidiaries or who is or was serving at the request of Knight or any of its Subsidiaries or GETCO or any of its Subsidiaries as a director or officer of another Person (each an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Knight or any of its Subsidiaries or GETCO or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 7.10(a) of the Knight Disclosure Schedule or Section 7.10(a) of the GETCO Disclosure Schedule (as applicable), shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Knight or GETCO, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Company.

(b) From and after the Effective Time, each of the Company and the limited liability company surviving the GETCO Merger shall, to the same and fullest extent a Delaware corporation or Delaware limited liability company is permitted to indemnify its officers and directors by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of GETCO or any Subsidiary of GETCO, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(c) From and after the Effective Time, each of the Company and the corporation surviving the Knight Merger shall, to the same and fullest extent a Delaware corporation is permitted to indemnify its officers and directors by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Knight or any Subsidiary of Knight, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(d) The Company shall (i) cause GETCO to purchase a six-year prepaid “tail policy” with respect to acts or omissions occurring prior to the Effective Time that were committed by the covered officers and directors in their capacity as such or (ii) either elect to maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by Knight for a period of six years from the Effective Time (provided that the Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) or cause Knight to purchase a six-year prepaid “tail policy” (provided that prior to Closing, Knight may purchase such tail policy), in each case, with respect to acts or omissions occurring prior to the Effective Time that were committed by the covered officers and directors in their capacity as such; provided, that in no event shall the Company or Knight (with respect to the Knight policies) or GETCO (with respect to the GETCO policies) be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Knight (which current amount is set forth in Section 7.10(d) of the Knight Disclosure Schedule) for such insurance (the “Insurance Amounts”); provided, further, that if the annual premiums for such “tail” policy exceed the respective Insurance Amount, then the Company shall cause Knight or GETCO to obtain a “tail” policy with the maximum coverage available for the respective Insurance Amount applied over the term of such policy.

(e) The obligations of the Company, the corporation surviving the Knight Merger, and the limited liability company surviving the GETCO Merger under this Section 7.10 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of Section 7.10 without the consent of the affected Indemnified Party.

(f) The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

7.11. Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.12. Tax Matters.

(a) During the period from the date of this Agreement to the Effective Time, GETCO, Blocker and Knight shall, and shall cause each of their Subsidiaries to (i) timely file all material Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity, (ii) timely pay all material Taxes due and payable, (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due, and (iv) promptly notify the other of any actions pending against or with respect to it or any of its Subsidiaries in respect of any material amount of Tax.

(b) From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken that could reasonably be expected to prevent or impede (i) the Mergers, taken together, from being treated as a transaction described in Section 351 of the Code, or (ii) the Blocker Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) After the Closing Date, each party to this Agreement shall cooperate, and shall cause their respective Affiliates to cooperate, with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company and any of its Subsidiaries (including, following the Closing Date, GETCO, Blocker and Knight) including (i) the preparation and filing of any Tax Returns, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Any information or documents provided pursuant to this Section 7.12(c) shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

(d) The Company shall cause any cash Tax refunds of Taxes of Blocker for taxable periods ending on or prior to the Closing Date (such Tax refunds, “Blocker Refunds”) that are actually received on or after the Closing Date by the Company or any Affiliates to be paid to the Blocker Shareholder within ten Business Days after receipt of any such Blocker Refunds, net of all reasonable out of pocket expenses (including Taxes imposed on the receipt of such Blocker Refunds, if any), provided, however, that Blocker Shareholder shall repay the amount of any Blocker Refund paid over to the Blocker Shareholder (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to the Company in the event that the Company is required to repay such Blocker Refund to such Taxing Authority. In addition, the Company shall file (or cause to be filed) any Tax Returns that are necessary to claim Blocker Refunds resulting from the carryback of net operating losses arising in taxable periods ending on or prior to the Closing Date to prior taxable periods, unless the Company determines in good faith that there is no reasonable basis for the Tax treatment reflected, or position taken, on such Tax Return. Blocker Shareholder shall have the right to prepare any such Tax Returns, at its own expense, and shall deliver such Tax Returns to the Company for filing. Blocker Shareholder, at its own expense, shall control all Tax Proceedings related solely to any Blocker Refunds (including filing any additional or amended Tax Returns necessary to claim any Blocker Refunds), and Company shall be permitted to participate (at Company’s expense) in any such Tax Proceedings, provided that Blocker Shareholder shall not settle or compromise any such Tax Proceeding without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Company shall execute any powers of attorney necessary to implement the provisions of this Section 7.12(d). Without limiting the foregoing, the Company shall (and shall cause its Affiliates to) use reasonable best efforts to cooperate with Blocker Shareholder to obtain the Blocker Refunds. For United States federal income tax purposes (and state and local income purposes, as applicable) the parties shall treat any payments made to the Blocker Shareholder pursuant to this Section 7.12(d) as a distribution from the Blocker to the Blocker Shareholder immediately before the Effective Time and shall file Tax Returns in a manner consistent with such treatment, except in each case as required by a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state or local law) or otherwise by applicable Tax Law.

7.13. Non-Solicitation Covenants. Prior to the Closing, Knight shall use its reasonable best efforts to enforce all Non-Solicitation Covenants. For the purposes of this Agreement, “Non-Solicitation Covenant” means any covenant, obligation or agreement of a third party to not solicit, hire or attempt to solicit or hire any employee of Knight or any Subsidiary for employment or in any other capacity (including as an independent contractor or consultant) contained in any agreement entered into in connection with any investment, strategic transaction, acquisition, disposition or other similar transaction between Knight or any Subsidiary and such third party on or after August 1, 2012.

7.14. State Anti-takeover Matters. Knight, Blocker and GETCO shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to the Mergers, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Mergers and the other transactions contemplated by this Agreement.

7.15. Notification of Certain Matters. Each of Knight, the Company, Blocker and GETCO shall give prompt notice to all other parties of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in a Material Adverse Effect (or in the case of Blocker to prevent or materially impair Blocker’s ability to timely consummate the transactions contemplated by this Agreement), or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

7.16. Financing.

(a) GETCO shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the Financing (including, if necessary to consummate the transactions contemplated hereby, the “bridge” loans contemplated in the Debt Commitment Letter) on the terms and conditions set forth in the Financing Letters (or on terms more favorable in the aggregate to GETCO), including the execution and delivery of all such instruments and documents as may be reasonably required thereunder. Without limiting the generality of the foregoing, GETCO shall: (i) use its reasonable best efforts to maintain in full force and effect the Financing Letters in accordance with the terms and subject to the conditions set forth therein; (ii) as promptly as practicable after the date of this Agreement, use its reasonable best efforts to negotiate, execute and deliver the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) on the terms and conditions (including the “market flex” terms and conditions) contained in the Debt Financing Letters or on other terms more favorable in the aggregate to GETCO; provided, however, that in no event shall any of the Definitive Financing Agreements: (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Financing Letters to an amount that is less than the aggregate amount of Debt Financing sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.27; (B) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Financing Letters, amend or modify any of such conditions or other contingencies in a manner adverse to GETCO (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing; or (C) contain terms (other than those terms expressly set forth in the Debt Financing Letters) that would reasonably be expected to (1) prevent or delay the Effective Time or the date on which the Debt Financing would be obtained or (2) make the funding of Debt Financing less likely, in any material respect, to occur; (iii) pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to the Debt Financing Letters on or following the date of this Agreement; (iv) use its reasonable best efforts to obtain all rating agency approvals necessary to obtain the Debt Financing and to satisfy all other conditions to obtaining the Debt Financing; and (v) enforce its rights under the Financing Letters and the Definitive Financing Agreements.

(b) Without limiting any of its obligations hereunder, GETCO shall keep Knight informed on a reasonably current basis and in reasonable detail with respect to the status of the Debt Financing. GETCO shall deliver to Knight accurate and complete copies of the executed Definitive Financing Agreements promptly after their execution. Without limiting the generality of the foregoing, GETCO shall give Knight notice as promptly as reasonably practicable of (i) any material breach or default on the part of any party to any Financing Letter or Definitive Financing Agreement, (ii) any notice from a party to any Financing Letter or Definitive Financing Agreement of such party’s intent to not comply with any of its commitments or other material obligations under any Financing Letter or Definitive Financing Agreement, (iii) any actual or purported withdrawal, modification, termination, rescission or repudiation of any Financing Letter or Definitive Financing Agreement, or any provision thereof, and (iv) any other circumstance resulting in GETCO no longer believing in good faith that it will be able to obtain, prior to the Closing Date, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any Financing Letter or Definitive Financing Agreement.

(c) GETCO shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any Financing Letter or Definitive Financing Agreement without Knight’s prior consent, except that GETCO may amend, supplement or otherwise modify any Financing Letter or Definitive Financing Agreement (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement or modification: (i) does not reduce the aggregate amount of the Financing to an amount that is less than the aggregate amount of Financing sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.27 (it being understood that, subject to the requirements of this Section 7.16(c), such amendment, supplement or other modification to any Debt Financing Letter or Definitive Financing Agreement may provide for the assignment of any portion of the commitments under the Debt Financing Letters to additional agents or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers); (ii) does not expand the conditions or other contingencies to the receipt or funding of the Financing, does not amend or modify, in a manner adverse to GETCO any of the conditions or other contingencies to the receipt or funding of the Financing and does not impose new or additional conditions or other contingencies to the receipt or funding of the Financing; (iii) does not impair the ability of GETCO to enforce its rights against other parties to the Financing Letters and (iv) would not reasonably be expected to (A) prevent or delay the Effective Time or the date on which the Financing would be obtained or (B) make the funding of the Financing less likely, in any material respect, to occur. GETCO shall not agree to the withdrawal, repudiation, termination or rescission of any Financing Letter or Definitive Financing Agreement or any provision thereof. GETCO shall promptly deliver to Knight true and complete copies of any such amendment, modification or waiver.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Financing Letter or Definitive Financing Agreement for any reason, or any Debt Financing Letter or Definitive Financing Agreement shall be withdrawn, repudiated, terminated or rescinded for any reason, then GETCO shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and make the payments referred to in Section 3.27; provided that in no event shall GETCO be obligated to obtain alternative financing on terms and conditions that in the aggregate are materially less favorable to GETCO than the terms and conditions provided for in the Debt Commitment Letter as of the date hereof (as determined in the good faith judgment of GETCO). In the event any alternative financing is obtained in accordance with this Section 7.16(d) (“Alternative Financing”), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Financing (in lieu of the Debt Financing replaced thereby), and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Financing Letters and the Definitive Financing Agreements shall be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing (in lieu of the Debt Financing Letters and the Definitive Financing Agreements replaced thereby), and all obligations of GETCO pursuant to this Section 7.16 shall be applicable thereto to the same extent as GETCO’s obligations with respect to the Financing replaced thereby. GETCO shall promptly deliver to Knight true and complete copies of any commitments with respect to Alternative Financing.

(e) Prior to the Closing, Knight shall use reasonable best efforts, shall cause its subsidiaries to use reasonable best efforts, and shall use its reasonable best efforts to cause its respective Representatives, to provide to GETCO all reasonable cooperation requested by GETCO that is necessary in connection with the Debt Financing, including (i) furnishing GETCO and its Financing Sources the Required Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings among the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of Knight), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation letters), (iv) obtaining accountants’ comfort letters and legal opinions as reasonably requested by GETCO, (v) facilitating the pledging of collateral in connection with the Debt Financing, (vi) executing and delivering any documents as may be reasonably requested by GETCO, (vii) causing the taking of corporate actions (subject to the occurrence of the Closing) by Knight and its subsidiaries reasonably necessary to permit the completion of the Financing and (viii) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing on the terms contemplated by the Debt Financing; provided, that such requested cooperation does not materially and adversely interfere with the ongoing operations of Knight and its subsidiaries; provided, further, that neither Knight nor any of its subsidiaries shall be required to commit to take any action that, nor execute any document or enter into any agreement the effectiveness of which, is not contingent upon the Closing. None of Knight or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Effective Time. GETCO shall indemnify and hold harmless Knight, its subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 7.16(e)) and any information utilized in connection therewith (other than historical information relating to Knight or its subsidiaries or other information furnished by or on behalf of Knight or its subsidiaries). GETCO shall, promptly upon request by Knight, reimburse Knight for all documented and reasonable out-of-pocket costs incurred by Knight or its subsidiaries in connection with this Section 7.16(e). Knight hereby consents to the reasonable use of the Knight’s and its subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Knight or any of its subsidiaries or the reputation or goodwill of Knight or any of its subsidiaries or any of their logos and on such other customary terms and conditions as Knight shall reasonably impose. For the purposes of this Agreement, “Financing Sources” shall mean the lenders (including the Lenders) and any other Persons that have committed to provide or otherwise have entered into agreements in connection with the Debt Financing, including any joinder agreements or credit agreements relating thereto and any arrangers, book managers, administrative agents, collateral agents, or trustees as part of the Debt Financing (and any of their representatives or agents) and their respective affiliates and any of such entities’ or their respective affiliates’ respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, representatives or agents or their heirs, executors, successors and assigns of any of the foregoing).

(f) For the purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof commencing on the first day on which (x) GETCO shall have received all of the Required Information (as defined below); provided that if Knight shall in good faith reasonably believe it has provided the Required Information, it may deliver to GETCO a written notice to that effect (stating when it believes it completed such delivery), in which case Knight shall be deemed to have complied with clause (x) above unless GETCO in good faith reasonably believes Knight has not completed the delivery of the Required Information and, within six (6) Business Days after the delivery of such notice by Knight, delivers a written notice to Knight to that effect (stating with specificity which Required Information Knight has not delivered) and (y) the conditions set forth in Section 8.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that if such conditions have been met, except that the conditions set forth in Section 8.1(a) or (b) have not been met because the Company Stockholder Meeting has not yet been held or the GETCO Holder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date provided in the preceding portion of this sentence or, if sooner, the date that is the later of (A) twenty (20) Business Days prior to the date of the Company Stockholder Meeting and (B) twenty (20) Business Days prior to the date of the GETCO Holders Meeting; provided further that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (x) Knight’s auditors shall have withdrawn their audit opinion with respect to any year-end audited financial statements that constitute Required Information, (y) the financial statements included in the Required

Information that is available to GETCO on the first day of any such twenty (20) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty (20) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by GETCO of updated Required Information that would be required under Rule 3-12 of Regulation S–X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period or (z) Knight shall have publicly announced any intention to restate any material financial information included in any Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required; provided, further, that the Marketing Period shall not commence prior to January 3, 2013 for any purpose hereunder. Notwithstanding the foregoing, if at any time GETCO does not have the Required Information or the Required Information is not compliant with the requirements set forth in Section 7.16(f) throughout and on the last day of such period, then a new twenty (20) consecutive Business Day period, as appropriate, shall commence upon GETCO receiving updated Required Information that is so compliant.

(g) For the purposes of this Agreement, “Required Information” shall mean, as of any date, (i) all information regarding Knight and its subsidiaries required by Regulation S-X and Regulation S-K under the Securities Act (including all audited financial statements and all unaudited financial statements (which shall have been reviewed by the independent accountants for Knight as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all information regarding Knight and its subsidiaries reasonably required for GETCO to prepare pro forma financial information, prepared in accordance with, or reconciled to, GAAP, in each case (A) for a registration statement for a public offering of debt securities of the type contemplated by the Debt Financing Letters to be declared effective, and of the type and form customarily included in private placements of debt securities under Rule 144A under the Securities Act, to consummate the offering of high-yield debt securities contemplated by the Debt Financing Letters (which shall not include subsidiary financial statements that would be required under Rules 3-09, 3-10 or 3-16 of Regulation S-X or any compensation disclosure or analysis), (B) of the type contemplated in the Debt Financing Letters and form customarily included in information memoranda and other marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing and (C) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of Knight and its subsidiaries on any date during the relevant period.

7.17. Exemption from Liability Under Section 16(b). GETCO and Knight agree that, in order to most effectively compensate and retain GETCO Insiders and Knight Insiders (as defined below) in connection with the Mergers, both prior to and after the Effective Time, it is desirable that GETCO Insiders and Knight Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Knight Common Stock, Knight Preferred Stock, Knight Stock Options, Knight Restricted Shares, Knight RSUs, GETCO Units and Blocker Units into Company Common Stock, Company options, restricted shares and units and Warrants, as the case may be, in the Mergers, and for that compensatory and retentive purpose agree to the provisions of this Section 7.18. Assuming GETCO and Knight deliver to the Company in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of GETCO and Knight who will be subject to the reporting requirements of Section 16(a) of the Exchange Act (respectively, the “GETCO Insiders” and the “Knight Insiders”), the number of shares of Knight Common Stock, shares of Knight Preferred Stock, Knight Stock Options, Knight Restricted Shares, Knight RSUs, GETCO Units and Blocker Units be held by each such GETCO Insider or Knight Insider expected to be exchanged in the Mergers, the Board of Directors of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing in substance that the receipt by the GETCO Insiders and Knight Insiders of Company Common Stock, Warrants, Company options, and Company restricted stock units, deferred stock units and phantom units, in exchange for Knight Common Stock, Knight Preferred Stock, Knight Stock Options, Knight Restricted Shares, Knight RSUs, GETCO Units and Blocker Units, in each case pursuant to the transactions contemplated by this Agreement, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law.

7.18. Up-C Corp Structure. The Parties agree to work together in good faith to consider the feasibility and attractiveness of implementing a customary “Up-C structure”, including a tax receivables agreement (“TRA”), prior to or simultaneous to the Closing, pursuant to which Daniel Tierney and Stephen Schuler would maintain their interests at GETCO until such later time as they desire to sell their interests to the Company, whereupon they would benefit from the TRA to share in the tax benefit the Company actually receives by stepping up its basis in the GETCO assets as a result of the Up-C structure. If determined to be feasible and attractive by each of the parties, each party agrees to take all actions as necessary to effect the changes to this Agreement in a manner necessary to reflect such Up-C structure and TRA; provided, that no changes shall be made that would (a) affect the tax treatment of any other holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units, (b) materially delay the consummation of the transactions contemplated by this Agreement, or (c) change the amount of consideration to any other holder of Knight Common Stock, Knight Preferred Stock, GETCO Units or Blocker Units.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Mutual Conditions to Obligations to Effect the Mergers. The respective obligations of each of the parties, other than Blocker, to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Knight Stockholder Approval. Knight Stockholder Approval shall have been obtained.

(b) GETCO Holder Approval. GETCO Holder Approval shall have been obtained.

(c) NYSE Listing. The shares of Company Common Stock to be issued in the Mergers (as well as the shares of Company Common Stock issuable upon exercise of the Warrants) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(d) Form S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. “Requisite Regulatory Approvals” means, with respect to the Mergers, (i) the expiration of the applicable waiting period under the HSR Act, (ii) the approval of FINRA, (iii) the approval of the FSA, (iv) the approval of the NYSE (with respect to RIONER LLC) and (v) the approval of the Hong Kong SFC (with respect to GETCO Asia (Hong Kong) Limited).

(f) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive or other order shall have been enacted, issued or promulgated by any Governmental Entity and no preliminary or permanent injunction or temporary restraining order or prohibition issued by a court or other Governmental Entity (collectively, “Restraints”) preventing or rendering illegal the consummation of either the Knight Merger, the GETCO Merger or the Blocker Merger shall be in effect.

8.2. Conditions to Obligations of Knight. The obligations of Knight to effect the Knight Merger is also subject to the satisfaction, or waiver by Knight, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of GETCO. The representations and warranties of GETCO set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date) without giving effect to the words “material”, “materiality”, “materially”, “knowledge” or “Material Adverse Effect”, except where the failure or failures to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GETCO; provided, however, that the representations and warranties of GETCO set forth in Sections 3.1(a), 3.1(b) (first sentence only), 3.2(c) (first sentence only), 3.3(a), 3.3(b)(i), 3.23 and 3.25, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date) without giving effect to the words “material”, “materiality”, “materially”, “knowledge” or “Material Adverse Effect”; provided further, however, that the representations and warranties of GETCO set forth in Section 3.2(a) shall be true and correct except to a de minimis extent as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date); provided further, however, that the representations and warranties of GETCO set forth in Section 3.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of GETCO and Blocker. GETCO and Blocker shall have performed in all material respects all covenants required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Certificates. Knight shall have received (i) a certificate signed on behalf of GETCO by the Chief Executive Officer or the Chief Financial Officer of GETCO to the effect that the conditions with respect to GETCO specified in Sections 8.2(a) and 8.2(b) have been fulfilled and (ii) a certificate signed on behalf of Blocker by an authorized signatory of Blocker to the effect that the conditions with respect to Blocker specified in Sections 8.2(b) and 8.2(e) have been fulfilled.

(d) Tax Opinion. Knight shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Knight, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to Knight shall be entitled to require and rely upon assumptions, representations, warranties and covenants provided by Knight, GETCO, the Company, Merger Sub A, Merger Sub B and Merger Sub C that counsel to Knight reasonably deems relevant.

(e) Representations and Warranties of Blocker. The representations and warranties of Blocker set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date) without giving effect to the words “material”, “materiality”, “materially”, “knowledge” or “Material Adverse Effect”, in all material respects.

8.3. Conditions to Obligations of GETCO. The obligation of GETCO to effect the GETCO Merger is also subject to the satisfaction, or waiver by GETCO, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Knight set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date) without giving effect to the words “material”, “materiality”, “materially”, “knowledge” or “Material Adverse Effect”, except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Knight; provided, however, that the representations and warranties of Knight set forth in Sections 4.1(a), 4.1(b), 4.2(c)(first sentence only), 4.3(a), 4.3(b)(i), 4.24 and 4.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date) without giving effect to the words “material”, “materiality”, “materially”, “knowledge” or “Material Adverse Effect”; provided further, however, that the representations and warranties of Knight set forth in Section 4.2(a) shall be true and correct except to a de minimis extent as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case, such representations and warranties shall be so true and correct as of such date); provided further, however, that the representations and warranties of Knight set forth in Section 4.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of Knight. Knight shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. GETCO shall have received (i) a certificate signed on behalf of Knight by the Chief Executive Officer or the Chief Financial Officer of Knight that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.

(d) Tax Opinion. GETCO shall have received from Sullivan & Cromwell LLP, counsel to GETCO, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Mergers, taken together, will be treated as a transaction described in Section 351 of the Code. In rendering such opinion, counsel to GETCO shall be entitled to require and rely upon assumptions, representations, warranties and covenants provided by Knight, GETCO, the Company, Merger Sub A, Merger Sub B and Merger Sub C that counsel to GETCO reasonably deems relevant.

(e) Ancillary Agreements. The Company shall have executed and delivered Registration Rights Agreements with each of Stephen Schuler, Daniel Tierney and GA-GTCO Interholdco, LLC and shall have executed and delivered the Warrant Agreement.

8.4. Conditions to Obligations of Blocker. The obligations of Blocker to effect the Blocker Merger is subject to the satisfaction, or waiver by Blocker, at or prior to the Effective Time of the following conditions:

(a) Mutual Conditions. The conditions set forth in Section 8.1 shall have been satisfied, or shall have been waived by each of the parties to this Agreement other than Blocker.

(b) GETCO Conditions. The conditions set forth in Section 8.3 shall have been satisfied, or shall have been waived by GETCO.

(c) Tax Opinion. Blocker shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Blocker, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Blocker Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Blocker shall be entitled to require and rely upon assumptions, representations, warranties and covenants provided by Knight, GETCO, Company, Merger Sub A, Merger Sub B and Merger Sub C that counsel to Blocker reasonably deems relevant.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the Holders of GETCO or the stockholders of Knight:

(a) by mutual consent of GETCO and Knight in a written instrument authorized by the Boards of Directors of GETCO and Knight;

(b) by either GETCO or Knight, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Knight Merger, Blocker Merger or the GETCO Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a Restraint preventing or rendering illegal consummation of the Knight Merger, Blocker Merger or the GETCO Merger that shall have become final and non-appealable, unless the failure to obtain a Requisite Regulatory Approval or the Restraint shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either GETCO or Knight, if the Mergers shall not have been consummated on or before July 19, 2013 (the “Outside Date”), unless the failure of the Closing to occur by such date shall have been caused by, or resulted from, the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, other than a breach of such party’s representations and warranties set forth in this Agreement;

(d) by either GETCO or Knight (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GETCO or Blocker, in the case of a termination by Knight; or Knight, in the case of a termination by GETCO, which breach, either individually or in the aggregate, would result in, if occurring or continuing on a date that would be the Closing Date but for such breach, the failure of the conditions set forth in Section 8.2 (in the case of termination by Knight) or Section 8.3 (in the case of termination by GETCO) and that (x) is not cured by the earlier of (A) the Outside Date or (B) thirty (30) days following written notice to the party committing such breach or (y) by its nature or timing cannot be cured within such time period;

(e) by GETCO, if Knight has (i) failed to make its Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to GETCO, (ii) failed to comply in all material respects with its obligations under Section 7.3 or Section 7.8 or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), an Alternative Transaction or Acquisition Proposal;

(f) by either GETCO or Knight, if the Knight Stockholders Meeting (including any adjournments thereof) shall have concluded and the Knight Stockholder Approval shall not have been obtained;

(g) by Knight, if GETCO has (i) failed to make its Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Knight, (ii) failed to comply in all material respects with its obligations under Section 7.3 or Section 7.8 or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) Business Day period specified in Rule 14e-2(a) of the Exchange Act), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to recommend rejection of such offer within the ten (10) Business Day period specified in Rule 14e-2(a) of the Exchange Act), an Alternative Transaction or Acquisition Proposal; or

(h) by either GETCO or Knight, if the GETCO Holders Meeting (including any adjournments thereof) shall have concluded and the GETCO Holder Approval shall not have been obtained.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Effect of Termination. In the event of termination of this Agreement by either GETCO or Knight as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of GETCO, Knight, Blocker, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except (a) Section 7.2 (last sentence only), 9.2, 9.3, 10.1, 10.2, 10.8 and 10.9, which Sections and the Confidentiality Agreement shall survive any termination of this Agreement and (b) a termination of this Agreement shall not relieve the breaching party from liability for any fraud or willful and material breach prior to such termination of any covenant or agreement of such party contained in this Agreement.

9.3. Termination Fee. (a) If:

(i) In the event that (i) an Acquisition Proposal involving GETCO shall have been communicated to or otherwise made known to the Holders, senior management or the Board of Directors of GETCO, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving GETCO after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Knight or GETCO pursuant to Section 9.1(c) (if the GETCO Holder Approval has not theretofore been obtained) or 9.1(h) or (B) by Knight pursuant to Section 9.1(d) as a result of a willful breach of this Agreement by GETCO and (iii) prior to the date that is twelve (12) months after the date of such termination GETCO enters into a definitive agreement with respect to or consummates an Alternative Transaction, then GETCO shall on the date it enters into a definitive agreement pay Knight a fee equal to one-third of the Termination Fee and pay Knight a fee equal to two-thirds of the Termination Fee upon consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that if an Alternative Transaction is consummated without entering into a definitive agreement, the entire Termination Fee shall be payable upon such consummation; provided, further, that for the purpose of clause (iii) above only, all references in the definition of Alternative Transaction to “more than twenty-five (25) percent” shall instead refer to “more than fifty (50) percent” and all references in the definition of Alternative Transaction to “at least seventy-five (75) percent” shall instead refer to “at least fifty (50) percent”;

(ii) In the event that this Agreement is terminated by Knight pursuant to Section 9.1(g), then GETCO shall pay Knight the Termination Fee by wire transfer of immediately available funds on the date of termination;

(iii) In the event that (i) an Acquisition Proposal involving Knight shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of Knight, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Knight after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Knight or GETCO pursuant to Section 9.1(c) (if the Knight Stockholder Approval has not theretofore been obtained) or Section 9.1(f) or (B) by GETCO pursuant to Section 9.1(d) as result of a willful breach of this Agreement by Knight, and (iii) prior to the date that is twelve (12) months after the date of such termination Knight enters into a definitive agreement with respect to or consummates an Alternative Transaction, then Knight shall on the date it enters into a definitive agreement pay GETCO a fee equal to one-third of the Termination Fee and pay GETCO a fee equal to two-thirds of the Termination Fee upon consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that if an Alternative Transaction is consummated without entering into a definitive agreement, the entire Termination Fee shall be payable upon such consummation; provided, further, that for the purpose of clause (iii) above only, all references in the definition of Alternative

Transaction to “more than twenty-five (25) percent” shall instead refer to “more than fifty (50) percent” and all references in the definition of Alternative Transaction to “at least seventy-five (75) percent” shall instead refer to “at least fifty (50) percent”.

(iv) In the event the Agreement is terminated by GETCO pursuant to Section 9.1(e), then Knight shall pay GETCO the Termination Fee by wire transfer of immediately available funds on the date of termination;

(v) For the avoidance of doubt, in no event will either Knight or GETCO be obligated to pay more than one Termination Fee; and

(vi) “Termination Fee” means $53,000,000 (the “Termination Fee”) and in all cases shall be paid by wire transfer of immediately available funds.

(b) GETCO and Knight acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, GETCO and Knight would not enter into this Agreement. If any party hereto becomes obligated to pay a Termination Fee pursuant to this Section 9.3, such party shall additionally pay to the party entitled to such payment (i) interest on the amount of such Termination Fee from the date such payment was required to be made until the date of payment at the per annum rate equal to the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of the actual payment and (ii) if, in order to obtain such payment, the party entitled to payment of a Termination Fee commences a suit for payment of such Termination Fee that results in a judgment against such party, the party obligated to pay such Termination Fee shall reimburse the other party for its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

9.4. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Knight or Holders of GETCO, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Sections 9.6, 10.8, 10.9, 10.11 and this Section 9.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

9.5. Extension; Waiver. At any time prior to the Effective Time, the parties, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party by a duly authorized officer, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.6. Remedies. Notwithstanding anything in this Agreement to the contrary, none of the Financing Sources acting in the capacities set forth in the Debt Financing Letters shall have any liability or obligation with respect to any claims or actions arising out of or relating to any breach or termination of or under this Agreement or any of the transactions contemplated hereunder, and in no event shall any party hereto, any of their respective Subsidiaries or Affiliates or any of such entities’ Representatives seek any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Financing Source, by the enforcement of any assessment or by any legal or equitable proceeding against any Financing Source, by virtue of any statute, regulation or applicable Law, or otherwise, whether at law or in equity, in contract, in tort or otherwise, in each case in connection with this Agreement or the transactions contemplated hereunder; provided, that nothing contained herein is intended or shall be construed to limit any obligations of the Financing Sources under the Debt Financing Letters or the remedies available to GETCO under the Debt Financing Letters. Subject to the foregoing, solely as it relates to the Financing Sources, this Agreement may only be enforced, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought, against the entities that are expressly named as parties hereto and then only with respect to the obligations set forth herein with respect to such party.

ARTICLE X

GENERAL PROVISIONS

10.1. No Survival of Representations and Warranties and Agreements. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

10.2. Expenses. Except as provided in this Section 10.2, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that each of Knight and GETCO shall bear and pay one-half of the costs and expenses incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees).

10.3. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to GETCO, to:

GETCO Holding Company, LLC

350 N. Orleans

Chicago, IL 60654

Attention:	John McCarthy

Fax:        (312) 931-2391

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	H. Rodgin Cohen
John P. Mead

Fax:    (212) 291-9028 and (212) 291-9098

(b)	if to Knight, to:

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention:	Chief Financial Officer
Fax: (201) 557-8015

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Edward D. Herlihy
Nicholas G. Demmo
Fax:	(212) 403-2000

(c)	if to Blocker, to:

c/o General Atlantic Service Company, LLC

55 East 52nd Street, 32nd Street

New York, NY 10055

Attention:	Rene M. Kern
David A. Rosenstein
Fax:	(917) 206-1944

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Matthew W. Abbott

Fax: (212) 492-0402

10.4. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; and whenever the word “person” or “persons” is used in this Agreement, it shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity, or any department, agency or political subdivision thereof. References to $ or dollars means United States dollars. The GETCO Disclosure Schedule and the Knight Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

10.6. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Registration Rights Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.8. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 10.9 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING LETTERS). EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Public Announcements. GETCO and Knight will consult with and provide each other with the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

10.11. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, each of the parties and their respective successors and assigns. Except (x) as provided in Section 7.10 and (y) with respect to the Financing Sources, the rights set forth in Sections 9.4, 9.6, 10.8, 10.9 and this Section 10.11 (with the Financing Sources being express third party beneficiaries of such Sections and each of the Financing Sources being entitled to directly enforce the provisions thereof), this Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement. Except as provided in Section 9.4, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

10.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.13. Parties in Interest. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, GETCO, Knight, Blocker, the Company, Merger Sub A, Merger Sub B and Merger Sub C have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas Joyce
Name: Thomas Joyce
Title: Chief Executive Officer

GETCO HOLDING COMPANY, LLC

By:	/s/ John McCarthy
Name: John McCarthy
Title: General Counsel

GA-GTCO, LLC

By:	/s/ René M. Kern
Name:	René M. Kern
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of December 19, 2012 (the “Agreement”), between Knight Capital Group, Inc., a Delaware corporation (“Knight”), and the undersigned (the “Holder”), a [unitholder/member] of GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”).

R E C I T A L S:

WHEREAS, GETCO, Knight and GA-GTCO, LLC (“GA-GTCO”) are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of an indirect wholly owned Subsidiary of Knight with and into Knight (the “Knight Merger”), the merger of an indirect wholly owned Subsidiary of Knight with and into GETCO (the “GETCO Merger”) and the merger of GA-GTCO with and into an indirect wholly owned Subsidiary of Knight (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”), as a result of which each of Knight, GETCO and the surviving entity in the GA-GTCO Merger will survive as wholly owned subsidiaries of a newly incorporated public company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Holder is the beneficial owner of                      Class A Units of GETCO, [and                      Class P Units of GETCO] (such Units, the Holder’s “Existing Units” and, together with any GETCO Units acquired after the date hereof, the “Units”); and

WHEREAS, as an inducement and a condition to Knight entering into the Merger Agreement, Holder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, at any meeting of the holders of GETCO, or in connection with any written consent of the holders of GETCO, the Holder shall vote (or cause to be voted) the Units (i) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the GETCO Merger) and (B) any proposal to adjourn or postpone the GETCO Holders Meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and (ii) against any and all of the following actions (other than the transactions contemplated by the Merger Agreement): (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction or (B) any action involving GETCO or its Subsidiaries or Affiliates which results or is reasonably likely to result in the breach by GETCO of a representation, warranty or covenant in the Merger Agreement or the impairment of GETCO’s ability to consummate the transactions contemplated by the Merger Agreement (including any of the Mergers). Nothing contained herein shall be construed to limit the ability of the Holder to discharge his or her fiduciary duties as a director or officer of GETCO, as applicable.

2. Proxy. The Holder hereby grants to Knight a proxy to vote the Units as indicated in Section 1 above. The Holder intends this proxy to be irrevocable during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Units.

3. Retention of Units. The Holder agrees that the Holder will not, prior to termination of this Agreement, sell, short sell, transfer, pledge, assign, tender or otherwise dispose of any of the Holder’s Units (a “Transfer”) or enter into any contract, arrangement or understanding with respect to a Transfer of the Units; provided that the Holder may Transfer the Units for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of this Agreement.

4. Nonsolicitation of Competing Proposals. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, the Holder will not and will direct and use all reasonable efforts to cause the Holder’s respective agents and representatives (including, without limitation, any attorney or accountant retained by the Holder) not to, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Alternative Transaction or an Acquisition Proposal; provided, however, that nothing contained herein shall be construed to limit the ability of the Holder to (A) discharge his or her fiduciary duties as a director or officer of GETCO, as applicable, or (B) in cooperation with GETCO (and its Representatives and other holders), take any actions relating to a Superior Proposal that GETCO is permitted to take under Section 7.8(a) of the Merger Agreement.

2

5. Representations and Warranties.

(a) The Holder represents and warrants that the Holder has, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to Transfer the Existing Units (except with respect to Units Transferred for estate planning or philanthropic purposes in the manner contemplated by Section 3). The Existing Units constitute all of the GETCO Units owned of record or beneficially by the Holder as of the date hereof. Other than the Merger Agreement and the Limited Liability Company Operating Agreement of GETCO, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Units. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Units.

(b) [The Holder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Holder is not in violation of any of the provisions of the Holder’s articles of incorporation, bylaws or comparable organizational or trust documents, as applicable.]1

(c) The Holder has full power and authority [and is duly authorized]2 to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. [The execution and delivery of this Agreement and the performance of the obligations contemplated hereunder, have, if required, been duly and validly approved by the board of directors or comparable governing body of the Holder and authorized by all necessary action.]3 This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(d) The execution, delivery, and performance by the Holder of this Agreement will not (i) violate any provision of Law to which such Holder is subject, (ii) violate any order, judgment, or decree applicable to such Holder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder is a party [or any term or condition of its articles of incorporation or by-laws or comparable organizational or trust documents, as applicable,]4 except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(e) The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder to

1	NTD: To be added to agreements where Holder is an entity.
2	NTD: To be added to agreements where Holder is an entity.
3	NTD: To be added to agreements where Holder is an entity.
4	NTD: To be added to agreements where Holder is an entity.

3

obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(f) None of the Units is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Units is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Units subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

6. Termination. This Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms.

7. Acknowledgment. The Holder acknowledges that Knight will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, Knight shall have the right to enforce this Agreement by specific performance or injunctive relief.

8. Binding on Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the heirs, successors and assigns of the Holder and the successors and assigns of Knight. No party hereto may assign any rights or obligations hereunder to any other person, except upon the prior written consent of the other party.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Courts.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

4

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

KNIGHT CAPITAL GROUP, INC.

By:
Name:
Title:

HOLDER:

Name:
[Title:]

Exhibit B

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of December 19, 2012 (the “Agreement”), between GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”), and the undersigned, a stockholder (the “Holder”) of Knight Capital Group, Inc., a Delaware corporation (“Knight”).

R E C I T A L S:

WHEREAS, GETCO, Knight and GA-GTCO, LLC (“GA-GTCO”) are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of an indirect wholly owned Subsidiary of Knight with and into Knight (the “Knight Merger”), the merger of an indirect wholly owned Subsidiary of Knight with and into GETCO (the “GETCO Merger”) and the merger of GA-GTCO with and into an indirect wholly owned Subsidiary of Knight (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”), as a result of which each of Knight, GETCO and the surviving entity in the GA-GTCO Merger will survive as wholly owned subsidiaries of a newly incorporated public company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Holder is the beneficial owner of             shares of Class A common stock, par value $0.01 per share, of Knight (the “Common Stock”),             shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, of Knight (the “Series A-1 Preferred”) (such shares of Common Stock and Series A-1 Preferred held by the Holder as of the date hereof, the Holder’s “Existing Shares” and such Existing Shares, together with any Common Stock and Series A-1 Preferred acquired by such Holder after the date hereof, including as indicated in Section 1, below, the “Shares”); and

WHEREAS, as an inducement and a condition to GETCO entering into the Merger Agreement, Holder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, at any meeting of the Holders, or in connection with any written consent of the Holders, the Holder shall vote (or cause to be voted) all Shares entitled to vote at such meeting or in connection with such written consent (i) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the Mergers) and (B) any proposal to adjourn or postpone the Knight Stockholders Meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and (ii) against any and all of the following actions (other than the transactions contemplated by the Merger Agreement): (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or Alternative Transaction or (B) any action involving Knight or its Subsidiaries or Affiliates which results or is reasonably likely to result in the breach by Knight of a representation, warranty or covenant in the Merger Agreement or the impairment of Knight’s ability to consummate the transactions contemplated by the Merger Agreement (including the Mergers). Nothing contained herein shall be construed to limit the ability of the Holder to discharge his or her fiduciary duties as a director or officer of Knight, as applicable.

2. Proxy. The Holder hereby grants to Knight a proxy to vote the Units as indicated in Section 1 above. The Holder intends this proxy to be irrevocable during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Units.

3. Retention of Shares. The Holder agrees that the Holder will not, prior to termination of this Agreement, sell, short sell, transfer, pledge, assign, tender or otherwise dispose of any of the Holder’s Shares (a “Transfer”) or enter into any contract, arrangement or understanding with respect to a Transfer of the Shares; provided that the Holder may Transfer the Shares for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of this Agreement.

4. Nonsolicitation of Competing Proposals. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, the Holder will not and will direct and use all reasonable efforts to cause the Holder’s respective agents and representatives (including, without limitation, any attorney or accountant retained by the Holder) not to, solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal.

5. Representations and Warranties.

(a) The Holder represents and warrants that the Holder has, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to Transfer the Existing Shares

2

(except with respect to Shares Transferred for estate planning or philanthropic purposes in the manner contemplated by Section 3). The Existing Shares constitute all of the shares of Common Stock and Series A-1 Preferred owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) The Holder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Holder is not in violation of any of the provisions of the Holder’s articles of incorporation, bylaws or comparable organizational or trust documents, as applicable.

(c) The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations contemplated hereunder, have, if required, been duly and validly approved by the board of directors or comparable governing body of the Holder and authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(d) The execution, delivery, and performance by the Holder of this Agreement will not (i) violate any provision of Law to which such Holder is subject, (ii) violate any order, judgment, or decree applicable to such Holder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder is a party or any term or condition of its articles of incorporation or by-laws or comparable organizational or trust documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(e) The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(f) None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Shares is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

3

6. Termination. This Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms.

7. Acknowledgment. The Holder acknowledges that GETCO will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, GETCO shall have the right to enforce this Agreement by specific performance or injunctive relief.

8. Binding on Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the heirs, successors and assigns of the Holder and the successors and assigns of GETCO. No party hereto may assign any rights or obligations hereunder to any other person, except upon the prior written consent of the other party.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Courts.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

GETCO HOLDING COMPANY, LLC

By:
Name:
Title:

HOLDER:

Name:
Title:

EXHIBIT C

Form of Warrant Agreement

WARRANT AGREEMENT

Dated as of [—]

between

[NEWCO]

and

[—],

as Warrant Agent

Warrants for

Common Stock

-i-

Exhibit A — Class A Warrant Certificate

Exhibit B — Class B Warrant Certificate

Exhibit C — Class C Warrant Certificate

Exhibit D — Notice of Exercise

-ii-

WARRANT AGREEMENT (this “Agreement”), dated as of [—], 201[—], between [NEWCO], a Delaware corporation (the “Company”), and [—], a [—], as warrant agent (the “Warrant Agent”);

WHEREAS, the Company, GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”), GA-GTCO, LLC, a Delaware limited liability company (“GA-GTCO”), and Knight Capital Group, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated as of December 19, 2012, as supplemented and amended (the “Merger Agreement”), providing for, among other things, the merger of GA-GTCO with and into [—], the merger of [—] with and into Knight Capital Group, Inc., and the merger of [—] with and into GETCO (the “Mergers”);

WHEREAS, in partial consideration of the Mergers and the other transactions contemplated by the Merger Agreement, the Company has agreed to issue Class A warrants (each, a “Class A Warrant” and collectively, the “Class A Warrants”), Class B warrants (each, a “Class B Warrant” and collectively, the “Class B Warrants”) and Class C warrants (each, a “Class C Warrant” and collectively, the “Class C Warrants” and, the Class C Warrants together with the Class A Warrants and the Class B Warrants, the “Warrants”) to purchase shares of its common stock, par value $0.01 per share (the “Common Stock”), to certain former holders of GETCO and GA-GTCO as set forth in the Merger Agreement;

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, replacement, cancellation and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which the Warrants shall be issued and exercised and the respective rights and obligations of the Company, the Warrant Agent and the registered owners of the Warrants (each, a “Holder” and collectively, the “Holders”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the Company and the Warrant Agent agree as follows:

ARTICLE I

ISSUANCE AND EXERCISE OF WARRANTS

Section 1.1 Form of Warrant. Each Class A Warrant, Class B Warrant and Class C Warrant shall be evidenced by a certificate substantially in the corresponding form attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively (any such certificate, a “Warrant Certificate” and collectively, “Warrant Certificates”). Each Warrant Certificate shall have such insertions as are required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as may be required to comply with this Agreement, any applicable law or any rule of any securities exchange on which the Warrants or the Common Stock may be listed. Each Warrant Certificate shall be executed on behalf of the Company by its Chief Executive

Officer, Chief Financial Officer or one of its Executive Vice Presidents, under its corporate seal reproduced thereon and attested by its Secretary or an Assistant Secretary. The signature of any such officers on the Warrant Certificates may be manual or facsimile. Warrant Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

Section 1.2 Countersignature of Warrants. Each Warrant Certificate shall be countersigned by the Warrant Agent (or any successor to the Warrant Agent then acting as warrant agent under this Agreement) by manual or facsimile signature and shall not be valid for any purpose unless and until so countersigned. Warrant Certificates may be countersigned and delivered, notwithstanding the fact that the persons or any one of them who signed the Warrants on behalf of the Company shall have ceased to be proper signatories prior to the delivery of such Warrants or were not proper signatories on the date of this Agreement. Each Warrant Certificate shall be dated as of the date of its countersignature by the Warrant Agent. The Warrant Agent’s countersignature shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement.

Section 1.3 Exercise Number; Exercise Price. Each Warrant initially entitles its Holder to purchase from the Company one (1) (the “Exercise Number”) share of Common Stock (such share or shares of Common Stock issued or issuable upon exercise of any Warrant or Warrants, each, a “Warrant Share” and collectively, the “Warrant Shares”) for a purchase price per share of Common Stock of (i) in the case of a Class A Warrant, $4.00, (ii) in the case of a Class B Warrant, $4.50, and (iii) in the case of a Class C Warrant, $5.00 (as applicable, the “Exercise Price”). The Exercise Number and the Exercise Price are subject to adjustment as provided in Article II, and all references to “Exercise Number” and “Exercise Price” in this Agreement shall be deemed to include any such adjustment or series of adjustments.

Section 1.4 Term of Warrants. All or a portion of the Warrants are exercisable by the Holder at any time and from time to time on or after the date of this Agreement until 5:00 p.m., New York City time, on (i) in the case of a Class A Warrant, the four (4)-year anniversary of the date of this Agreement, (ii) in the case of a Class B Warrant, the five (5)-year anniversary of the date of this Agreement and (iii) in the case of a Class C Warrant, the six (6)-year anniversary of the date of this Agreement (as applicable, the “Expiration Date”).

Section 1.5 Exercise of Warrants. A Warrant may be exercised by surrender of the Warrant Certificate or Certificates evidencing such Warrant to be exercised and by delivery to the Warrant Agent (or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Holders pursuant to Section 4.1) a notice of exercise in the form attached hereto as Exhibit D, duly completed and signed, which signature shall be guaranteed by a member of a recognized guarantee medallion program, together with payment of the Exercise Price for the Warrant Shares thereby purchased in accordance with Section 1.6. As promptly as practicable after receiving a notice of exercise to purchase Warrant Shares, the Warrant Agent shall notify the Company of such exercise and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

Section 1.6 Payment of Exercise Price. Payment of the aggregate Exercise Price for all Warrant Shares purchased may be made, at the option of the Holder, either (a) in cash or by certified or official bank check payable to the Warrant Agent or (b) by delivering a written direction to the Warrant Agent that the Holder desires to exercise the Warrants pursuant to a “cashless exercise,” in which case the Holder will receive a number of Warrant Shares that is equal to the aggregate number of Warrant Shares for which the Warrants are being exercised less the number of Warrant Shares that have an aggregate Market Price on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price for such Warrant Shares. For the avoidance of doubt, if Warrants are exercised such that the aggregate Exercise Price would exceed the aggregate value (as measured by the Market Price) of the Warrant Shares issuable upon exercise, no amount shall be due and payable by the Holder to the Company, and such exercise shall be null and void and no Warrant Shares shall thereupon be issued and the Warrants shall continue in effect.

Section 1.7 Registry of Warrants. The Company or an agent duly appointed by the Company (which initially shall be the Warrant Agent) shall maintain a registry showing the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates. Except as otherwise provided in this Agreement or in the Warrant Certificate, the Company and the Warrant Agent may deem and treat any Person in whose name a Warrant Certificate is registered in the registry as the absolute owner of such Warrant Certificate.

Section 1.8 Exchange of Warrant Certificates. Each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates of like class and tenor and representing the same aggregate number of Warrants. Any Holder desiring to exchange a Warrant Certificate or Certificates shall deliver a written request to the Warrant Agent and shall properly endorse and surrender the Warrant Certificate or Certificates to be so exchanged. Thereupon, the Warrant Agent shall countersign and deliver to the Holder a new Warrant Certificate or Certificates, as so requested, in such name or names as such Holder shall designate.

Section 1.9 Cancellation of Warrant Certificates. If and when any Warrant Certificate has been exercised in full, the Warrant Agent shall promptly cancel and destroy such Warrant Certificate following its receipt from the Holder. Upon exercise of a Warrant Certificate in part and not in full, the Warrant Agent shall issue and deliver or shall cause to be issued and delivered to the Holder a new Warrant Certificate or Certificates evidencing the Holder’s remaining Warrants. The Warrant Agent is hereby irrevocably authorized and directed to countersign and deliver such required new Warrant Certificate or Certificates, and the Company, whenever requested by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent and no one else may cancel and destroy Warrant Certificates surrendered for transfer, exchange, replacement, cancellation or exercise. The Warrant Agent must deliver a certificate of such destruction and cancellation (or, if requested by the Company, the cancelled Warrant Certificates) to the Company. The Company may not issue new Warrant Certificates to replace cancelled Warrant Certificates that have been exercised or purchased by it.

Section 1.10 No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon any exercise of Warrants. In lieu of any fractional Warrant Shares that would otherwise be issued to a Holder upon exercise of any Warrants, such Holder shall receive a cash payment equal to the product of the Market Price of the Common Stock on the trading day on which such Warrants are exercised and the fraction of a Warrant Share to which such Holder would otherwise be entitled.

Section 1.11 Lost, Stolen, Destroyed or Mutilated Warrants. Upon receipt by the Company of proof reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate and, if requested, an indemnity or bond, the Company shall deliver or shall cause to be delivered, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the same aggregate number of Warrants as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate.

Section 1.12 Transferability and Assignment. At the option of the Holder thereof, the Warrants and all rights under the Warrant Certificate may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the registered Holder or by duly authorized attorney, and one or more new Warrant Certificates shall be made and delivered and registered in the name of one or more transferees, upon surrender in accordance with Section 1.8 and upon compliance with all applicable laws.

Section 1.13 Issuance of Warrant Certificates. When any Holder, transferee of a Holder or other designee of a Holder is entitled to receive a new or replacement Warrant Certificate, whether pursuant to Section 1.8, 1.9, 1.11 or 1.12, the Company shall issue or shall cause to be issued such new or replacement Warrant Certificate within a reasonable time, not to exceed three (3) business days. The Company shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for the purpose of issuing any new or replacement Warrant Certificates, and the Warrant Agent shall countersign such Warrant Certificates.

Section 1.14 Issuance of Warrant Shares. Upon the exercise of any Warrants, the Company shall deliver or shall cause to be delivered the number of full Warrant Shares to which such Holder shall be entitled, together with any cash to which such Holder shall be entitled in respect of fractional Warrant Shares pursuant to Section 1.10, within a reasonable time, not to exceed three (3) business days. All Warrant Shares shall be issued in such name or names as the exercising Holder may designate and delivered to the exercising Holder or its nominee or nominees.

Section 1.15 Charges, Taxes and Expenses. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates (if any) for Warrant Shares in a name other than that of the registered holder of such Warrants.

Section 1.16 Issued Warrant Shares. The Company hereby represents and warrants that all Warrant Shares issued in accordance with the terms of this Agreement will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by a Holder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to a Holder as of the close of business on the date on which the Warrants were duly exercised, notwithstanding that the stock transfer books of the Company may then be closed or certificates (if any) representing such Warrant Shares may not be actually delivered on such date.

Section 1.17 Reservation of Sufficient Warrant Shares. There have been reserved, and the Company shall at all times through the Expiration Date keep reserved, out of its authorized but unissued Common Stock, solely for the purpose of the issuance of Warrant Shares in accordance with the terms of this Agreement, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid shall be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company shall supply such transfer agents with duly executed stock certificates for such purposes and shall provide or otherwise make available any cash that may be payable upon exercise of Warrants in respect of fractional Warrant Shares pursuant to Section 1.10. The Company shall furnish such transfer agent with a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 4.1.

Section 1.18 Registration and Listing. The Company will use commercially reasonable efforts to (a) procure, at its sole expense, the listing of the Warrant Shares issuable upon exercise of the Warrants at any time, subject to issuance or notice of issuance, on the principal stock exchanges on which the Common Stock is then listed or traded and (b) maintain such listings at all times (during which the Company has Common Stock listed on a stock exchange) after issuance. The Company shall use reasonable best efforts to ensure that the Warrant Shares and the Warrants may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which such shares of its Common Stock (including the Warrant Shares) are listed or traded.

Section 1.19 No Impairment. The Company will not, and the Company will cause its subsidiaries not to, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Agreement. The Company shall at all times in good faith assist in the carrying out of all provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders.

Section 1.20 CUSIP Numbers. The Company, in issuing the Warrants, may use “CUSIP” numbers (if then generally in use) and, if so, the Warrant Agent shall use “CUSIP” numbers in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.

Section 1.21 Purchase of Warrants by the Company; Cancellation. The Company shall have the right, except as limited by applicable law, other agreements or as provided herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it and the applicable Holder may deem appropriate. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent and retired and, for the avoidance of doubt, if the approval of Holders is required to take any action, the Company’s (or any of its subsidiaries’ or affiliates’) ownership in any Warrants shall not be considered in calculating whether the requisite number of Warrants have approved such action.

Section 1.22 No Rights as Stockholders. A Warrant shall not, prior to its exercise, confer upon its Holder or such Holder’s transferee, in such Holder’s or such transferee’s capacity as a Warrant Holder, the right to vote or receive dividends, or consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

ARTICLE II

ANTIDILUTION PROVISIONS

Section 2.1 Adjustments and Other Rights. The Exercise Price and the Exercise Number shall be subject to adjustment from time to time as provided by this Article II; provided, however, that if more than one section of this Article II is applicable to a single event, the section shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one section of this Article II so as to result in duplication.

Section 2.2 Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (a) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Exercise Number at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying the Exercise Number effective immediately prior to such event by a fraction (x) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event. In such event, the Exercise Price per share of Common Stock in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Exercise Price by a fraction (i) the numerator of which shall be the Exercise Number immediately prior to such adjustment and (ii) the denominator of which shall be the new Exercise Number determined pursuant to the immediately preceding sentence.

Section 2.3 Certain Issuances of Common Shares or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in Permitted Transactions (as defined below) or a transaction to which Section 2.2 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:

(a) the Exercise Number in effect immediately prior to such event (the “Initial Number”) shall, on pricing of such shares (or of such convertible securities), be increased to the number obtained by multiplying the Initial Number by a fraction (i) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (ii) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and

(b) the Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of the applicable Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of the applicable Warrant immediately after the adjustment described in paragraph (a) above.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall include issuances (i) as consideration for or to fund the acquisition of businesses and/or related assets and (ii) in connection with employee benefit plans and compensation related arrangements approved by the Board of Directors. Any adjustment made pursuant to this Section 2.3 shall become effective immediately upon the date of such issuance.

Section 2.4 Other Distributions.

(a) If the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash,

rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 2.2), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately upon occurrence of the record date to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such total subtracted amount, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the Exercise Number shall be increased to the number obtained by multiplying the Exercise Number immediately prior to such adjustment by the quotient of (x) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend.

(b) No adjustment in the Exercise Price or Exercise Number need be made under Section 2.4(a) if the Company agrees to issue or distribute, as applicable, to each Holder, upon payment of the Exercise Price, in addition to the applicable Warrant Shares issuable upon such payment, the assets referred to in that paragraph which each Holder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.

Section 2.5 Certain Repurchases of Common Stock. If the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which (a) the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which (b) the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the Exercise Number shall be increased to the number obtained by multiplying the Exercise Number immediately prior to such adjustment by the quotient of (x) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the Exercise Number shall be made pursuant to this Section 2.5.

Section 2.6 Business Combinations or Reclassifications of Common Stock. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 2.2), a Holder’s right to receive shares upon exercise of a Warrant shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such Holder’s right to exercise a Warrant in exchange for any shares of stock or other securities or property pursuant to this section. In determining the kind and amount of stock, securities or the property receivable upon exercise of a Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that a Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). For purposes of determining any amount to be withheld in the case of a “cashless exercise” pursuant to Section 1.6 from stock, securities or the property that would otherwise be delivered to a Holder upon exercise of Warrants following any Business Combination, the amount of such stock, securities or property to be withheld shall have a Market Price equal to the aggregate Exercise Price as to which such Warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such Warrants are exercised and the Notice of Exercise is delivered to the Warrant Agent; provided, however, that in the case of any property that is not a security, the Market Price of such property shall be deemed to be its fair market value as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided, further, that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date.

Section 2.7 Rounding of Calculations; Minimum Adjustments. All calculations under this Article II shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Article II to the contrary notwithstanding, no adjustment in the Exercise Price or the Exercise Number shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more, or on exercise of a Warrant if it shall earlier occur.

Section 2.8 Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Article II shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (a) issuing to a Holder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (b) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment, subject to any retroactive readjustment in accordance with Section 2.9(b).

Section 2.9 Other Events; Provisions of General Applicability.

(a) Neither the Exercise Price nor the Exercise Number shall be adjusted in the event of, solely (i) a change in the par value of the Common Stock or (ii) a change in the jurisdiction of incorporation of the Company.

(b) In the event that any dividend or distribution described in this Article II is not so made, the Exercise Price and the Exercise Number then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price and the Exercise Number that would then be in effect if such record date had not been fixed.

(c) If an adjustment of the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

Section 2.10 Statement Regarding Adjustments. Whenever the Exercise Price or the Exercise Number shall be adjusted as provided in this Article II, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Exercise Number after such adjustment. The Company shall deliver to the Warrant Agent a copy of such statement and shall cause a copy of such statement to be sent or communicated to the Holders pursuant to Section 4.1.

Section 2.11 Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Article II (but only if the action of the type described in this Article II would result in an adjustment in the Exercise Price or the Exercise Number or a change in the type of securities or property to be delivered upon exercise of a Warrant), the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Holders in the manner set forth in Section 4.1, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of a Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

Section 2.12 Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Article II, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares that a Holder is entitled to receive upon exercise of a Warrant pursuant to this Article II.

Section 2.13 Adjustment Rules. Any adjustments pursuant to this Article II shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made under this Agreement would reduce the Exercise Price per share of Common Stock to an amount below par value of the Common Stock, then such adjustment in Exercise Price made under this Agreement shall reduce the Exercise Price per share of Common Stock to the par value of the Common Stock.

Section 2.14 Prohibited Actions. The Company agrees that it will not take any action which would entitle a Holder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of the Warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

Section 2.15 Adjustment to Warrant Certificate. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to the Warrant Certificate, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same Exercise Number as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

ARTICLE III

WARRANT AGENT[1]

Section 3.1 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants and in accordance with the provisions of this Agreement, and the Warrant Agent hereby accepts such appointment.

Section 3.2 Liability of Warrant Agent. The Warrant Agent shall act under this Agreement solely as agent, and its duties shall be determined solely by the provisions of this Agreement. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct, gross negligence or bad faith.

Section 3.3 Performance of Duties. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty under this Agreement either itself or by or through its attorneys or agents (which shall not include its employees).

Section 3.4 Disposition of Proceeds on Exercise of Warrants. The Warrant Agent shall account as promptly as practicable to the Company with respect to Warrants exercised and shall concurrently pay to the Company all monies received by the Warrant Agent for the purchase of Warrant Shares through the exercise of such Warrants. If the Warrant Agent shall receive any notice, demand or other document addressed to the Company by a Holder with respect to the Warrants, the Warrant Agent shall as promptly as practicable forward such notice, demand or other document to the Company.

Section 3.5 Reliance on Counsel. The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be counsel to the Company), and the Warrant Agent shall incur no liability or responsibility for any action taken, suffered or omitted by it under this Agreement in reasonable reliance on and in accordance with the advice of such counsel.

Section 3.6 Reliance on Documents. The Warrant Agent will not incur any liability or responsibility for any action taken in reasonable reliance on any notice, written statement, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent, presented or made by the proper party or parties. The statements contained herein and in the Warrants shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same, except as set forth by the Warrant Agent or as evidenced by action taken by the Warrant Agent.

Section 3.7 Validity of Agreement. The Warrant Agent shall not be responsible for the validity, execution or delivery of this Agreement (except the due execution of this Agreement by the Warrant Agent) or for the validity, execution or delivery of any Warrant (except the due

[1]	The parties to the Merger Agreement acknowledge and agree that the form of provisions of this Article III are subject to change as a result of the comments and issues that may be raised by the Warrant Agent selected by mutual agreement of GETCO and Knight.

countersignature of such Warrant Certificate by the Warrant Agent), and the Warrant Agent shall not by any act under this Agreement be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares (or other stock) to be issued pursuant to this Agreement or any Warrant, or as to whether any Warrant Shares (or other stock) will, pursuant to this Agreement or any Warrant, when issued, be validly issued, fully paid and nonassessable.

Section 3.8 Instructions from Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties under this Agreement from the Chief Executive Officer, Chief Financial Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company, and to make an application to such officers for advice or instructions in connection with its duties, and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in reasonable reliance and in accordance with instructions of any such officer. The Warrant Agent shall not be liable for any action taken by, or omission of any action by, the Warrant Agent in accordance with a proposal included in any such application to such officers on or after the date specified in such application (which date shall not be less than five (5) business days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 3.9 Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering or omitting any action under this Agreement, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed conclusively to be proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer, one of its Executive Vice Presidents or Vice Presidents, the Treasurer or the Controller of the Company and delivered to the Warrant Agent, and such certificate shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon any such certificate.

Section 3.10 Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the performance of its duties under this Agreement, to reimburse the Warrant Agent for all reasonable expenses, taxes and governmental charges and other charges incurred by the Warrant Agent in the performance of its duties under this Agreement.

Section 3.11 Indemnity. The Company shall indemnify the Warrant Agent and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the performance of its duties under this Agreement, except as a result of the Warrant Agent’s willful misconduct, gross negligence or bad faith. The Warrant Agent shall indemnify the Company and save it harmless from and against any and all liabilities, including judgments, costs and counsel fees, for anything arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement or which arise out of the Warrant Agent’s willful misconduct, gross negligence or bad faith; provided, however, that the Warrant Agent’s aggregate liability under this Agreement with respect to, arising from or arising in connection with this Agreement, whether in contract, in tort or otherwise, is limited to and shall not exceed the amounts paid under this Agreement by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity, and the Company shall notify the Warrant Agent promptly of any claim for which it may seek indemnity.

Section 3.12 Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or any one or more Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as warrant agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

Section 3.13 Other Transactions in Securities of the Company. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing in this Agreement shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 3.14 Identity of Transfer Agent. Upon the appointment of any subsequent transfer agent for the Common Stock, or any other shares of the Company’s capital stock issuable upon the exercise of the Warrants, the Company shall file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent.

Section 3.15 Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent under this Agreement until all the Warrants have been exercised or cancelled or are no longer exercisable.

Section 3.16 Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective. The Warrant Agent under this Agreement may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Any removal under this Section 3.16 shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be (a) a bank or trust company, (b) organized under the laws of the United States or one of the states thereof, (c) authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers,

(d) having a combined capital and surplus of at least $50,000,000 (as set forth in its most recent reports of condition published pursuant to law or to the requirements of any United States federal or state regulatory or supervisory authority) and (e) having an office in the Borough of Manhattan, The City of New York).

Section 3.17 Company to Appoint Successor. If at any time the Warrant Agent shall resign, shall be removed, shall become incapable of acting, shall be adjudged bankrupt or insolvent or shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or the taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, may be appointed by the Warrant Agent or the Warrant Agent may petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent under this Agreement; provided, however, that in the event of the resignation of the Warrant Agent under this Section 3.17, such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent under this Agreement.

Section 3.18 Successor to Expressly Assume Duties. Any successor Warrant Agent appointed under this Agreement shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment under this Agreement, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as the Warrant Agent under this Agreement, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as the Warrant Agent under this Agreement.

Section 3.19 Successor by Merger. Any entity into which the Warrant Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that it shall be qualified as aforesaid.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice pursuant to this Agreement by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage prepaid, (a) to the Company, at its offices at 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: General Counsel, or (b) to the Warrant Agent, at its offices at [—]. Each party to this Agreement may from time to time change the address to which notices to it are to be delivered or mailed by notice to the other party. Any notice mailed pursuant to this Agreement by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the registry of the Warrant Agent.

Section 4.2 Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions in regard to matters or questions arising under this Agreement that the Company and the Warrant Agent may deem necessary or desirable; provided, however, that no such supplement or amendment to this Agreement shall be made that adversely affects the interests or rights of any of the Holders in any respect. Notwithstanding the foregoing, a supplement or amendment to this Agreement may be made by one or more substantially concurrent written instruments duly signed by the Holders of a majority of the then outstanding Warrants and delivered to the Company; provided, however, that the consent of each Holder affected thereby shall be required for any supplement or amendment pursuant to which: (a) the Exercise Price would be increased or the Exercise Number would be decreased (in each case, other than pursuant to adjustments in accordance with Article II), (b) the time period during which the Warrants are exercisable would be shortened or (c) the antidilution provisions set forth in Article II would be changed in such a way as to adversely affect such Holder; provided further, however, that the consent of the Holders of the majority of the then outstanding Warrants of a class of Warrants shall be required if the supplement or amendment to this Agreement adversely affects the Warrants of that class in a manner not shared by the other classes of Warrants. In determining whether the Holders of the required number of outstanding Warrants have approved any supplement or amendment to this Agreement, Warrants owned by the Company or its controlled Affiliates, if any, shall be disregarded and deemed not to be outstanding.

Section 4.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of the respective successors and assigns of the Company or the Warrant Agent under this Agreement.

Section 4.4 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND EACH WARRANT ISSUED UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS. IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, THE PARTIES HERETO AND EACH HOLDER IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE COUNTY OF WILMINGTON, STATE OF DELAWARE. NOTICE MAY BE SERVED UPON THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 4.1 AND UPON ANY HOLDER AT THE ADDRESS FOR SUCH HOLDER SET FORTH IN THE REGISTRY MAINTAINED BY THE COMPANY OR WARRANT AGENT PURSUANT TO SECTION 1.7. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HOLDER HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE WARRANTS.

Section 4.5 Benefits of this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement.

Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 4.7 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part of this Agreement and shall not modify or restrict any of the terms or provisions of this Agreement.

Section 4.8 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

Section 4.9 Availability of Agreement. The Warrant Agent shall keep copies of this Agreement and any notices given or received under this Agreement available for inspection by the Holders during normal business hours at its principal office in New York. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

Section 4.10 Saturdays, Sundays, Holidays, etc.. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

Section 4.11 Definitions. As used in this Agreement, the following terms having the meanings ascribed thereto below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

“business day” means any day except Saturday, Sunday and (i) at any time when the Warrants are listed on the NASDAQ Stock Market or the New York Stock Exchange, any day on which the NASDAQ Stock Market or the New York Stock Exchange, as applicable, is authorized or required by law or other governmental actions to close or (ii) at any time when the Warrants are not listed on the NASDAQ Stock Market or the New York Stock Exchange, any day on which banking institutions in the State of New York are authorized or required by law or other governmental actions to close.

“Class A Warrant” and “Class A Warrants” has the meaning set forth in the recitals.

“Class B Warrant” and “Class B Warrants” has the meaning set forth in the recitals.

“Class C Warrant” and “Class C Warrants” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“conversion” has the meaning set forth in Section 2.3.

“convertible securities” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Number” has the meaning set forth in Section 1.3.

“Exercise Price” has the meaning set forth in Section 1.3.

“Expiration Date” has the meaning set forth in Section 1.4.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.

“GA-GTCO” has the meaning set forth in the recitals.

“GETCO” has the meaning set forth in the recitals.

“Holder” and “Holders” has the meaning set forth in the recitals.

“Initial Number” has the meaning set forth in Section 2.3.

“Issue Date” means, with respect to a Warrant Certificate, the date set forth on such Warrant Certificate.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading (the “Principal Exchange”), or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two (2) members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required under this Agreement, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for such purpose; provided, however, that if any such security is listed or traded solely on a non-U.S. market, such fair market value shall be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination; provided, further, that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such conversion date. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Principal Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Merger Agreement” has the meaning set forth in the recitals.

“Mergers” has the meaning set forth in the recitals.

“Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock legally available therefor; provided, however, that Ordinary Cash Dividends shall not include any cash dividends paid subsequent to the Issue Date to the extent the aggregate per share dividends paid on the outstanding Common Stock in any quarter exceed (i) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2013, (ii) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2014, (iii) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2015, (iv) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2016, (v) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2017, (vi) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2018 and (vii) $[—] per share of Common Stock in any quarter during the fiscal year ended December 31, 2019, in each case, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Per Share Fair Market Value” has the meaning set forth in Section 2.4(a).

“Permitted Transactions” has the meaning set forth in Section 2.3.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer made to substantially all holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other offer available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of Common Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Common Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while any Warrants are outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Subsidiary” means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with U.S. GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“trading day” means (i) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (ii) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (x) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (y) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock. The term “trading day” with respect to any security other than the Common Stock shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrants” has the meaning set forth in the recitals.

“Warrant Agent” has the meaning set forth in the preamble.

“Warrant Certificate” and “Warrant Certificates” has the meaning set forth in Section 1.1.

“Warrant Share” and “Warrant Shares” has the meaning set forth in Section 1.3.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

[NEWCO]

By:
Name:
Title:

[ ], as Warrant Agent

By:
Name:
Title:

[Signature Page to the Warrant Agreement]

EXHIBIT A

VOID AFTER 5:00 P.M., New York City Time, [            ], 201[    ]

Class A Warrants to Purchase

[            ]

Shares of Common Stock

[NEWCO]

CLASS A COMMON STOCK PURCHASE WARRANTS

This certifies that, for value received, [                    ] or registered assigns (the “Holder”), is entitled, subject to the terms and conditions hereof, to purchase from [NEWCO], a Delaware corporation (the “Company”), at any time from 9:00 a.m., New York City time, on [            ], 201[    ] until 5:00 p.m., New York City time, on 201[    ]2 (the “Expiration Date”), at the purchase price of $4.00 per share (the “Exercise Price”), the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shown above. The number of shares purchasable upon exercise of the Class A Common Stock Purchase Warrants (the “Warrants”) and the Exercise Price are subject to modification and adjustment from time to time as set forth in the Warrant Agreement (as defined below).

The Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Notice of Exercise on the reverse side hereof duly executed and simultaneous payment of the Exercise Price at the principal office of [                    ] (the “Warrant Agent”). Payment of such price shall be made, at the option of the Holder, either (i) in cash or by certified or official bank check payable to the Warrant Agent or (ii) by delivering a written direction to the Warrant Agent that the Holder desires to exercise Warrants pursuant to a “cashless exercise,” in which case the Holder will receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price (as defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of [            ], 201[    ], by and between the Company and [                    ] (the “Warrant Agreement”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company or at the office of the Warrant Agent.

[2]	4-year term.

A-1

Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder a new Warrant Certificate in respect of the shares of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder to purchase the same aggregate number of shares of Common Stock as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof.

The Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [            ], 201[    ]

[NEWCO]

By:

[Seal]

Countersigned:

[ ], as Warrant Agent

By:
Authorized Signature

A-2

EXHIBIT B

VOID AFTER 5:00 P.M., New York City Time, [            ], 201[    ]

Class B Warrants to Purchase

[                    ]

Shares of Common Stock

[NEWCO]

CLASS B COMMON STOCK PURCHASE WARRANTS

This certifies that, for value received, [                    ] or registered assigns (the “Holder”), is entitled, subject to the terms and conditions hereof, to purchase from [NEWCO], a Delaware corporation (the “Company”), at any time from 9:00 a.m., New York City time, on [            ], 201[    ] until 5:00 p.m., New York City time, on 201[    ]3 (the “Expiration Date”), at the purchase price of $4.50 per share (the “Exercise Price”), the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shown above. The number of shares purchasable upon exercise of the Class B Common Stock Purchase Warrants (the “Warrants”) and the Exercise Price are subject to modification and adjustment from time to time as set forth in the Warrant Agreement (as defined below).

The Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Notice of Exercise on the reverse side hereof duly executed and simultaneous payment of the Exercise Price at the principal office of [                    ] (the “Warrant Agent”). Payment of such price shall be made, at the option of the Holder, either (i) in cash or by certified or official bank check payable to the Warrant Agent or (ii) by delivering a written direction to the Warrant Agent that the Holder desires to exercise Warrants pursuant to a “cashless exercise,” in which case the Holder will receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price (as defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of [            ], 201[    ], by and between the Company and [                    ] (the “Warrant Agreement”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company or at the office of the Warrant Agent.

[3]	5-year term.

B-1

Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder a new Warrant Certificate in respect of the shares of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder to purchase the same aggregate number of shares of Common Stock as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof.

The Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [            ], 201[    ]

[NEWCO]

By:

[Seal]

Countersigned:

[ ],
as Warrant Agent

By:
Authorized Signature

B-2

EXHIBIT C

VOID AFTER 5:00 P.M., New York City Time, [            ], 201[    ]

Class C Warrants to Purchase

[                    ]

Shares of Common Stock

[NEWCO]

CLASS C COMMON STOCK PURCHASE WARRANTS

This certifies that, for value received, [                    ] or registered assigns (the “Holder”), is entitled, subject to the terms and conditions hereof, to purchase from [NEWCO], a Delaware corporation (the “Company”), at any time from 9:00 a.m., New York City time, on [            ], 201[    ] until 5:00 p.m., New York City time, on 201[    ]4 (the “Expiration Date”), at the purchase price of $5.00 per share (the “Exercise Price”), the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shown above. The number of shares purchasable upon exercise of the Class C Common Stock Purchase Warrants (the “Warrants”) and the Exercise Price are subject to modification and adjustment from time to time as set forth in the Warrant Agreement (as defined below).

The Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Notice of Exercise on the reverse side hereof duly executed and simultaneous payment of the Exercise Price at the principal office of [                    ] (the “Warrant Agent”). Payment of such price shall be made, at the option of the Holder, either (i) in cash or by certified or official bank check payable to the Warrant Agent or (ii) by delivering a written direction to the Warrant Agent that the Holder desires to exercise Warrants pursuant to a “cashless exercise,” in which case the Holder will receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price (as defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price.

This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of [            ], 201[    ], by and between the Company and [                    ] (the “Warrant Agreement”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder by acceptance hereof consents. A copy of the Warrant Agreement may be obtained by the Holder upon written request to the Company or at the office of the Warrant Agent.

Upon any partial exercise of the Warrants evidenced by this Warrant Certificate, there shall be countersigned and issued to the Holder a new Warrant Certificate in respect of the shares

[4]	6-year term.

C-1

of Common Stock as to which the Warrants evidenced by this Warrant Certificate shall not have been exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by surrender of this Warrant Certificate properly endorsed either separately or in combination with one or more other Warrant Certificates for one or more new Warrant Certificates evidencing the right of the Holder to purchase the same aggregate number of shares of Common Stock as were purchasable on exercise of the Warrants evidenced by the Warrant Certificate or Certificates exchanged. No fractional shares will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Holder may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof.

The Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, but only in accordance with the terms of the Warrant Agreement and in compliance with all applicable laws.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated: [            ], 201[    ]

[NEWCO]

By:

[Seal]

Countersigned:

[ ],
as Warrant Agent

By:
Authorized Signature

C-2

EXHIBIT D

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

To: [NEWCO]

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant Certificate within for, and to purchase thereunder,                  shares of the common stock, par value $0.01 per share, of [NEWCO] (the “Common Stock”), as provided for therein, and tenders herewith payment of the purchase price.

The purchase price shall be paid:

in cash, certified check or official bank check; or

by electing to receive a number of shares of Common Stock that is equal to the aggregate number of shares of Common Stock for which the Warrants are being exercised less the number of shares of Common Stock that have an aggregate Market Price (as defined in the Warrant Agreement) on the trading day on which such Warrants are exercised that is equal to the aggregate Exercise Price (as defined in the Warrant Agreement).

Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

If in book-entry form:

DEPOSITORY ACCOUNT NUMBER:

NAME OF AGENT MEMBER:

If in definitive/certificated form:

SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE, IF ANY:	NAME:

ADDRESS:

SIGNATURE:

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of the assignee appearing in the Permitted Transfer form below and must be guaranteed by a member of a recognized guarantee medallion program.

And, if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash.

PERMITTED TRANSFER

(To be executed only upon transfer of Warrant Certificate to the extent such transfer is permissible under the terms of the Warrant Agreement)

For value received,                      hereby sells, assigns and transfers unto the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      attorney, to transfer said Warrant Certificate on the books of [NEWCO], with full power of substitution in the premises.

Dated:             , 201

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant Certificate and must be guaranteed by a member of a recognized guarantee medallion program.

EXHIBIT D

Form of Certificate of Incorporation of the Company

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KNIGHT HOLDCO, INC.

Knight Holdco, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(a) The name of the Corporation is Knight Holdco, Inc.

The name under which the Corporation was originally incorporated was Knight Holdco, Inc.. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on [    ].

(c) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 251 of the GCL.

(d) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

(c) The text of the Certificate of Incorporation in its entirety is as follows:

FIRST: The name of the Corporation is Knight Holdco, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,040,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of class A common stock, par value $.01 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

(b)	Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1)	Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(2)	Voting Rights of Class A Common Stock. Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the By-Laws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(3)	Voting Rights of Class B Common Stock. Except as otherwise expressly required by law, holders of Class B Common Stock shall have no voting rights.

(4)	No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(5)

Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall in no event receive dividends or distributions in the form of Class A Common Stock or other voting securities or rights, options or warrants to purchase Class A Common Stock or other voting securities. If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Class A Common Stock or other voting securities of the Corporation or shares of Class B Common Stock, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or to purchase shares of Class B Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation or shares of Class B Common Stock) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, as the case may be, on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If, at any time, a dividend or other distribution payable in shares of Class A Common Stock or other voting securities of the Corporation or shares of Class B Common Stock, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or to purchase shares of Class B Common Stock, or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid or declared on shares of Class A Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or non-voting securities identical in all other respects to the other voting securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other non-voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other non-voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(6)	Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(7)	Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration without regard to class.

(8)	No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(9)	Power to Issue, Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(10)

Conversion. At any time and from time to time each holder of Class A Common Stock shall be entitled to convert any or all of such holder’s shares into the same number of shares of Class B Common Stock, and each holder of Class B Common Stock shall be entitled to convert any or all of such holder’s shares into the same number of shares of Class A Common Stock; provided, however, that, notwithstanding anything to the contrary contained in this paragraph, no person subject to the provisions of Regulation Y shall, and no person shall permit any of its Regulation Y Affiliates to, convert any shares of Class B Common Stock into shares of Class A Common Stock, if after giving effect to such conversion, such person would own or control or have owned or controlled shares of Class A Common Stock, including all shares of Class A Common Stock held by such person while such person was subject to Regulation Y, representing 5% or more of the outstanding Class A Common Stock; provided, further, that any person subject to Regulation Y shall, and any such person shall permit any of its Regulation Y Affiliates to, transfer Class B Common Stock only to an unaffiliated third party (a) in a widely dispersed public offering, (b) to one or more investors, in one or more transactions, none of whom, after such purchase would hold more than 2% of the voting securities of the Corporation then outstanding assuming that the Class B Common Stock being transferred to such investor has been fully converted by such investor, (c) to any person that already controls the Corporation prior to such transfer, (d) in a transaction that complies with Rule 144 (or any successor thereto) of the Securities Act of 1933, as amended, or (e) in any other transaction approved in advance by the Federal Reserve System. “Regulation Y Affiliate” shall mean, with respect to any person subject to Regulation Y, (i) if such person is a bank holding company, any company directly or indirectly Controlled by such Bank Holding Company, and (ii) otherwise, the bank holding company that Controls such person and any company (other than such Person) directly or indirectly Controlled by such bank holding company. “Regulation Y” shall mean Regulation Y promulgated by the Board of Governors of the Federal Reserve System or any successor regulation.

(c)	Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.[1]

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)	The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(c)	A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)	Notwithstanding anything contained in this Certificate of Incorporation to the contrary, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 19, 2012, by and among GETCO Holding Company, LLC, Knight Capital Group, Inc. and GA-GTCO, LLC and the other parties thereto, as the same may be amended from time to time) and ending at 11:59 pm on the three-year anniversary of the Effective Time, the affirmative vote of the holders of at least 75% in voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders to modify, amend or repeal Article V of the By-laws of the Corporation or to adopt any By-law provision inconsistent with such Article V.

(e)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

[1]	If any shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock or Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock are to be outstanding immediately after the Effective Time, a Certificate of Designation will be filed herewith to reflect the terms of the preferred securities to be issued in exchange for such Preferred Stock in the Mergers.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of Stockholders of the Corporation and may not be effected by any consent in writing by such stockholders unless all of the stockholders entitled to vote thereon consent thereto in writing.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors. The provisions of this Article TENTH are subject to Section (d) of Article FIFTH hereof.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights herein conferred upon stockholders are granted subject to such reservation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf this [—]th day of [—], 20[—] .

KNIGHT HOLDCO, INC.

By:
	Name:	[—]
	Title:	[—]

EXHIBIT E

Form of Bylaws of the Company

AMENDED AND RESTATED BY-LAWS

OF

KNIGHT HOLDCO, INC.

(hereinafter called the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. The annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect directors, and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty (60) days before the date of the meeting.

Section 3. Special Meetings. Unless otherwise prescribed by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of stockholders may be called by the Chief Executive Officer or a majority of the directors then in office or may be called by the Secretary of the Corporation at the request in proper form of the holders of not less than twenty-five percent of the capital stock issued and outstanding and entitled to vote generally for the election of directors. To be in proper form, such stockholder request must (i) be in writing and signed by each requesting stockholder and beneficial holder, if any, on whose behalf the special meeting request is being made, (ii) include documentary evidence that the requesting stockholders and such beneficial owners, if any, own the requisite twenty-five percent voting ownership as of the date of submission of the request, (iii) include an acknowledgement by the requesting stockholders and such beneficial owners, if any, that a disposition of shares of the Corporation’s capital stock owned of record or beneficially as of the date on which the special meeting request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such special meeting request with respect to such disposed shares, (iv) state the specific requested purpose of the proposed meeting and the matter to be acted upon, and provide to the Secretary all information and materials that would be required to be delivered pursuant to these By-Laws if the request related to an annual meeting of stockholders and (v) provide any other information the Corporation reasonably requests. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the meeting request does not comply with these By-Laws, (ii) the meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the special meeting request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than one hundred twenty (120) days before the special meeting request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the special meeting request is received by the Secretary and the business to be conducted at such meeting includes the Similar Business, or (vi) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder or other applicable law. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 3 have been satisfied. In addition, the requested business shall not be brought before the special meeting unless one or more of the requesting stockholders, or a duly authorized representative, is present at the special meeting to present the business that was specified in the special meeting request. A special meeting requested by stockholders shall be held at such place, on such date, and at such hour as the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office shall fix; provided, however, that the date of any such special meeting shall not be more than ninety (90) days after the receipt by the Corporation of a request in proper form to call a special meeting.

Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which a special meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.

At any special meeting of the stockholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors, or (c) otherwise properly requested to be brought before the special meeting by a stockholder of the Corporation in accordance with these By-Laws. For proposals of business to be properly requested by a stockholder to be brought before a special meeting, a stockholder must (i) be a stockholder of record at the time of giving of notice of such special meeting by or at the direction of the Board of Directors and at the time of the special meeting, (ii) be entitled to vote at such special meeting and (iii) comply with the other applicable procedures set forth in these By-Laws.

Section 4. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 5. Proxies. Any stockholder entitled to vote may do so in person or by his or her proxy appointed by an instrument in writing subscribed by such stockholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three (3) years from its date, unless said proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram or other electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction of the entire original writing or transmission.

Section 6. Voting. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital stock present in person or represented by proxy and entitled to vote on such question, voting as a single class. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 7. Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of Stockholders of the Corporation and may not be effected by any consent in writing by such stockholders unless all of the stockholders entitled to vote thereon consent thereto in writing.

Section 8. Nature of Business at Meetings of Stockholders. No business may be transacted at an Annual Meeting of Stockholders, other than business that is either: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof); (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation: (i) who is a stockholder of record on the date of giving of the notice provided for in this Section 8 and on the record for the determination of stockholders entitled to notice of and to vote at such Annual Meeting; and (ii) who complies with the notice procedures set forth in this Section 8.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting: (i) (A) a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any material interest of such stockholder and beneficial owner, if any, in such business, and (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the By-Laws of the Corporation, the text of the proposed amendment); (ii) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith; (iii) (A) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (iv) a description of all arrangements or understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interests of such stockholder in such business; (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (vi) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 8; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 8 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 11. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote any meeting of stockholders or adjournment thereof, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining the stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the days upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

Section 12. Inspectors of Election. In advance of any meeting of stockholders, the Board by resolution or the Chairman or President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 13. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulation or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors.

(a) The Board of Directors shall consist of not less than one (1) nor more than twenty-five (25) members, the exact number of which shall be fixed from time to time by the Board of Directors.

(b) Except as provided in Section 3 of this Article III, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. For purposes of this By-Law, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to withhold authority in each case and exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this By-Law, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Section 2 of this Article III or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with said Section 2 of this Article III; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast. Each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

(c) If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors in accordance with the agreement contemplated by the fifth paragraph of Section 2 of this Article III. The Nominating and Corporate Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this By Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3 of this Article III and subject to Article V or may decrease the size of the Board of Directors pursuant to the provisions of Section 1(a) of this Article III and subject to Article V.

Section 2. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called by a majority of the Board of Directors for the purpose of electing directors: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (b) by any stockholder of the Corporation: (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting; and (ii) who complies with the procedures set forth in this Section 2.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must be given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation: (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing director, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was made or such public disclosure of the date of the Annual Meeting was mailed, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act and the rules and regulations promulgated thereunder, if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (v) any other information relating to the person that would be required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder: (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (B) any Derivative Instrument directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Corporation, (D) any Short Interest, (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (iii) a description of all arrangements or understandings between such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, on the one hand, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, on the other hand; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) a completed copy of the questionnaire and executed written representation and agreement specified in the next paragraph; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Without limiting the foregoing, to be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (C) will comply with the Corporation’s share ownership requirements, if any, (D) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time, and (E) will abide by the requirements of Section 1(c) of Article III of these By-Laws.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures and in compliance with the requirements set forth in this Section 2. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures or such nominee or proposing stockholder (including any beneficial owner) is not in compliance, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 3. Vacancies. Subject to the terms of any one or more classes or series of preferred stock and to Article V, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, whenever the holders of any one or more class or classes or series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 5. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

Section 6. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 7. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, or by telephone, facsimile or telegram on twenty-four (24) hours’ notice.

Section 8. Quorum. Except as may be otherwise required by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 9. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 10. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 12. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary, or such other emoluments as the Board of Directors shall from time to time determine. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 13. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person’s or their votes are counted for such purpose if (a) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall include at least one officer from sub-clause (A) and one officer from sub-clause (B) of this Section 1. The Board of Directors, in its discretion, may choose: (A): (i) a Chairman of the Board (who must be a director); (ii) a Chief Executive Officer; (iii) a President; and/or (iv) one or more Executive Vice Presidents; (B): (i) a Secretary; (ii) a Treasurer; (iii) Assistant Secretaries; and/or (iv) Assistant Treasurers; and (C) such other officers as it deems necessary and appropriate. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board, need such officers be directors of the Corporation.

Section 2. Election. The Board of Directors at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders) shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Executive Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons or withdraw such powers.

Section 4. Chairman of the Board. The Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors.

Section 5. Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation and shall report directly to the Board of Directors. Except as may be otherwise provided in these By-Laws, the Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect, and perform such duties and exercise such powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors. All other officers of the Corporation (except for the Executive Chairman) shall report to the Chief Executive Officer. In addition, he or she will be the primary executive in charge of the integration of Knight and GETCO.

Section 6. President. The President shall be subject to the direction and control of the Board of Directors and the Chief Executive Officer, discharge all duties incident to the office of President and such other duties as from time to time may be assigned or prescribed by these By-laws, the Board of Directors or the Chief Executive Officer. The President shall report to the Chief Executive Officer and have general supervision of the business of the Corporation. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors, the Chief Executive Officer or the President. In the absence or disability of the Chairman of the Board, or if there be none, the Board of Directors shall appoint an acting Chairman of the Board to preside at all meetings of the stockholders and the Board of Directors.

Section 7. Chief Operating Officer. The Chief Operating Officer shall report to the President of the Corporation and, except as may be otherwise provided in these By-Laws, shall perform such duties and may exercise such powers as from time to time may be assigned to him or her by these By-Laws, the Board of Directors, the Chief Executive Officer or the President.

Section 8. Executive Vice President. At the request of the President or in his or her absence or in the event of his or her inability or refusal to act (and if there be no Chairman of the Board), the Executive Vice President or the Executive Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Executive Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board and no Executive Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 9. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision the Secretary shall be. If the Secretary shall be unable, or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 10. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under control of the Treasurer belonging to the Corporation.

Section 11. Assistant Secretaries. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Executive Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 12. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Executive Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under control of the Assistant Treasurer belonging to the Corporation.

Section 13. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

CERTAIN GOVERNANCE MATTERS

Notwithstanding anything contained in these By-Laws to the contrary, during the period beginning at the Effective Time (as defined below) and ending on the three-year anniversary of the Effective Time, in the event of any conflict between the terms of this Article V and the terms contained elsewhere in these By-Laws, the terms of this Article V shall prevail.

Section 1. Definitions. The following definitions shall apply to this Article V and otherwise as applicable in these By-Laws:

(a) “Effective Time” has the meaning specified in the Merger Agreement.

(b) “entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors.

(c) “GETCO” means GETCO Holding Company, LLC.

(d) “GETCO Directors” shall mean, collectively, at any given time, each person serving as a Director of the Corporation who is (i) a Director as of the Effective Time nominated to be a Director by the Board of Directors of GETCO prior to the Effective Time or (ii) an additional Director who took office after the Effective Time and who was nominated by the GETCO Directors Committee pursuant to Section 3(a) of this Article V.

(e) “GETCO Directors Committee” shall mean the committee established by Section 3(c) of this Article V.

(f) “Independent Director” has the meaning specified in the listing standards of the New York Stock Exchange.

(g) “Independent Director Requirement” shall mean in the case of the Knight Directors, at least three Independent Directors, and in the case of the GETCO Directors, at least two Independent Directors.

(h) “Knight” means the Knight Capital Group, Inc.

(i) “Knight Directors” shall mean, collectively, at any given time, each person serving as a Director of the Corporation who is (i) a Director as of the Effective Time nominated to be a Director by the Board of Directors of Knight prior to the Effective Time or (ii) an additional Director who took office after the Effective Time and who was nominated by the Knight Directors Committee pursuant to Section 3(a) of this Article V.

(j) “Knight Directors Committee” shall mean the committee established by Section 3(b) of this Article V.

(k) “Merger Agreement” means the Agreement and Plan of Merger, dated as of December 19, 2012, by and among GETCO, Knight, GA-GTCO, LLC and the other parties referred to therein, as the same may be amended from time to time.

(l) “Specified Period” shall mean the period beginning at the Effective Time and ending at 11:59 pm on the three-year anniversary of the Effective Time.

Section 2. Chief Executive Officer and President; Executive Chairman of the Board.

(a) Effective as of the Effective Time, Mr. Daniel Coleman shall become and serve as President and Chief Executive Officer of the Corporation and Mr. Thomas Joyce shall become and serve as the Executive Chairman of the Board of Directors of the Corporation.

(b) Effective as of the Effective Time, the Executive Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors and be responsible for oversight of client relations and work with the Chief Executive Officer in the integration of Knight and GETCO. The Executive Chairman of the Board shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these By-Laws or by the Board of Directors (including the duties and powers of the Chairman of the Board).

(c) During the Specified Period, (i) any removal of, or failure to reelect (if such person is willing to serve), either of the individuals serving in the capacities set forth in subsection 2(a) above, (ii) any amendment or modification of or termination of any employment or similar agreement with Mr. Coleman or Mr. Joyce in effect as of the Effective Time, or (iii) any modification to any of their respective duties, authority or reporting relationships as set forth in this Article V, shall require the affirmative vote of Directors representing at least 75 percent of the entire Board of Directors (rounded up to the next whole Director). In the event that during the Specified Period any of the individuals set forth in subsection 2(a) above shall be unable (whether by reason of death, permanent disability, retirement or otherwise) or unwilling to continue in such office, the vacancy created thereby shall be filled only by the affirmative vote of Directors representing at least 66.67 percent of the entire Board of Directors (rounded up to the next whole Director).

Section 3. Composition of the Board of Directors.

(a) Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of nine Directors, of which four shall be Knight Directors (which shall include Mr. Joyce and at least three Independent Directors) and five of which shall be GETCO Directors (which shall include Mr. Coleman and at least two Independent Directors). During the Specified Period, subject to compliance with the applicable Independent Director Requirement, all vacancies on the Board of Directors of the Corporation created by the cessation of service of a Knight Director shall be filled by a nominee proposed by the Knight Director Committee, and all vacancies on the Board of Directors of the Corporation created by the cessation of service of a GETCO Director shall be filled by a nominee proposed by the GETCO Director Committee. During the Specified Period and subject to the Independent Director Requirement, the Knight Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Knight Director. During the Specified Period and subject to the Independent Director Requirement, the GETCO Directors Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a GETCO Director. Neither the Knight Directors nor the GETCO Directors will take any action that would cause them to fail to remain in compliance with the Independent Director Requirement.

(b) The Board of Directors shall establish a Knight Directors Committee, which shall be comprised of all the Knight Directors. The Knight Directors Committee shall, in consultation with the GETCO Directors Committee, have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a Knight Director and (ii) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Knight Director. At the end of the Specified Period, the Knight Directors Committee shall be automatically disbanded.

(c) The Board of Directors shall establish a GETCO Directors Committee, which shall be comprised of all the GETCO Directors. The GETCO Directors Committee shall have all the power and may exercise all the authority of the Board of Directors to (i) fill all vacancies on the Board of Directors created by the cessation of service of a GETCO Director and (ii) to nominate Directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a GETCO Director. At the end of the Specified Period, the GETCO Directors Committee shall be automatically disbanded.

Section 4. Amendments. During the Specified Period, the provisions of this Article V may be modified, amended or repealed, and any By-Law provision or other resolution inconsistent with this Article V may be adopted, or any such modification, amendment, repeal or inconsistent By-Law provisions or other resolutions recommended for adoption by the stockholders of the Corporation, only by an affirmative vote of at least 75 percent of the entire Board of Directors. In the event of any inconsistency between any other provision of these By-Laws and any provision of this Article V, the provisions of this Article V shall control.

ARTICLE VI

STOCK

Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation, (a) by the Chairman of the Board, the President or an Executive Vice President and (b) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder of stock in the Corporation.

Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost, Destroyed, Stolen or Mutilated Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such person’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VII

NOTICE

Section 1. Notice. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex or cable.

Section 2. Waiver of Notice.

(a) Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

(b) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VIII

GENERAL PROVISIONS

Section 1. Dividends. Subject to the requirements of the Delaware General Corporation Law (“GCL”) and the provisions of the Certificate of incorporation, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation as may exist, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE IX

INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article IX, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article IX, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or person sharing the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article IX, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article IX, as the case may be.

Section 5. Indemnification by Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article IX, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article IX, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article IX nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.

Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article IX shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article IX but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

Section 9. Certain Definitions. For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation of its separate existence had continued. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

ARTICLE X

AMENDMENTS

Section 1. Amendments. Subject to Article V, these By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors.

Section 2. Entire Board of Directors. As used in this Article X and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

EXHIBIT F

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [—], 2013 by and among [NEWCO], a Delaware corporation (the “Company”) and the parties identified as the “Holders” on the signature page hereto (each, a “Holder” and, collectively, the “Holders”). Capitalized terms used but not otherwise defined herein are defined in Section 12 hereof.

R E C I T A L S:

WHEREAS, the Company, GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”), GA-GTCO, LLC, a Delaware limited liability company, and Knight Capital Group, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated as of December 19, 2012, as supplemented and amended (the “Merger Agreement”), providing for, among other things, the merger of GA-GTCO, LLC with and into [—], the merger of [—] with and into GETCO, and the merger of [—] with and into Knight Capital Group, Inc. (the “Mergers”);

WHEREAS, prior to the Mergers the Holders were direct or indirect holders of equity interests of GETCO;

WHEREAS, the Mergers occurred on the date hereof and, pursuant to the Merger Agreement and in connection with the Mergers, the Holders received shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) and Warrants of the Company (the “Warrants”) granted under the Warrant Agreement (as defined below);

WHEREAS, the Company and [WARRANT AGENT] (as warrant agent) are parties to a Warrant Agreement, dated [—], 2013 (the “Warrant Agreement”);

WHEREAS, the Merger Agreement requires that the Holders and the Company execute this Agreement granting the Holders certain registration rights covering (i) the shares of Common Stock acquired by the Holders from the Company as a result of the consummation of the Mergers, including without limitation any shares of Common Stock acquired by investment funds managed by General Atlantic Service Company, LLC or their Affiliates (as defined below) in connection with the funding of the equity commitment contemplated by the Merger Agreement (ii) the Warrants acquired by the Holders from the Company as a result of the consummation of the Mergers and (iii) any shares of Common Stock issued or issuable under the Warrants (together with the Common Stock and the Warrants, the “Securities”); and

WHEREAS, each of the parties hereto desires to enter into this Agreement in order to grant the Holders certain registration rights with respect to the Securities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Holders hereby agree as follows:

Section 1. Shelf Registrations.

(a) Filing. The Company shall file with the Commission by no later than 45 calendar days following the date of this Agreement (or if such date is not a Business Day, the next succeeding Business Day) a shelf registration statement (the “Shelf”) on Form S-3, if then available, or Form S-1, if Form S-3 is not available, covering the resale by Holders of the Registrable Securities in accordance with and pursuant to Rule 415 promulgated under the Securities Act. The Company shall give the Holders ten Business Days written notice prior to the date for the filing of the Shelf Registration Statement (the “Filing Date”). The Company shall include in a Prospectus Supplement (that shall be deemed to be part of the Shelf Registration Statement) all Registrable Securities with respect to which the Company has received written requests for inclusion therein by 5:00 pm New York Time on the business day prior to the Filing Date (the “Initial Questionnaire Date”); provided, however, that in order to be named as a selling securityholder in the Prospectus Supplement, each Holder must furnish to the Company in writing such information as may be reasonably requested by the Company for the purpose of including such Holder’s Registrable Securities in the Prospectus Supplement (the “Selling Holder Information” which shall be provided on the Notice and Eligible Holder Information Questionnaire in the form attached hereto as Exhibit A). The Company shall include in a Prospectus Supplement the Selling Holder Information received, to the extent necessary and in a manner so that, upon filing of such Prospectus Supplement, or promptly thereafter, any such Holder shall be named, to the extent required by the rules promulgated under the Securities Act by the Commission, as a selling securityholder and be permitted to deliver (or be deemed to deliver) a Prospectus to purchasers of the Registrable Securities in accordance with applicable law. If the Company files an amended version of the Prospectus, the Company shall include in such Prospectus the Selling Holder Information that was not included in any previous filed version of the Prospectus. If any Registrable Securities remain issued and outstanding after three years following the initial effective date of such Shelf (the “Initial Shelf Effective Date”), the Company shall either (x) in the case of a Form S-3 Shelf, file prior to the expiration of such Shelf, or (y) otherwise, no less than 90 days prior to the expiration of such Shelf, file a new Shelf covering such Registrable Securities, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practical such new Shelf. The Company shall maintain the effectiveness of the Shelf in accordance with the terms hereof for so long as any Registrable Securities remain issued and outstanding.

(b) Requests for Underwritten Shelf Takedowns. Any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that in the case of each such Underwritten Shelf Takedown, such Holder or Holders will be entitled to make such demand only if the proceeds from the sale of Registrable Securities in the offering (before the deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $50 million.

(c) Requests for Non-Underwritten Shelf Takedowns. If a Holder desires to initiate an offering or sale of all or part of such Holder’s Registrable Securities that does not constitute an Underwritten Shelf Takedown (a “Non-Underwritten Shelf Takedown”), such Holder shall so indicate in a written request delivered to the Company no later than two Business Days (or in the event any amendment or supplement to the Shelf is necessary, no later than five Business Days) prior to the expected date of such Non-Underwritten Shelf Takedown, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Takedown, (ii) the expected plan of distribution of such Non-Underwritten Shelf Takedown and (iii) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Takedown (including the delivery of one or more stock or warrant certificates representing Registrable Securities to be sold in such Non-Underwritten Shelf Takedown), and, to the extent necessary, the Company shall file and effect an amendment or supplement to its Shelf for such purpose as soon as practicable; provided, however, that the Company shall not be required to file an amendment or supplement to its Shelf within 30 days of a previous amendment or supplement with respect to a Non-Underwritten Shelf Takedown. For the avoidance of doubt, unless otherwise agreed to by the requesting selling Holder, no other Holder shall have the right to participate in a Non-Underwritten Shelf Takedown.

(d) Demand Notices. All requests (a “Demand”) for Underwritten Shelf Takedowns shall be made by the Holder making such request (the “Demand Holder”) by giving written notice to the Company (the “Demand Notice”). Each Demand Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within two (2) Business Days after receipt of any Demand Notice, the Company shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Notice”) and, subject to the provisions of Section 1(e) below, shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after sending the Company Notice (except that each Holder shall have two (2) days after receipt of the Company Notice to request inclusion of Registrable Securities in the Underwritten Shelf Takedown in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used).

(e) Priority on Underwritten Shelf Takedowns. Subject to the rights of parties to the Existing Registration Rights Agreement, the Company shall not include in any Underwritten Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities requested to be included in the Underwritten Shelf Takedown. If the managing underwriters for such Underwritten Shelf Takedown advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, Other Securities requested to be included in such Underwritten Shelf Takedown exceeds the number of Registrable Securities and Other Securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Underwritten Shelf Takedown, the Company shall include in such Underwritten Shelf Takedown the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Underwritten Shelf

Takedown by the Holders, which in the opinion of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders of such Registrable Securities on the basis of the number of Registrable Securities held by each such Holder, and (ii) second, Other Securities, including Company Held Securities that the Company proposes to register for its own account, requested to be included in such Underwritten Shelf Takedown to the extent permitted hereunder.

(f) Restrictions on Underwritten Shelf Takedowns and Use of Registration Statement.

(i) The Company shall not be obligated to effect more than three (3) Underwritten Shelf Takedowns during any period of twelve (12) consecutive months and shall not be obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the pricing of a previous Underwritten Shelf Takedown; provided, that, if such Underwritten Shelf Takedown is terminated by any stop order, injunction, or other order of the Commission or if the conditions to closing specified in any underwriting agreement or any other agreement entered into in connection with such Underwritten Shelf Takedown are not satisfied, other than by reason of some act or omission by a Holder, such Underwritten Shelf Takedown will be deemed not to have been in effect and will not count as an Underwritten Shelf Takedown for purposes of the limitations in this Section 1(f)(i). Notwithstanding anything herein to the contrary, a registration will not be deemed to have been effected unless (i) it has been declared effective by the Commission or has otherwise become effective under the Securities Act, or (ii) it has been filed with the Commission but abandoned or withdrawn at the request of the Demand Holder prior to effectiveness, other than an abandonment or withdrawal requested because of: (A) the stock price of the Company’s Common Stock falling 15% or more since the delivery of a request for registration (provided that such registration shall be deemed to have been effected, unless the Holders participating in the registration reimburse the Company for Registration Expenses incurred or payable by the Company up until the receipt of notice of an abandonment or withdrawal pursuant to this clause (A) and for the withdrawal of the registration statement), (B) the delivery of a postponement notice by the Company pursuant to the Suspension Period, (C) a material adverse change in the Company’s and its Subsidiaries’ prospects, business, operations, properties, assets, liabilities, financial condition or results of operations, taken as a whole, which became known to the Holders or the public after the delivery of a request for registration pursuant to a Demand, or (D) the discovery of materially adverse, non-public information concerning the Company and its subsidiaries, taken as a whole.

(ii) Upon written notice to the Holders of Registrable Securities, the Company shall be entitled to suspend, for a period of time, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference (1) during any Scheduled Black-Out Period or (2) if the board of directors, chief executive officer or chief financial officer of the Company determines in its reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading (each, a “Suspension Period”) provided, that (A) there are no more than two (2) Suspension Periods in any 12-month period, (B) the total duration of all Suspension Periods in any 12-month period may not exceed 90 days and (C) the Company shall use its good faith efforts to amend the

Registration Statement and/or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable unless, the Company determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Company with respect to any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction or any negotiations, discussions or pending proposals with respect thereto.

(g) Piggyback Registration Rights.

(i) Subject to the rights of parties to the Existing Registration Rights Agreement, in the event that the Company proposes to register any of its Securities or any other equity securities under the Securities Act in connection with an underwritten offering solely for cash (each, a “Piggyback Takedown”), it shall at each such time give prompt written notice (the “Piggyback Notice”) to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an Underwritten Shelf Takedown, such notice shall be sent not less than ten (10) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a Registration Statement that is not a Shelf, such notice shall be given not less than ten (10) Business Days prior to the expected date of filing of such Registration Statement. Upon the written request of any Holder made within seven (7) Business Days after receipt of the Piggyback Notice by such Holder (which request shall specify the number of Registrable Securities intended to be disposed of and the intended method of disposition of such Registrable Securities), subject to the other provisions of this Agreement, the Company shall include in such Piggyback Takedown all Registrable Securities (of the same class of Securities as is proposed to be registered in the Piggyback Takedown) which the Company has been so requested to register; provided that the Company shall only be required to effect such registration with respect to any Holder if the Demand Holder has made a written request of the Company to effect a registration of Registrable Securities in accordance with this sentence. Notwithstanding the foregoing, in the event that the Piggyback Takedown is a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used, the first two time periods references in this sub-paragraph shall be reduced to five (5) Business Days and the third time period shall be reduced to (2) days. Notwithstanding anything to the contrary contained in this Section 1(g), the Company shall not be required to proceed with any Piggyback Takedown incidental to the registration of any of its securities on Forms S-4 or S-8 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans) or any other form that would not be available for registration of Registrable Securities.

(ii) Determination Not to Effect Registration. If at any time after giving such Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration the Company shall decide not to proceed with any Piggyback Takedown, the Company may, at its election, give written notice of such determination to the selling Holders and thereupon the Company shall be relieved of its obligation to proceed with any Piggyback Takedown, without prejudice, however, to the right of the Demand Holder (or any Person to whom a Demand Holder has transferred Registrable Securities) together with the right to participate in the exercise of Demands pursuant to Section 1(d) and/or participate in a Piggyback Takedown, immediately to request that such registration be effected as a registration under Section 1 to the extent permitted thereunder.

(iii) Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is to be a primary underwritten registration on behalf of the Company, and the lead underwriter or managing underwriter advises the Company in writing (with a copy to each Person participating in such Piggyback Takedown) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in such offering without being likely to have an adverse effect upon the price, timing, marketing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, the Company shall include in such Piggyback Takedown the number of Registrable Securities which can be sold in the following order of priority: (a) first, all Company Held Securities; (b) second, the Registrable Securities requested to be included in such Piggyback Takedown pursuant to this Section 1(g) and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata among the respective Holders of such Registrable Securities on the basis of the number of Registrable Securities held by such Holder; and (c) third, Other Securities requested to be included in such Piggyback Takedown pursuant to this Section 1(g) and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Other Securities owned by the Persons requesting to be included in such Piggyback Takedown.

(iv) Priority in Secondary Piggyback Takedowns. If a Piggyback Takedown is to be an underwritten registration other than on behalf of the Company, and the lead underwriter or managing underwriter advises the Persons participating in such Piggyback Takedown (with a copy to the Company) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in such offering without being likely to have an adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, the Company shall include in such Piggyback Takedown the number of Registrable Securities which can be sold in the following order of priority: (A) first, the Registrable Securities requested to be included in such Piggyback Takedown by the Holders, which in the opinion of the managing underwriter can be sold in an orderly manner within the price range of such Piggyback Takedown, pro rata among the respective Holders of such Registrable Securities on the basis of the total number of Registrable Securities held by each such Holder; (B) second, Other Securities (other than Company Held Securities) that are requested to be included in such Piggyback Takedown pursuant to this Section 1(g) and the terms of any other registration rights agreement to which the Company is a party that can be sold without having the adverse effect referred to above, pro rata on the basis of the relative number of such Other Securities owned by the Persons seeking to be included in such Piggyback Takedown; and (C) third, Company Held Securities.

(h) Selection of Underwriters. The Holders of a majority of the Registrable Securities requested to be included in an Underwritten Shelf Takedown shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable, nationally recognized investment banks), subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(i) Automatic Shelf Registration. If, at any time after the filing of an Automatic Shelf Registration Statement by the Company, the Automatic Shelf Registration Statement becomes unuseable by the Holders to sell their Registrable Securities because the Company was but is no longer a Well Known Seasoned Issuer (the “Determination Date”), the Company shall, within 10 Business Days after such Determination Date, (A) give written notice thereof to all of the Holders and (B) file a Registration Statement on an appropriate form (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the Registrable Securities, and use its reasonable best efforts to have such Registration Statement declared effective as promptly as practicable after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell their Registrable Securities. If, following the Determination Date, the Company is required hereunder to file an additional Registration Statement or amendment thereto, and the Company has resumed its status as a Well Known Seasoned Issuer, the Company shall use an Automatic Shelf Registration Statement to register the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable and to cause such Automatic Shelf Registration Statement to remain effective thereafter until the date on which all Registrable Securities have been sold pursuant to the Automatic Shelf Registration Statement or have otherwise ceased to be Registrable Securities. The Company shall give written notice of filing such Automatic Shelf Registration Statement to all of the Holders as promptly as practicable thereafter.

(j) Other Registration Rights. The Company shall not grant to any Person the right (other than as set forth herein and except with respect to registrations on Form S-8 and with respect to registrations on Form S-4 (or any successor forms thereto)), to request the Company to register any securities of the Company, except such rights that do not adversely affect the rights or priorities of the Holders of Registrable Securities set forth herein.

Section 2. Holdback Agreements.

(a) Holders of Registrable Securities. In connection with any Underwritten Shelf Takedown or other underwritten public offering of equity securities by the Company (a “Company Underwritten Offering”), if requested by the managing underwriter for such offering, each Holder who Beneficially Owns 5% or more of the outstanding Common Stock and any other Holder participating in such offering agrees to enter into a lock-up agreement containing customary restrictions on transfers of equity securities of the Company (except with respect to such securities as are proposed to be offered pursuant to the Underwritten Shelf Takedown or underwritten public equity offering) or any securities convertible into or exchangeable or exercisable for such securities, without the prior written consent from the Company, during a period specified by the managing underwriter not to exceed seven days prior to and not to exceed 90 days following the date of pricing of such Underwritten Shelf Takedown (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Lock-Up Period”); provided, that the Holders shall not be subject to the provisions hereof unless the Company’s directors and executive officers shall have signed, and Holders who Beneficially Own 5% or more of the outstanding Common Stock and any other Holders participating in such offering shall have been requested by the managing underwriter to sign lock-up agreements containing substantially similar terms and if any such Person shall be subject to a shorter lock-up period, receives more advantageous terms relating to the Lock-Up Period or receives a waiver of its lock-up period from the Company or an underwriter, then the Lock-Up Period shall be such shorter period, on such more advantageous terms and shall receive the benefit of such waiver; provided, further, that nothing herein will prevent (i)(a) any Holder that is a partnership, limited liability company, corporation, trust or similar Person from making a distribution of Registrable Securities to its partners, members, stockholders, beneficiaries or similar Persons, (b) the transfer by a Holder that is an investment advisor managing a separately managed account to the owner of the separately managed account, or (c) a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 2(a), (ii) the exercise, exchange or conversion of any security exercisable or exchangeable for, or convertible into, Common Stock, provided the Common Stock issued upon such exercise or conversion shall be subject to the restrictions set forth in this Section 2(a), or (iii) any Holder from continuing market-making or other trading activities as a broker-dealer in the ordinary course of business; provided, further, that there shall be a period of at least 30 days between the end of any Lock-Up Period and the pricing date of any subsequent Company Underwritten Offering. If requested by the managing underwriter, each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant Underwritten Shelf Takedown shall be third party beneficiaries of this Section 2(a). The provisions of this Section 2(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

(b) The Company. In connection with any Underwritten Shelf Takedown by a Holder pursuant to this Agreement, if requested by the managing underwriter for such offering, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other executive or employee benefit or compensation plans), during a period specified by the managing underwriter not to exceed seven days prior to and not to exceed 90 days following the date of pricing of such Underwritten Shelf Takedown (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Company Lock-Up Period”); provided, further that there shall be a period of at least 30 days between the end of any Company Lock-Up Period and the pricing date of any subsequent Underwritten Shelf Takedown.

Section 3. Company Undertakings. Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a) before filing a Registration Statement or Prospectus, any amendments or supplements thereto or any Issuer Free Writing Prospectus, at the Company’s expense, furnish to counsel to the Holders copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by the Holders and provide a reasonable opportunity for review and comment on such documents by counsel to the Holders;

(b) use its commercially reasonable efforts to become a Well Known Seasoned Issuer (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) prior to five years after the Closing Date, and to remain a Well Known Seasoned Issuer thereafter;

(c) notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the date on which all Registrable Securities have been sold pursuant to the Registration Statement or have otherwise ceased to be Registrable, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(d) refrain from naming any Holder as an underwriter in a registration statement, without first obtaining such Holder’s written consent;

(e) furnish to each seller of Registrable Securities, and the managing underwriters (if any), without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any Issuer Free Writing Prospectus)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters (if any) may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer;

(f) (i) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) keep such registration or qualification in effect for so long as the applicable Registration Statement remains in effect, and (iii) use its commercially reasonable efforts to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction);

(g) notify each seller of such Registrable Securities, counsel to the Holders and the managing underwriters (if any) (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (A) promptly upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 1(e)(ii) hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, counsel to the Holders and the managing underwriters (if any) and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (B) promptly if the Company becomes aware of any request by the Commission or any Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (C) promptly if the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities (and use its commercially reasonable efforts to obtain the lifting of any such stop order as soon as reasonably practicable) or (D) promptly upon the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each such Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus Supplement or any post-effective amendment thereto has become effective;

(h) use its commercially reasonable efforts to cause all such Registrable Securities (i) if the Registrable Securities are then listed on a securities exchange, to continue to be so listed, (ii) if the Registrable Securities are not then listed on a securities exchange, to, as promptly as practicable be listed on the NYSE or NASDAQ (or any other national securities exchange), and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities;

(i) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities no later than the effective date of the applicable Registration Statement;

(j) enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take such other actions as may be reasonably requested by the selling Holders or the managing underwriter, if any, to complete the offer for sale or disposition of the Registrable Securities;

(k) (A) subject to each selling Holder to whom a “comfort” letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company (if so requested) in form and substance reasonably satisfactory to such accountants, use its commercially reasonable efforts to obtain customary “comfort” letters from such accountants (to the extent deliverable in accordance with their professional standards) addressed to such selling Holder (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants) and the managing underwriter, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with underwritten offerings; (B) use its commercially reasonable efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriter, if any) and updates thereof covering matters customarily covered in opinions of counsel in connection with underwritten offerings, addressed to each selling Holder and the managing underwriter, if any, provided, that the delivery of any “10b-5 statement” may be conditioned on the prior or concurrent delivery of a “comfort” letter pursuant to subsection (A) above; and (C) provide officers’ certificates and other customary closing documents customarily delivered in connection with underwritten offerings and reasonably requested by the managing underwriter, if any; provided, that the Company shall only be required to comply with this clause (k) in connection with an Underwritten Shelf Takedown or Piggyback Takedown;

(l) provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and other informational meetings organized by the underwriters, if any, (provided that such cooperation does not unreasonably interfere with the operation of the business of the Company) with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;

(m) upon reasonable notice and during normal business hours, make available for inspection and copying by any Holder of Registrable Securities, counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement or Underwritten Shelf Takedown, and any underwriter’s counsel, as applicable, all financial and other records and pertinent corporate documents of the Company that are reasonably requested, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by any such Holder, counsel to the Holders, underwriter or underwriter’s counsel in connection with such Registration Statement or Underwritten Shelf Takedown, as applicable;

(n) permit any Holder of Registrable Securities, counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus Supplements relating to a Underwritten Shelf Takedown, if applicable;

(o) in the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date;

(p) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of a majority of the Registrable Securities that are being sold pursuant to such Free Writing Prospectus, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to the Holders; provided, however, the Company shall not be responsible or liable for any breach by a Holder that has not obtained the prior written consent of the Company pursuant to Section 11(o);

(q) provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities;

(r) promptly notify in writing the Holders, the sales or placement agent, if any, therefor and the managing underwriters (if any) of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to any such Registration Statement or any post-effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(s) (i) prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus Supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any Federal or state governmental authority;

(t) provide officers’ certificates and other customary closing documents;

(u) cooperate with each Holder of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA;

(v) within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby);

(w) if requested by any participating Holder of Registrable Securities or the managing underwriters (if any), promptly include in a Prospectus Supplement, Free Writing Prospectus or amendment such information as the Holder or managing underwriters (if any) may reasonably request relating to the intended method of distribution of such securities, and make all required filings of such Prospectus Supplement, Free Writing Prospectus or amendment as soon as reasonably practicable after the Company has received such request;

(x) in the case of certificated Registrable Securities, if any, cooperate with the participating Holders of Registrable Securities and the managing underwriters (if any) to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations satisfactory to the Company from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters (if any) may reasonably request at least two Business Days prior to any sale of Registrable Securities; and use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby; and

(y) use its reasonable best efforts to take all other actions necessary or customarily taken by issuers to effect the registration of and its commercially reasonable efforts to take all other actions necessary to effect the sale of, the Registrable Securities contemplated hereby.

Section 4. Registration Expenses. All Registration Expenses shall be borne by the Company. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.

Section 5. Indemnification; Contribution.

(a) The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, the Affiliates, directors, officers, employees, members, managers and agents of each such Holder and each Person who controls any such Holder within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, expenses and actions to which they or any of them may become subject insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement (in light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such loss, claim, damage, liability or expense arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Holder specifically for inclusion therein including, without limitation, any notice and questionnaire, or (ii) out of sales of Registrable Securities made during a Suspension Period after notice is given pursuant to Section 1(f)(ii) hereof. This indemnity clause will be in addition to any liability which the Company may otherwise have.

(b) Each Holder severally (and not jointly) agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages or liabilities to which they or any of them may become subject insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Holder Free Writing Prospectus, preliminary, final or summary Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion therein, including, without limitation, any notice and questionnaire; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 5(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder in the offering to which such Registration Statement, Disclosure Package, Prospectus or Holder Free Writing Prospectus relates. This indemnity clause will be in addition to any liability which any such Holder may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above except to the extent such action and such failure materially prejudices the indemnifying party; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, except as provided in the next sentence, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the indemnifying party’s rights in the prior sentence, the indemnified party shall have the right to employ its own counsel (and one local counsel), but the indemnified party shall bear the reasonable fees, costs and expenses of such separate counsel unless (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would be inappropriate due to a conflict of interest in the reasonable judgment of the indemnified party; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties unless the use of only one firm of attorneys would be inappropriate due to a conflict of interest in the reasonable judgment of the indemnified party. An indemnifying party shall not be liable under this Section 5 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to in writing by such indemnifying party, which consent shall not be unreasonably withheld or delayed. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement or compromise if any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement or compromise (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, (ii) does not involve the imposition of equitable remedies or the imposition of any obligations on such indemnified party, and does not otherwise adversely affect such indemnified party, other than as a result of the imposition of financial obligations for which such indemnified party will be indemnified hereunder and (iii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in Section 5(a) or Section 5(b) above is held by a court of competent jurisdiction to be unavailable to or insufficient to hold harmless an indemnified party with respect to any loss, claim, damage, liability, expense or action referred to herein, then each applicable indemnifying party agrees to contribute to the aggregate losses, claims, damages and liabilities (including, without limitation, legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, “Losses”) to which such indemnifying party may be subject in such proportion as is appropriate to reflect the relative benefits received from the offering of the Securities, as applicable, and relative fault of the indemnifying party on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefit received by the Company shall be deemed to be equal to the total value received or proposed to be received (after deducting expenses) by the Company pursuant to the sale of Securities in an offering, if any. The relative benefit received by the Holders shall be deemed to be equal to the total value received or proposed to be received (after deducting expenses) by the Holders of Securities in an offering, if any. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation (even if the Holders of Registrable Securities or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5(d), no Person guilty of fraud or fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraud or fraudulent misrepresentation. For purposes of this Section 5, each Person who controls any Holder of Registrable Securities, agent or underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of any such Holder, agent or underwriter shall have the same rights to contribution as such Holder, agent or underwriter, and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5(d).

(e) The provisions of this Section 5 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 5, and will survive the transfer of Registrable Securities.

Section 6. Participation in Underwritten Offering/Sale of Registrable Securities.

(a) It shall be a condition precedent to the obligations of the Company to include Registrable Securities of any Holder in any Registration Statement or Prospectus, as the case may be, that such Holder shall timely furnish to the Company (as a condition precedent to such Holder’s participation in such registration) its Selling Holder Information in accordance with the terms hereof. Each selling Holder shall timely provide the Company with such information as may be reasonably requested to enable the Company to prepare a supplement or post-effective amendment to any Shelf Registration or a supplement to any Prospectus relating to such Shelf Registration.

(b) No Person may participate in any underwritten offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form entered into pursuant to this Agreement and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

(c) Each Person that has securities registered on a Registration Statement filed hereunder agrees that, upon receipt of any notice contemplated in Section 1(f)(ii), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the applicable Registration Statement.

Section 7. Private Sale and Legends. (a) Except as provided in Section 2, the Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private sale or other transaction which is not registered pursuant to the Securities Act.

(b) At the request of a Holder and to the extent the Registrable Securities are subject to a restrictive legend, whether such securities are certificated or held in book-entry form,

the Company shall remove from each certificate evidencing Registrable Securities, any legend if the Company is reasonably satisfied (based upon an opinion of counsel or, in the case of a Holder that is not an Affiliate of the Company proposing to transfer such securities pursuant to Rule 144(b)(1) of the Securities Act, other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act.

(c) If any Holder seeks to effect an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will, subject to applicable laws, cooperate in good faith with such Holder and the Company’s transfer agent to effect such in-kind distribution in a manner reasonable requested by the Holder.

Section 8. Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company covenants that it will (i) use its reasonable best efforts to file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (x) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (y) any other rules or regulations now existing or hereafter adopted by the Commission.

Section 9. Transfer of Registration Rights. The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (a) such transferee or assignee, together with its Affiliates, will Beneficially Own Common Stock representing at least 5% of the then outstanding Securities (measured on an as-converted/exercised basis); (b) such transfer or assignment is effected in accordance with applicable securities laws; (c) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by delivering to the Company a duly executed joinder agreement in the form attached hereto as Exhibit B; and (d) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned. Promptly following receipt by the Company of such written notice, the Company shall make any necessary filing to name transferee or assignee as a selling shareholder in any Registration Statement.

Section 10. Amendment, Modification and Waivers; Further Assurances.

(a) Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the

Company and the Holders holding at least fifty percent (50%) of the Registrable Securities then issued and outstanding; provided that in the event that such amendment, modification, supplement, waiver or consent would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.

(b) Effect of Waiver. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure of any party to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision hereof and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

(c) Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 11. Miscellaneous; Remedies; Specific Performance.

(a) Specific Performance. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such party or that such party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the parties admit). The parties hereto further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

(b) Successors and Assigns. Except as provided in Sections 7 and 9, neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except an assignment by any Holder, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity that is the survivor of such merger or consolidation or the purchaser in such sale.

(c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of this Agreement.

(d) Existing Registration Rights Agreement. Nothing in this Agreement is intended to, and the provisions of this Agreement shall be interpreted and applied so as not to, adversely affect the rights and priorities of the holders of securities under the Existing Registration Rights Agreement.

(e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(f) Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include,” “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation.” The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

(g) Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied or sent by facsimile to the recipient, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any Holder of Registrable Securities at the address set forth on the signature page hereto, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. The Company’s address is:

[—]

with copies (which shall not constitute notice) to:

[—]

If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(i) Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or, thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(j) Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12(j) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(k) Arm’s-Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

(l) Sophisticated Parties; Advice of Counsel. Each of the parties to this Agreement specifically acknowledges that (i) it is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement and (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

(m) Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(n) Attorneys’ Fees. In the event of litigation or other proceedings in connection with or related to this Agreement, the prevailing party in such litigation or proceeding shall be entitled to reimbursement from the opposing party of all reasonable expenses, including, without limitation, reasonable attorneys’ fees and expenses of investigation in connection with such litigation or proceeding.

(o) Free Writing Prospectus Consent. No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(p) No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

(q) Termination. The obligations of the Company and of any Holder, other than those obligations contained in Section 5, shall terminate with respect to the Company and such Holder as soon as such Holder no longer holds any Registrable Securities.

(r) No Third-Party Beneficiaries or Other Right. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder or any remedies hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto; provided, however, that the Affiliates, directors, officers, employees, members, managers and agents of each indemnified party and each Person who controls any such indemnified party within the meaning of either the Securities Act or the Exchange Act are intended third-party beneficiaries of Section 5 and shall have the right, power, and authority to enforce the provisions thereof as though they were a party hereto.

Section 12. Definitions.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person.

“Agreement” has the meaning specified in the first paragraph hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Beneficial Ownership” and terms of similar import shall be as defined under and determined pursuant to Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Common Stock” has the meaning specified in the recitals.

“Company” has the meaning specified in the first paragraph hereof.

“Company Held Securities” means Other Securities sought to be included in a registration for the Company’s account.

“Company Lock-Up Period” has the meaning specified in Section 2(b).

“Company Notice” has the meaning specified in Section 1(d).

“Company Underwritten Offering” has the meaning specified in Section 2(a).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Demand” has the meaning specified in Section 1(d).

“Demand Holder” has the meaning specified in Section 1(d).

“Demand Notice” has the meaning specified in Section 1(d).

“Determination Date” has the meaning specified in Section 1(i).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated August 6, 2012, among Knight Capital Group, Inc. and the purchasers of Series A Perpetual Convertible Preferred Stock, as such agreement is in effect on December 18, 2012.

“Filing Date” has the meaning specified in Section 1.1(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1” means such form under the Securities Act, as amended from time to time by the Commission.

“Form S-3” means such form under the Securities Act, as amended from time to time by the Commission.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“GETCO” has the meaning specified in the recitals.

“Holder” and “Holders” have the meanings specified in the first paragraph hereof.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Initial Questionnaire Date” has the meaning specified in Section 1(a).

“Initial Shelf Effective Date” has the meaning specified in Section 1(a).

“Issuer Free Writing Prospectus” means an “issuer free writing prospectus” under Rule 433 promulgated under the Securities Act.

“Lock-Up Period” has the meaning specified in Section 2(a).

“Losses” has the meaning specified in Section 5(d).

“Merger Agreement” has the meaning specified in the recitals.

“Mergers” has the meaning set forth in the recitals.

“NASDAQ” means The NASDAQ Stock Market.

“Non-Underwritten Shelf Takedown” has the meaning specified in Section 1(c).

“NYSE” means the New York Stock Exchange.

“Other Securities” means securities of the Company sought to be included in a registration other than Registrable Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Piggyback Notice” has the meaning specified in Section 1(g)(i).

“Piggyback Takedown” has the meaning specified in Section 1(g)(i).

“Prospectus” means the prospectus used in connection with a Registration Statement and any amendments or supplements thereto.

“Prospectus Supplement” mean any supplement to any Prospectus used in connection with a Registration Statement.

“Registrable Securities” means, at any time, (i) the Securities and (ii) any shares of Common Stock issued upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the exercise of any securities paid, issued or distributed in respect of any such Common Stock by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise and excluding shares of Common Stock acquired after the Closing Date; provided, however, that, as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (w) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (x) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; (y) with respect to the Registrable Securities held by any Holder, any time that such Holder, together with its Affiliates, Beneficially Owns Registrable Securities representing less than 5% of the then outstanding Securities (as measured on an as converted basis) and is permitted to sell such Registrable Securities under Rule 144(b)(1); and (z) the date on which such securities cease to be outstanding. For the purposes of this Agreement, a Holder shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitation upon the exercise of such right), whether or not such acquisition has been effected.

“Registration Expenses” means all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of Registrable Securities in compliance with this Agreement, including, without limitation, (i) Commission, stock exchange, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable

Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE or NASDAQ (or any other national securities exchange) or the quotation of Registrable Securities on any inter-dealer quotation system, (vi) the fees and expenses incurred by the Company in connection with any road show for underwritten offerings and (vii) reasonable fees, charges and disbursements of counsel to the Holders, including, for the avoidance of doubt, any expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement, Prospectus or Free Writing Prospectus hereunder; provided that Registration Expenses shall only include the fees and expenses of one counsel to the Holders (and one local counsel per jurisdiction) with respect to any offering.

“Registration Statement” means any registration statement filed hereunder.

“Scheduled Black-out Period” means the period from and including the fifteenth calendar day preceding the last day of a fiscal quarter of the Company to and ending at the start of the second Business Day after the day on which the Company publicly releases its earnings for such fiscal quarter.

“Securities” has the meaning specified in the recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means the underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all Registrable Securities registered by the Holders and legal expenses not included within the definition of Registration Expenses.

“Selling Holder Information” has the meaning specified in Section 1(a).

“Shelf” has the meaning specified in Section 1(a).

“Shelf Registration Statement” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Suspension Period” has the meaning specified in Section 1(f)(ii).

“Underwritten Shelf Takedown” has the meaning specified in Section 1(b).

“Warrants” has the meaning specified in the recitals.

“Warrant Agreement” has the meaning specified in the recitals.

“Well Known Seasoned Issuer” means a “well known seasoned issuer” under Rule 405 promulgated under the Securities Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[NEWCO]

By:
Name:
Title:

STEPHEN SCHULER

By:
Name:
Title:

Address for Notices:
[—]

Facsimile:
Attention:

DANIEL TIERNEY

By:
Name:
Title:

Address for Notices:
[—]

Facsimile:
Attention:

GA-GTCO INTERHOLDCO, LLC

By:
Name:
Title:

Address for Notices:
[—]

Facsimile:
Attention:

EXECUTION VERSION

EXHIBIT A

FORM OF NOTICE AND ELIGIBLE HOLDER INFORMATION QUESTIONNAIRE

The undersigned beneficial owner of securities of [NEWCO], a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “SEC”) one or more registration statements (collectively, the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of [—], 2013 (the “Effective Date”), by and among the Company and each of the other Persons signatory thereto. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling securityholder in the Registration Statement and the related prospectus, as the case may be. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as an Eligible Holder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Eligible Holder”) of Registrable Securities hereby elects to include some or all of the Registrable Securities owned by it in the Registration Statement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus and deliver a prospectus to each purchaser of Registrable Securities.

If you wish to include Registrable Securities beneficially owned by you in the Registration Statement (or a supplement or amendment thereto), you must complete, sign and deliver this Notice of Registration Statement and Eligible Holder Information Questionnaire (“Notice and Questionnaire”) to the Company at the address set forth herein on or prior to 5:00 pm New York Time on [—], 201[—] (the “Initial Questionnaire Date”). If you do not manage to deliver the Notice and Questionnaire by the Initial Questionnaire Date, you may deliver the Notice and Questionnaire by 5:00 pm New York Time on [—], 201[—] for inclusion of the Registrable Securities beneficially owned by you in a Prospectus Supplement to be filed on [—], 201[—].

COMPLETED NOTICE AND QUESTIONNAIRE

PLEASE SEND BY PDF A COPY OF THE COMPLETED AND

EXECUTED NOTICE AND QUESTIONNAIRE TO: [—] WITH A COPY TO: [—].

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name and Security Ownership

(a)	Full legal name of each registered holder of Registrable Securities and number of Registrable Securities held:

Name	Number of Registrable Securities

(b)	Full legal name of each registered holder of any other securities of the Company and number of such securities held:

Name	Number of Other Securities

2.	Securities To Be Included In the Registration Statement

(a)	Do you wish to include in the registration statement all of the Registrable Securities listed in item 1(a) above?

Yes  ☐             No  ☐

(b)	If your answer to item 2(a) above is “no,” please specify below the number of shares that you wish to include:

Name	Number of Registrable Securities

3.	Beneficial Ownership of Securities of the Company Owned by the Eligible Holder(s)

“Beneficial ownership” is determined according to rules of the SEC. Securities are “beneficially owned” by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or, (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The definition of beneficial ownership often requires disclosure of the individual or groups of individuals who have or share voting or investment power over the shares in question.

Please describe below or attach as a separate sheet a detailed description of the beneficial ownership of the Registrable Securities and any other securities of the Company held by the Eligible Holder. We recommend that you consult with your own securities law counsel as some or all of the description below will be included in the Registration Statement. You should also indicate clearly whether one or more of the beneficial owners disclaims beneficial ownership except to the extent of his, her or its pecuniary interest in the securities. Exhibit A hereto provides a typical example of beneficial ownership disclosure.

4.	Relationships with the Company:

Except as set forth below, the undersigned has not held any position or office or had any other material relationship with the Company (or its predecessors or affiliates) during the past three (3) years.

State any exceptions here:

5.	Broker-Dealer Status:

(a)	Is any Eligible Holder a broker-dealer?

Yes  ☐            No  ☐

(b)	If the answer is “yes” to Section 5(a) above, did such Eligible Holder receive the Registrable Securities as compensation for investment banking services to the Company?

Yes  ☐             No  ☐

Note: If the answer is “no” to this Section 5(b), the SEC’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Is any Eligible Holder an affiliate of a broker-dealer?

Yes  ☐            No  ☐

(d)	If any of the Eligible Holders is an affiliate of a broker-dealer, do you certify that such Eligible Holder purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes  ☐             No  ☐

Note: If the answer is “no” to this Section 5(d), the SEC’s staff has indicated that the Eligible Holder should be identified as an underwriter in the Registration Statement.

Please provide any further information here:

6.	Address for Notices to Selling Holder:

Contact Person:

Contact Person Email Address:

Telephone:

Fax:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items one (1) through five (5) and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto, as the case may be. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Beneficial Owner(s):

By:
Name:
Title:

Date:

EXHIBIT B

FORM OF JOINDER AGREEMENT

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of [—], 2013 (as such agreement may have been or may be amended from time to time) (the “Registration Rights Agreement”), by and among [NEWCO], a Delaware corporation (the “Company”), each of the other parties signatory thereto and any other parties identified on the signature pages of any joinder agreements substantially similar to this joinder agreement executed and delivered pursuant to Section 10 of the Registration Rights Agreement. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Registration Rights Agreement.

In consideration of the transfer to the undersigned of Registrable Securities of the Company, the undersigned represents that it is a transferee of [insert name of transferor] and agrees that, as of the date written below, the undersigned shall become a party to the Registration Rights Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto.

[SIGNATURE PAGE FOLLOWS]

[—]

By:
Name:
Title:

Address for Notices:
[—]

Facsimile:
Attention:

[—]

By:
Name:
Title:

Address for Notices:
[—]

Facsimile:
Attention: